Exhibit 99.1

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations includes forward-looking statements. We have based these forward-looking statements on our current plans, expectations and beliefs about future events. In light of the risks, uncertainties and assumptions discussed under Item 1A. “Risk Factors” of this Annual Report on Form 10-K and other factors discussed in this section, there are risks that our actual experience will differ materially from the expectations and beliefs reflected in the forward-looking statements in this section and throughout this report. For more information regarding what constitutes a forward-looking statement, please refer to Item 1A. “Risk Factors.”

The Corporation, headquartered in Charlotte, North Carolina, operates in 29 states, the District of Columbia and 44 foreign countries. The Corporation provides a diversified range of banking and nonbanking financial services and products domestically and internationally through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management.

At December 31, 2005, we had $1.3 trillion in assets and approximately 177,000 full-time equivalent employees. Notes to Consolidated Financial Statements referred to in Management’s Discussion and Analysis of Results of Operations and Financial Condition are incorporated by reference into Management’s Discussion and Analysis of Results of Operations and Financial Condition. Certain prior period amounts have been reclassified to conform to current period presentation.

Restatement

As discussed in Notes 1 and 23 of the Consolidated Financial Statements, we are restating our historical financial statements for the years 2004 and 2003, for the quarters in 2005 and 2004, and other selected financial data for the years 2002 and 2001 (see Tables 2 and 3 on pages 12 and 14 for the restatements of Five-Year Summary of Selected Financial Data, and Supplemental Financial Data and Reconciliations to GAAP Financial Measures). These restatements and resulting revisions relate to the accounting treatment for certain derivative transactions under the Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities, as amended” (SFAS 133). The Corporation is presenting this restatement in its 2005 Annual Report on Form 10-K.

The Corporation uses interest rate contracts and foreign exchange contracts in its Asset and Liability Management (ALM) activities. Use of such derivatives enables us to minimize significant fluctuations in earnings caused by interest rate and currency rate volatility. The Corporation had applied hedge accounting for certain derivative transactions that we believe met the requirements of SFAS 133. The application of hedge accounting produced financial statement results that were consistent with the economics of these transactions and our risk management activities. Hedge accounting reduces volatility in earnings by counterbalancing the changes in the hedged item and the derivative. As a result of a recent interpretation on the “shortcut” method for derivative instruments under SFAS 133, the Corporation undertook a review of all hedge accounting transactions, which was completed in the first quarter of 2006. Based on the review, we determined that certain hedges did not meet the requirements of SFAS 133. Since we could not apply hedge accounting for those transactions, the derivative transactions have been marked to market through our Consolidated Statement of Income with no related offset for hedge accounting. Accordingly, changes in interest rates and currency rates which impact the fair value of derivative instruments have had a direct impact on our Net Income.

The following tables set forth the effect of the adjustments described above on Net Income for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and for the quarterly periods in 2005 and 2004. Although the year and fourth quarter of 2005 are not restated, this information was previously provided in the Corporation’s current report on Form 8-K filed on January 23, 2006, and therefore, is included as part of the restatement information.

Increase (Decrease) in Net Income(1)

	Year Ended December 31
(Dollars in millions)	2005(2)	2004	2003	2002	2001
As Previously Reported Net income	$16,886	$14,143	$10,810	$9,249	$6,792

Internal fair value hedges	(271)	(190)	(144)	406	226
Internal cash flow hedges	25	(281)	104	(176)	424
Other, net	(175)	275	(9)	74	57

Total adjustment	(421)	(196)	(49)	304	707

Restated Net income	$16,465	$13,947	$10,762	$9,553	$7,499
Percent change	(2.5)%	(1.4)%	(0.5)%	3.3%	10.4%

(1)	For presentation purposes, certain numbers have been rounded.
(2)	The Corporation provided unaudited financial information relating to 2005 in its current report on Form 8-K filed on January 23, 2006.

Increase (Decrease) in Quarterly Net Income(1, 2)

	2005				2004
(Dollars in millions)	Fourth(3)	Third	Second	First	Fourth	Third	Second	First
As Previously Reported Net income	$3,768	$4,127	$4,296	$4,695	$3,849	$3,764	$3,849	$2,681

Internal fair value hedges	(74)	(148)	130	(179)	(76)	157	(435)	164
Internal cash flow hedges	(43)	(29)	125	(28)	18	(111)	146	(334)
Other, net	(77)	(108)	106	(95)	65	293	(219)	137

Total adjustment	(194)	(285)	361	(302)	7	339	(508)	(33)

Restated Net income	$3,574	$3,841	$4,657	$4,393	$3,855	$4,103	$3,341	$2,648
Percent change	(5.1)%	(6.9)%	8.4%	(6.4)%	0.2%	9.0%	(13.2)%	(1.2)%

(1)	See Note 23 of the Consolidated Financial Statements for Restatement of Quarterly Financial Statements (unaudited).
(2)	For presentation purposes, certain numbers have been rounded.
(3)	The Corporation provided unaudited financial information relating to the fourth quarter of 2005 in its current report on Form 8-K filed on January 23, 2006.

During the first quarter of 2006, the Corporation terminated certain derivatives used as economic hedges as part of its ALM activities that did not qualify for SFAS 133 hedge accounting and entered into new derivative contracts to hedge certain of its exposures to changes in interest rates and foreign currency rates. These new contracts are designated in hedging relationships and meet the requirement for SFAS 133 hedge accounting. Prior to the termination of the economic hedges noted above, the changes in fair value of such contracts were recorded in Other Income and had a direct impact on Net Income. As a result, we estimate that Net Income will be reduced by approximately $0.03 per share in the first quarter of 2006.

Effects of the Restatement

The following tables set forth the effects of the restatement relating to derivative transactions on major caption items within our Consolidated Statement of Income for the years 2004 and 2003, and our Consolidated Balance Sheet as of December 31, 2004. Although the year and fourth quarter of 2005 are not restated, this information was previously provided in the Corporation’s current report on Form 8-K filed on January 23, 2006, and therefore, is included as part of the restatement information.

Bank of America Corporation and Subsidiaries

Consolidated Statement of Income

	Year Ended December 31
	2005		2004		2003
(Dollars in millions, except per share information)	As Previously Reported(1)	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Total interest income	$58,696	$58,626	$43,224	$42,953	$31,563	$31,172
Total interest expense	27,540	27,889	14,430	14,993	10,099	10,667
Net interest income	31,156	30,737	28,794	27,960	21,464	20,505

Total noninterest income	25,610	25,354	20,085	21,005	16,450	17,329
Total revenue	56,766	56,091	48,879	48,965	37,914	37,834
Gains on sales of debt securities	1,084	1,084	2,123	1,724	941	941

Income before income taxes	25,155	24,480	21,221	20,908	15,861	15,781
Income tax expense	8,269	8,015	7,078	6,961	5,051	5,019
Net income	$16,886	$16,465	$14,143	$13,947	$10,810	$10,762
Net income available to common shareholders	$16,868	$16,447	$14,127	$13,931	$10,806	$10,758

Per common share information
Earnings	$4.21	$4.10	$3.76	$3.71	$3.63	$3.62
Diluted earnings	$4.15	$4.04	$3.69	$3.64	$3.57	$3.55

(1)	The Corporation provided unaudited financial information relating to 2005 in its current report on Form 8-K filed on January 23, 2006.

The impact of the restatement on our Consolidated Statement of Income was to reverse previously applied hedge accounting for affected hedging relationships in the relevant periods. For derivative instruments previously accounted for as fair value hedges, the net accruals for the derivatives were recorded to Net Interest Income, and net changes in fair values of the derivative instruments as a result of changes in rates were recorded as basis adjustments to the hedged items, such as Loans and Leases, and Long-term Debt. As a result of the restatement, the previous accounting treatment was reversed (i.e., the net accruals recorded to Net Interest Income were reversed and there was no basis adjustment for the hedged items), and the total changes in the fair values of the derivative instruments including interest accrual settlements were recorded directly to Other Income. In addition, for derivative instruments that were previously accounted for as cash flow hedges, the Corporation recorded accruals from the derivative instruments to Net Interest Income and recorded net changes in the fair values of the derivatives, net-of-tax, to Accumulated Other Comprehensive Income (OCI). As a result of the restatement, the cash flow hedge effects were reversed from Accumulated OCI and Net Interest Income, and recorded in Other Income. Accordingly, Net Interest Income decreased $419 million, $834 million and $959 million for 2005, 2004 and 2003, respectively. Other Income decreased $256 million in 2005, and increased $920 million and $879 million in 2004 and 2003.

The change in Other Income (included in Total Noninterest Income) after the restatement adjustments was primarily due to the effects of changes in rates in each respective year on the fair values of derivative instruments used in the Corporation’s ALM activities. These derivative instruments were primarily comprised of receive fixed interest rate swaps, long futures and forward contracts, which generally increase in value when interest rates fall, and decrease in value when interest rates rise.

Gains on Sales of Debt Securities declined from the previously reported results by $399 million in the third quarter of 2004. The previously reported results did not recognize cash flow hedge losses upon sale of the underlying hedged securities. This cash flow hedge utilized a forward purchase agreement to hedge the variability in cash flows from the anticipated purchase of securities. The Corporation subsequently sold the related securities and did not previously reclassify the loss on the forward purchase agreement from Accumulated OCI into income.

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet

	December 31
	2005		2004
(Dollars in millions)	As Previously Reported(1)	Restated	As Previously Reported	Restated
Loans and leases, net of allowance for loan and lease losses	$565,737	$565,746	$513,211	$513,187
Total assets	1,291,795	1,291,803	1,110,457	1,110,432

Accrued expenses and other liabilities	31,749	31,938	41,243	41,590
Long-term debt	101,338	100,848	98,078	97,116
Total liabilities	1,190,571	1,190,270	1,010,812	1,010,197

Retained earnings	67,205	67,552	58,006	58,773
Accumulated other comprehensive income (loss)	(7,518)	(7,556)	(2,587)	(2,764)
Total shareholders’ equity	101,224	101,533	99,645	100,235
Total liabilities and shareholders’ equity	$1,291,795	$1,291,803	$1,110,457	$1,110,432

(1)	The Corporation provided unaudited financial information relating to 2005 in its current report on Form 8-K filed on January 23, 2006.

The impact of the restatement on our Consolidated Balance Sheet was to reverse fair value basis adjustments to items that previously qualified as fair value hedged items such as Loans and Leases, and Long-term Debt. Additionally, changes in the fair value of derivative instruments that previously qualified for cash flow hedge accounting were reversed from Accumulated OCI and recorded in income. Tax effects of these adjustments impacted Accrued Expenses and Other Liabilities. Accordingly, as of December 31, 2005 and 2004, this resulted in an increase of $9 million and a decrease of $24 million in Loans and Leases, an increase in Accrued Expenses and Other Liabilities of $189 million and $347 million, a decrease in Long-term Debt of $490 million and $962 million, an increase in Retained Earnings of $347 million and $767 million, and a decrease in Accumulated OCI of $38 million and $177 million.

The following tables set forth the effects of the restatement relating to derivative transactions on major caption items within our Consolidated Statement of Income and our Consolidated Balance Sheet for the quarters in 2005 and 2004. Although the year and fourth quarter of 2005 are not restated, this information was previously provided in the Corporation’s current report on Form 8-K filed on January 23, 2006, and therefore, is included as part of the restatement information.

See Note 23 of the Consolidated Financial Statements for restated quarterly financial statements.

Bank of America Corporation and Subsidiaries

Consolidated Statement of Income

	2005 Quarters
	Fourth		Third		Second		First
(Dollars in millions, except per share information)	As Previously Reported(1)	Restated	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Total interest income	$16,030	$16,018	$15,222	$15,205	$14,291	$14,267	$13,153	$13,136
Total interest expense	8,170	8,159	7,449	7,470	6,641	6,630	5,280	5,630
Net interest income	7,860	7,859	7,773	7,735	7,650	7,637	7,873	7,506

Total noninterest income	6,262	5,951	6,834	6,416	6,365	6,955	6,149	6,032
Total revenue	14,122	13,810	14,607	14,151	14,015	14,592	14,022	13,538
Gains on sales of debt securities	71	71	29	29	325	325	659	659

Income before income taxes	5,473	5,161	6,192	5,736	6,446	7,023	7,044	6,560
Income tax expense	1,705	1,587	2,065	1,895	2,150	2,366	2,349	2,167
Net income	$3,768	$3,574	$4,127	$3,841	$4,296	$4,657	$4,695	$4,393
Net income available to common shareholders	$3,764	$3,570	$4,122	$3,836	$4,292	$4,653	$4,690	$4,388

Per common share information
Earnings	$0.94	$0.89	$1.03	$0.96	$1.07	$1.16	$1.16	$1.09
Diluted earnings	$0.93	$0.88	$1.02	$0.95	$1.06	$1.14	$1.14	$1.07

(1)	The Corporation provided unaudited financial information relating to the fourth quarter of 2005 in its current report on Form 8-K filed on January 23, 2006.

Bank of America Corporation and Subsidiaries

Consolidated Statement of Income

	2004 Quarters
	Fourth		Third		Second		First
(Dollars in millions, except per share information)	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Total interest income	$12,195	$12,138	$11,487	$11,456	$10,990	$10,908	$8,552	$8,451
Total interest expense	4,448	4,588	3,822	3,941	3,409	3,542	2,751	2,922
Net interest income	7,747	7,550	7,665	7,515	7,581	7,366	5,801	5,529

Total noninterest income	5,966	6,174	4,922	6,012	5,467	4,870	3,730	3,949
Total revenue	13,713	13,724	12,587	13,527	13,048	12,236	9,531	9,478
Gains on sales of debt securities	101	101	732	333	795	795	495	495

Income before income taxes	5,775	5,786	5,648	6,189	5,826	5,014	3,972	3,919
Income tax expense	1,926	1,931	1,884	2,086	1,977	1,673	1,291	1,271
Net income	$3,849	$3,855	$3,764	$4,103	$3,849	$3,341	$2,681	$2,648
Net income available to common shareholders	$3,844	$3,850	$3,759	$4,098	$3,844	$3,336	$2,680	$2,647

Per common share information
Earnings	$0.95	$0.95	$0.93	$1.01	$0.95	$0.82	$0.93	$0.92
Diluted earnings	$0.94	$0.94	$0.91	$0.99	$0.93	$0.81	$0.91	$0.90

Net Income volatility from the third quarter of 2004 to the second quarter of 2005 was primarily driven by the impact of changes in interest rates on the fair value of derivative instruments which did not qualify for SFAS 133 hedge accounting treatment. As rates decreased in the third quarter of 2004 and the second quarter of 2005, the Corporation’s Net Income increased driven by increases in the fair value of these derivative instruments. As rates increased in the first quarter of 2005, the Corporation’s Net Income decreased as the rise in rates adversely impacted the fair value of the derivative instruments.

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet

	2005 Quarters
	Fourth		Third		Second		First
(Dollars in millions)	As Previously Reported(1)	Restated	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Loans and leases, net of allowance for loan and lease losses	$565,737	$565,746	$546,277	$546,286	$521,099	$521,109	$521,153	$521,144
Total assets	1,291,795	1,291,803	1,252,259	1,252,267	1,246,330	1,246,339	1,212,239	1,212,229

Accrued expenses and other liabilities	31,749	31,938	32,976	33,250	34,470	34,940	35,081	35,319
Long-term debt	101,338	100,848	99,885	99,149	96,894	95,638	98,763	98,107
Total liabilities	1,190,571	1,190,270	1,151,001	1,150,539	1,145,790	1,145,004	1,113,720	1,113,302

Retained earnings	67,205	67,552	65,439	65,980	63,328	64,154	60,843	61,309
Accumulated other comprehensive income (loss)	(7,518)	(7,556)	(6,509)	(6,580)	(4,992)	(5,023)	(5,559)	(5,617)
Total shareholders’ equity	101,224	101,533	101,258	101,728	100,540	101,335	98,519	98,927
Total liabilities and shareholders’ equity	$1,291,795	$1,291,803	$1,252,259	$1,252,267	$1,246,330	$1,246,339	$1,212,239	$1,212,229

(1)	The Corporation provided unaudited financial information relating to the fourth quarter of 2005 in its current report on Form 8-K filed on January 23, 2006.

Bank of America Corporation and Subsidiaries

Consolidated Balance Sheet

	2004 Quarters
	Fourth		Third		Second		First
(Dollars in millions)	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated	As Previously Reported	Restated
Loans and leases, net of allowance for loan and lease losses	$513,211	$513,187	$502,916	$502,890	$489,714	$489,685	$369,888	$369,858
Total assets	1,110,457	1,110,432	1,072,829	1,072,802	1,024,731	1,024,701	799,974	799,942

Accrued expenses and other liabilities	41,243	41,590	28,851	29,205	28,682	28,747	18,635	19,269
Long-term debt	98,078	97,116	100,586	99,582	98,319	98,082	81,231	79,474
Total liabilities	1,010,812	1,010,197	974,818	974,168	928,910	928,738	751,198	750,075

Retained earnings	58,006	58,773	55,979	56,739	54,030	54,452	51,808	52,738
Accumulated other comprehensive income (loss)	(2,587)	(2,764)	(2,669)	(2,806)	(3,862)	(4,142)	(2,743)	(2,582)
Total shareholders’ equity	99,645	100,235	98,011	98,634	95,821	95,963	48,776	49,867
Total liabilities and shareholders’ equity	$1,110,457	$1,110,432	$1,072,829	$1,072,802	$1,024,731	$1,024,701	$799,974	$799,942

Recent Events

On June 30, 2005, we announced a definitive agreement to acquire all outstanding shares of MBNA Corporation (MBNA), a leading provider of credit card and payment products, for approximately $35.0 billion in stock (85 percent) and cash (15 percent). This transaction closed on January 1, 2006. Under the terms of the agreement, MBNA stockholders received 0.5009 of a share of our common stock plus $4.125 for each MBNA share of common stock.

On June 17, 2005, we announced a definitive agreement to purchase approximately nine percent of the stock of China Construction Bank (CCB) for $3.0 billion. Under this agreement, we made an initial purchase of CCB shares for $2.5 billion in August 2005 and an additional purchase of $500 million in October 2005, during CCB’s initial public offering. These shares are non-transferable until the third anniversary of the initial public offering. We also hold an option that allows us to increase our interest in CCB to 19.9 percent over the next five years. CCB is the third largest commercial bank in China based on total assets.

Effective for the third quarter dividend, our Board of Directors (the Board) increased the quarterly cash dividend 11 percent from $0.45 to $0.50 per common share. In October 2005, the Board declared a fourth quarter cash dividend which was paid on December 23, 2005 to common shareholders of record on December 2, 2005. In January 2006, the Board declared a quarterly cash dividend of $0.50 per common share payable on March 24, 2006 to shareholders of record on March 3, 2006.

On October 15, 2004, we acquired 100 percent of National Processing, Inc. (NPC), for $1.4 billion in cash, creating the second largest merchant processor in the United States.

On April 1, 2004, we closed our merger with FleetBoston Financial Corporation (FleetBoston). The merger was accounted for under the purchase method of accounting. Accordingly, results for 2004 include the impact of FleetBoston for nine months of combined company results.

Economic Overview

In 2005, economic performance was strong, despite a near doubling in energy prices, persistent hikes in the Federal Funds rate and the destructive hurricanes in the second half of 2005. In the United States, real Gross Domestic Product rose a solid 3.6 percent. Global economic expansion was healthy, as robust growth in Asian nations was offset by weaker activity in core European nations. In the U.S., consumer spending was particularly resilient to the higher energy prices that reduced real purchasing power. Rising employment and wages lifted personal income and financial wealth reached an all-time high, while the rate of personal savings fell again. Following several years of robust increases in real estate activity and housing values, real estate softened in the second half of 2005 and the volume of mortgage refinancing receded. Heightened efficiencies generated sustained productivity gains that constrained costs of production and contributed to record-breaking operating profits and cash flows. While business investment spending was strong and employment gains firm, inventories remained lean. The strong business performance generated growth in business lending and supported healthy credit quality. Although the higher energy prices pushed up headline inflation, core inflation, which excludes the volatile food and energy prices, remained low. The Federal Reserve raised rates at every Federal Open Market Committee meeting in 2005, lifting the Federal Funds rate to 4.25 percent at year-end. However, these rate hikes were widely anticipated, contributing to very low bond yields and a significantly flatter yield curve.

Performance Overview

Net Income totaled $16.5 billion, or $4.04 per diluted common share in 2005, increases of 18 percent and 11 percent from $13.9 billion, or $3.64 per diluted common share in 2004.

Business Segment Total Revenue and Net Income

	Total Revenue		Net Income
(Dollars in millions)	2005	2004 (Restated)	2005	2004 (Restated)
Global Consumer and Small Business Banking	$28,285	$24,684	$6,945	$5,801
Global Corporate and Investment Banking	20,600	18,653	6,398	5,926
Global Wealth and Investment Management	7,311	6,000	2,316	1,631
All Other	727	345	806	589

Total FTE basis(1)	56,923	49,682	16,465	13,947
FTE adjustment(1)	(832)	(717)	—	—

Total	$56,091	$48,965	$16,465	$13,947

(1)	Total revenue for the segments and All Other is on a fully taxable-equivalent (FTE) basis. For more information on a FTE basis, see Supplemental Financial Data beginning on page 13.

Global Consumer and Small Business Banking

Net Income increased $1.1 billion, or 20 percent, to $6.9 billion in 2005. Driving the increase was the impact of FleetBoston, which contributed to increases in Net Interest Income, Card Income and Service Charges. Also impacting the increase in Net Income was higher Mortgage Banking Income driven by lower MSR impairment charges. Partially offsetting these increases was higher Provision for Credit Losses and Noninterest Expense. For more information on Global Consumer and Small Business Banking, see page 16.

Global Corporate and Investment Banking

Net Income increased $472 million, or eight percent, to $6.4 billion in 2005. The increase was due to higher Net Interest Income as Average Loans and Leases, and Average Deposits increased. Also driving the increase in Net Income was higher other noninterest income and Trading Account Profits, including the impact of FleetBoston. Offsetting these increases were higher Noninterest Expense and a reduced benefit from Provision for Credit Losses. For more information on Global Corporate and Investment Banking, see page 22.

Global Wealth and Investment Management

Net Income increased $685 million, or 42 percent, to $2.3 billion in 2005. The increase was due to higher Net Interest Income as we experienced increases in Average Deposits, and Average Loans and Leases driven by the impact of FleetBoston. Also impacting the increase in Net Income was higher Investment and Brokerage Services Income. Partially offsetting these increases was higher Personnel Expense. Total assets under management increased $30.9 billion to $482.4 billion at December 31, 2005. For more information on Global Wealth and Investment Management, see page 26.

All Other

Net Income increased $217 million, or 37 percent, to $806 million in 2005. This increase was primarily a result of an increase in Equity Investment Gains offset by decreases in Other Income and Gains on Sales of Debt Securities. Other Income decreased primarily as a result of negative changes in the fair value of derivative instruments, which do not qualify for SFAS 133 hedge accounting, due to increasing rates during 2005. For more information on All Other, see page 29.

Financial Highlights

Net Interest Income

Net Interest Income on a FTE basis increased $2.9 billion to $31.6 billion in 2005 compared to 2004. The primary drivers of the increase were the impact of FleetBoston, organic growth in consumer (primarily credit card and home equity) and commercial loans, higher domestic deposit levels and a larger ALM portfolio (primarily securities). Partially offsetting these increases was the adverse impact of spread compression due to the flattening of the yield curve, which contributed to lower Net Interest Income. The net interest yield on a FTE basis declined 33 basis points (bps) to 2.84 percent in 2005. This was primarily due to the adverse impact of an increase in lower-yielding, trading-related balances and spread compression, which was partially offset by growth in core deposit and consumer loans. For more information on Net Interest Income on a FTE basis, see Table I on page 68.

Noninterest Income

Noninterest Income

(Dollars in millions)	2005	2004 (Restated)
Service charges	$7,704	$6,989
Investment and brokerage services	4,184	3,614
Mortgage banking income	805	414
Investment banking income	1,856	1,886
Equity investment gains	2,040	863
Card income	5,753	4,592
Trading account profits	1,812	869
Other income	1,200	1,778

Total noninterest income	$25,354	$21,005

Noninterest Income increased $4.3 billion to $25.4 billion for 2005 compared to 2004, due to the following which includes the impact of FleetBoston:

•	Service Charges grew $715 million driven by organic account growth.

•	Investment and Brokerage Services increased $570 million due to increases in asset management fees and mutual fund fees.

•	Mortgage Banking Income increased $391 million due to lower mortgage servicing rights (MSRs) impairment charges which were partially offset by lower production income.

•	Equity Investment Gains increased $1.2 billion, primarily in Principal Investing, as liquidity in the private equity markets increased.

•	Card Income increased $1.2 billion due to increased interchange income and merchant discount fees driven by growth in debit and credit purchase volumes and the acquisition of NPC.

•	Trading Account Profits increased $943 million due to increased customer activity driven by our strategic initiative in Global Corporate and Investment Banking to expand business capabilities and opportunities, and the absence of a writedown of the Excess Spread Certificates (the Certificates) that occurred in the prior year. For more information on the Certificates, see Note 1 of the Consolidated Financial Statements.

•	Other Income decreased $578 million primarily related to losses on derivative instruments used as economic hedges in ALM activities that did not qualify for SFAS 133 hedge accounting.

Provision for Credit Losses

The Provision for Credit Losses increased $1.2 billion to $4.0 billion in 2005 with credit card being the primary driver of the increase. Consumer credit card net charge-offs increased $1.3 billion from 2004 to $3.7 billion with an estimated $578 million related to the increase in bankruptcy filings prior to the effective date of the new bankruptcy legislation enacted in the fourth quarter of 2005. We estimate that approximately 70 percent of these bankruptcy-related charge-offs represent acceleration from 2006 and were provided for previously. Also impacting credit card net charge-offs and the Provision for Credit Losses were organic growth and seasoning of the portfolio, the impact of the FleetBoston portfolio and new advances on accounts for which previous loan balances were sold to the securitization trusts. The provision also increased as the rate of credit quality improvement slowed in the commercial portfolio and a $50 million reserve was established for estimated losses associated with Hurricane Katrina. Partially offsetting these increases was a reduction in the reserves of $250 million due to reduced uncertainties resulting from the completion of credit-related integration activities for FleetBoston.

For more information on credit quality, see Credit Risk Management beginning on page 37.

Gains on Sales of Debt Securities

Gains on Sales of Debt Securities in 2005 were $1.1 billion compared to $1.7 billion in 2004. For more information on Gains on Sales of Debt Securities, see Market Risk Management beginning on page 53.

Noninterest Expense

Noninterest Expense

(Dollars in millions)	2005	2004
Personnel	$15,054	$13,435
Occupancy	2,588	2,379
Equipment	1,199	1,214
Marketing	1,255	1,349
Professional fees	930	836
Amortization of intangibles	809	664
Data processing	1,487	1,330
Telecommunications	827	730
Other general operating	4,120	4,457
Merger and restructuring charges	412	618

Total noninterest expense	$28,681	$27,012

Noninterest Expense increased $1.7 billion to $28.7 billion in 2005 compared to 2004, primarily due to the impact of FleetBoston and increases in personnel-related costs. Pre-tax cost savings from the FleetBoston merger included in the above were $909 million in 2004 and $1.9 billion in 2005, which exceeded the $1.6 billion estimate in the October 2003 FleetBoston merger announcement.

Income Tax Expense

Income Tax Expense was $8.0 billion in 2005, reflecting an effective tax rate of 32.7 percent. The effective tax rate was lower than 2004 primarily as a result of a tax benefit of $70 million related to the special one-time deduction associated with the repatriation of certain foreign earnings under the American Jobs Creation Act of 2004. In 2004, Income Tax Expense was $7.0 billion, reflecting an effective tax rate of 33.3 percent. For more information on Income Tax Expense, see Note 18 of the Consolidated Financial Statements.

Balance Sheet Analysis

Table 1

Selected Balance Sheet Data

	December 31		Average Balance
(Dollars in millions)	2005	2004 (Restated)	2005	2004 (Restated)
Assets
Federal funds sold and securities purchased under agreements to resell	$149,785	$91,360	$169,132	$128,981
Trading account assets	131,707	93,587	133,502	104,616
Securities:
Available-for-sale	221,556	194,743	219,651	149,628
Held-to-maturity	47	330	192	543
Loans and leases, net of allowance for loan and lease losses	565,746	513,187	528,793	464,408
All other assets	222,962	217,225	218,622	196,455

Total assets	$1,291,803	$1,110,432	$1,269,892	$1,044,631

Liabilities
Deposits	$634,670	$618,570	$632,432	$551,559
Federal funds purchased and securities sold under agreements to repurchase	240,655	119,741	230,751	165,218
Trading account liabilities	50,890	36,654	57,689	35,326
Commercial paper and other short-term borrowings	116,269	78,598	95,657	62,347
Long-term debt	100,848	97,116	97,709	92,303
All other liabilities	46,938	59,518	55,793	53,063

Total liabilities	1,190,270	1,010,197	1,170,031	959,816
Shareholders’ equity	101,533	100,235	99,861	84,815

Total liabilities and shareholders’ equity	$1,291,803	$1,110,432	$1,269,892	$1,044,631

Balance Sheet Overview

At December 31, 2005, Total Assets were $1.3 trillion, an increase of $181.4 billion, or 16 percent, from December 31, 2004. Average Total Assets in 2005 increased $225.3 billion, or 22 percent, from 2004. Growth in Total Assets (both period end and average balances) in 2005 was attributable to increases in various line items primarily driven by an increase in trading-related activity due to the strategic growth initiative, growth in the ALM portfolio and growth in Loans and Leases. Average Total Assets also increased due to the impact of FleetBoston.

At December 31, 2005, Total Liabilities were $1.2 trillion, an increase of $180.1 billion, or 18 percent, from December 31, 2004. Average Total Liabilities in 2005 increased $210.2 billion, or 22 percent, from 2004. Growth in Total Liabilities (both period end and average balances) in 2005 was primarily due to increases in trading-related liabilities due to the strategic growth initiative, increase in wholesale funding and organic growth in core deposits. Average Total Liabilities also increased due to the impact of FleetBoston.

Federal Funds Sold and Securities Purchased under Agreements to Resell

The Federal Funds Sold and Securities Purchased under Agreements to Resell average balance increased $40.2 billion to $169.1 billion in 2005 from activities in the trading businesses as a result of expanded trading activities related to the strategic initiative and to meet a variety of customers’ needs.

Trading Account Assets

Our Trading Account Assets consist primarily of fixed income securities (including government and corporate debt), equity and convertible instruments. The average balance increased $28.9 billion to $133.5 billion in 2005, which was due to growth in client-driven market-making activities in interest rate, credit and equity products, and an increase in proprietary trading activities. For additional information, see Market Risk Management beginning on page 53.

Securities

AFS Securities include fixed income securities such as mortgage-backed securities, foreign debt, asset-backed securities, municipal debt, equity instruments, U.S. Government agencies and corporate debt. We use the AFS portfolio primarily to manage interest rate risk, liquidity risk and regulatory capital, and to take advantage of market conditions that create more economically attractive returns on these investments. The average balance in the AFS portfolio grew by $70.0 billion from 2004 primarily due to the reinvestment of available liquidity and as part of our ALM strategy. For additional information, see Market Risk Management beginning on page 53.

Loans and Leases, Net of Allowance for Loan and Lease Losses

Average Loans and Leases, net of allowance for loan and lease losses, were $528.8 billion in 2005, an increase of 14 percent from 2004. The increase of $40.0 billion in the consumer loan and lease portfolio and $24.6 billion in the commercial loan and lease portfolio was primarily due to organic loan growth. Average Loans and Leases, net of allowance for loan and lease losses, also increased due to the impact of FleetBoston. For a more detailed discussion of the loan portfolio and the allowance for credit losses, see Credit Risk Management beginning on page 49, and Notes 7 and 8 of the Consolidated Financial Statements.

Deposits

Average Deposits increased $80.9 billion to $632.4 billion in 2005 compared to 2004 due to a $46.3 billion increase in average domestic interest-bearing deposits and a $24.1 billion increase in average noninterest-bearing deposits primarily due to organic growth including the impact of FleetBoston. We categorize our deposits as core or market-based deposits. Core deposits are generally customer-based and represent a stable, low-cost funding source that usually reacts more slowly to interest rate changes than market-based deposits. Core deposits include savings, NOW and money market accounts, consumer CDs and IRAs, and noninterest-bearing deposits. Core deposits exclude negotiable CDs, public funds, other domestic time deposits and foreign interest-bearing deposits. Average core deposits increased $69.5 billion to $563.6 billion in 2005, a 14 percent increase from the prior year. The increase was distributed between consumer CDs, noninterest-bearing deposits, NOW and money market deposits, and savings. Average market-based deposit funding increased $11.4 billion to $68.8 billion in 2005 compared to 2004. The increase was primarily due to a $10.5 billion increase in foreign interest-bearing deposits.

Federal Funds Purchased and Securities Sold under Agreements to Repurchase

The Federal Funds Purchased and Securities Sold under Agreements to Repurchase average balance increased $65.5 billion to $230.8 billion in 2005 as a result of expanded trading activities related to the strategic initiative and investor client activities.

Trading Account Liabilities

Our Trading Account Liabilities consist primarily of short positions in fixed income securities (including government and corporate debt), equity and convertible instruments. The average balance increased $22.4 billion to $57.7 billion in 2005, which was due to growth in client-driven market-making activities in interest rate, credit and equity products, and an increase in proprietary trading activities. For additional information, see Market Risk Management beginning on page 66.

Commercial Paper and Other Short-term Borrowings

Commercial Paper and Other Short-term Borrowings provide a funding source to supplement Deposits in our ALM strategy. The average balance increased $33.3 billion to $95.7 billion in 2005 due to funding needs associated with the growth of core asset portfolios, primarily Loans and Leases, and AFS Securities.

Table 2

Five-Year Summary of Selected Financial Data(1)

(Dollars in millions, except per share information)	2005	2004 (Restated)	2003 (Restated)	2002 (Restated)	2001 (Restated)
Income statement
Net interest income	$30,737	$27,960	$20,505	$20,117	$19,904
Noninterest income	25,354	21,005	17,329	14,874	15,863
Total revenue	56,091	48,965	37,834	34,991	35,767
Provision for credit losses	4,014	2,769	2,839	3,697	4,287
Gains on sales of debt securities	1,084	1,724	941	630	475
Noninterest expense	28,681	27,012	20,155	18,445	20,709
Income before income taxes	24,480	20,908	15,781	13,479	11,246
Income tax expense	8,015	6,961	5,019	3,926	3,747
Net income	16,465	13,947	10,762	9,553	7,499
Average common shares issued and outstanding (in thousands)	4,008,688	3,758,507	2,973,407	3,040,085	3,189,914
Average diluted common shares issued and outstanding (in thousands)	4,068,140	3,823,943	3,030,356	3,130,935	3,251,308

Performance ratios
Return on average assets	1.30%	1.34%	1.44%	1.46%	1.16%
Return on average common shareholders’ equity	16.51	16.47	21.50	19.96	15.42
Return on average tangible common shareholders’ equity(2)	34.03	32.59	29.20	27.53	23.51
Total ending equity to total ending assets	7.86	9.03	6.76	7.92	7.92
Total average equity to total average assets	7.86	8.12	6.69	7.33	7.55
Dividend payout	46.61	46.31	39.76	38.79	48.40

Per common share data
Earnings	$4.10	$3.71	$3.62	$3.14	$2.35
Diluted earnings	4.04	3.64	3.55	3.05	2.30
Dividends paid	1.90	1.70	1.44	1.22	1.14
Book value	25.32	24.70	16.86	17.04	15.63

Average balance sheet
Total loans and leases	$537,218	$472,617	$356,220	$336,820	$365,447
Total assets	1,269,892	1,044,631	749,104	653,732	644,887
Total deposits	632,432	551,559	406,233	371,479	362,653
Long-term debt	97,709	92,303	67,077	65,550	69,621
Common shareholders’ equity	99,590	84,584	50,035	47,837	48,610
Total shareholders’ equity	99,861	84,815	50,091	47,898	48,678

Capital ratios (at year end)
Risk-based capital:
Tier 1	8.25%	8.20%	8.02%	8.41%	8.44%
Total	11.08	11.73	12.05	12.63	12.81
Leverage	5.91	5.89	5.86	6.44	6.67

Market price per share of common stock
Closing	$46.15	$46.99	$40.22	$34.79	$31.48
High closing	47.08	47.44	41.77	38.45	32.50
Low closing	41.57	38.96	32.82	27.08	23.38

(1)	As a result of the adoption of SFAS 142 on January 1, 2002, we no longer amortize Goodwill. Goodwill amortization expense was $662 million in 2001.
(2)	Return on average tangible common shareholders’ equity equals net income available to common shareholders plus amortization of intangibles, divided by average common shareholders’ equity less goodwill, core deposit intangibles and other intangibles.

MBNA Merger Overview

Pursuant to the Agreement and Plan of Merger, dated June 30, 2005, by and between the Corporation and MBNA (the MBNA Merger Agreement), the Corporation acquired 100 percent of the outstanding stock of MBNA on January 1, 2006. The MBNA merger was a tax-free merger for the Corporation. The acquisition expands the Corporation’s customer base and its opportunity to deepen customer relationships across the full breadth of the company by delivering innovative deposit, lending and investment products and services to MBNA’s customer base. Additionally, the acquisition allows the Corporation to significantly increase its affinity relationships through MBNA’s credit card operations. MBNA’s results of operations will be included in the Corporation’s results beginning January 1, 2006. The transaction will be accounted for under the purchase method of accounting. The purchase price has been allocated to the assets acquired and the liabilities assumed based on their estimated fair values at the MBNA merger date.

Under the terms of the MBNA Merger Agreement, MBNA stockholders received 0.5009 of a share of the Corporation’s common stock plus $4.125 for each MBNA share of common stock. As provided by the MBNA Merger

Agreement, approximately 1.3 billion shares of MBNA common stock were exchanged for approximately 631 million shares of the Corporation’s common stock. At the date of the MBNA merger, this represented approximately 16 percent of the Corporation’s outstanding common stock. MBNA shareholders also received cash of $5.2 billion. On November 3, 2005, MBNA redeemed all shares of its 7 1/2% Series A Cumulative Preferred Stock and Series B Adjustable Rate Cumulative Preferred Stock, in accordance with the terms of the MBNA Merger Agreement.

Supplemental Financial Data

Table 3 provides a reconciliation of the supplemental financial data mentioned below with financial measures defined by accounting principles generally accepted in the United States (GAAP). Other companies may define or calculate supplemental financial data differently.

Operating Basis Presentation

In managing our business, we may at times look at performance excluding certain non-recurring items. For example, as an alternative to Net Income, we view results on an operating basis, which represents Net Income excluding Merger and Restructuring Charges. The operating basis of presentation is not defined by GAAP. We believe that the exclusion of Merger and Restructuring Charges, which represent events outside our normal operations, provides a meaningful year-to-year comparison and is more reflective of normalized operations.

Net Interest Income—FTE Basis

In addition, we view Net Interest Income and related ratios and analysis (i.e. efficiency ratio, net interest yield and operating leverage) on a FTE basis. Although this is a non-GAAP measure, we believe managing the business with Net Interest Income on a FTE basis provides a more accurate picture of the interest margin for comparative purposes. To derive the FTE basis, Net Interest Income is adjusted to reflect tax-exempt income on an equivalent before-tax basis with a corresponding increase in Income Tax Expense. For purposes of this calculation, we use the federal statutory tax rate of 35 percent. This measure ensures comparability of Net Interest Income arising from taxable and tax-exempt sources.

Performance Measures

As mentioned above, certain performance measures including the efficiency ratio, net interest yield, and operating leverage utilize Net Interest Income (and thus Total Revenue) on a FTE basis. The efficiency ratio measures the costs expended to generate a dollar of revenue, and net interest yield evaluates how many basis points we are earning over the cost of funds. Operating leverage measures the total percentage revenue growth minus the total percentage expense growth for the corresponding period. During our annual integrated planning process, we set operating leverage and efficiency targets for the Corporation and each line of business. Targets vary by year and by business and are based on a variety of factors, including: maturity of the business, investment appetite, competitive environment, market factors, and other items (e.g. risk appetite). The aforementioned performance measures and ratios, earnings per common share (EPS), return on average assets, return on average common shareholders’ equity and dividend payout ratio, as well as those measures discussed more fully below, are presented in Table 3.

Return on Average Common Shareholders’ Equity, Return on Average Tangible Common Shareholders’ Equity and Shareholder Value Added

We also evaluate our business based upon return on average common shareholders’ equity (ROE), return on average tangible common shareholders’ equity (ROTE) and shareholder value added (SVA) measures. ROE, ROTE and SVA utilize non-GAAP allocation methodologies. ROE measures the earnings contribution of a unit as a percentage of the Shareholders’ Equity allocated to that unit. ROTE measures the earnings contribution of a unit as a percentage of the Shareholders’ Equity reduced by Goodwill, Core Deposit Intangibles and Other Intangibles, allocated to that unit. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital. For more information, see Basis of Presentation beginning on page 16. These measures are used to evaluate our use of equity (i.e. capital) at the individual unit level and are integral components in the analytics for resource allocation. Using SVA as a performance measure places specific focus on whether incremental investments generate returns in excess of the costs of capital associated with those investments. Investments and initiatives are analyzed using SVA during the annual planning process for maximizing allocation of corporate resources. In addition, profitability, relationship and investment models all use ROE and SVA as key measures to support our overall growth goal.

Table 3

Supplemental Financial Data and Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)	2005	2004 (Restated)	2003 (Restated)	2002 (Restated)	2001 (Restated)
Operating basis(1,2)
Operating earnings	$16,740	$14,358	$10,762	$9,553	$8,749
Operating earnings per common share	4.17	3.82	3.62	3.14	2.74
Diluted operating earnings per common share	4.11	3.75	3.55	3.05	2.69
Shareholder value added	6,594	5,718	5,475	4,030	3,794
Return on average assets	1.32%	1.37%	1.44%	1.46%	1.36%
Return on average common shareholders’ equity	16.79	16.96	21.50	19.96	17.99
Return on average tangible common shareholders’ equity	34.57	33.51	29.20	27.53	27.02
Operating efficiency ratio (FTE basis)	49.66	53.13	52.38	51.84	53.74
Dividend payout ratio	45.84	44.98	39.76	38.79	41.48
Operating leverage (combined basis)(3)	8.33	0.44	(6.06)	n/a	n/a

FTE basis data
Net interest income	$31,569	$28,677	$21,149	$20,705	$20,247
Total revenue	56,923	49,682	38,478	35,579	36,110
Net interest yield	2.84%	3.17%	3.26%	3.63%	3.61%
Efficiency ratio	50.38	54.37	52.38	51.84	57.35

Reconciliation of net income to operating earnings
Net income	$16,465	$13,947	$10,762	$9,553	$7,499
Merger and restructuring charges	412	618	—	—	1,700
Related income tax benefit	(137)	(207)	—	—	(450)

Operating earnings	$16,740	$14,358	$10,762	$9,553	$8,749

Reconciliation of EPS to operating EPS
Earnings per common share	$4.10	$3.71	$3.62	$3.14	$2.35
Effect of merger and restructuring charges, net of tax benefit	0.07	0.11	—	—	0.39

Operating earnings per common share	$4.17	$3.82	$3.62	$3.14	$2.74

Reconciliation of diluted EPS to diluted operating EPS
Diluted earnings per common share	$4.04	$3.64	$3.55	$3.05	$2.30
Effect of merger and restructuring charges, net of tax benefit	0.07	0.11	—	—	0.39

Diluted operating earnings per common share	$4.11	$3.75	$3.55	$3.05	$2.69

Reconciliation of net income to shareholder value added
Net income	$16,465	$13,947	$10,762	$9,553	$7,499
Amortization of intangibles(2)	809	664	217	218	878
Merger and restructuring charges, net of tax benefit	275	411	—	—	1,250

Cash basis earnings on an operating basis	17,549	15,022	10,979	9,771	9,627
Capital charge	(10,955)	(9,304)	(5,504)	(5,741)	(5,833)

Shareholder value added	$6,594	$5,718	$5,475	$4,030	$3,794

Reconciliation of return on average assets to operating return on average assets
Return on average assets	1.30%	1.34%	1.44%	1.46%	1.16%
Effect of merger and restructuring charges, net of tax benefit	0.02	0.03	—	—	0.20

Operating return on average assets	1.32%	1.37%	1.44%	1.46%	1.36%

Reconciliation of return on average common shareholders’ equity to operating return on average common shareholders’ equity
Return on average common shareholders’ equity	16.51%	16.47%	21.50%	19.96%	15.42%
Effect of merger and restructuring charges, net of tax benefit	0.28	0.49	—	—	2.57

Operating return on average common shareholders’ equity	16.79%	16.96%	21.50%	19.96%	17.99%

Reconciliation of return on average tangible common shareholders’ equity to operating return on average tangible common shareholders’ equity
Return on average tangible common shareholders’ equity	34.03%	32.59%	29.20%	27.53%	23.51%
Effect of merger and restructuring charges, net of tax benefit	0.54	0.92	—	—	3.51

Operating return on average tangible common shareholders’ equity	34.57%	33.51%	29.20%	27.53%	27.02%

Reconciliation of efficiency ratio to operating efficiency ratio (FTE basis)
Efficiency ratio	50.38%	54.37%	52.38%	51.84%	57.35%
Effect of merger and restructuring charges, net of tax benefit	(0.72)	(1.24)	—	—	(3.61)

Operating efficiency ratio	49.66%	53.13%	52.38%	51.84%	53.74%

Reconciliation of dividend payout ratio to operating dividend payout ratio
Dividend payout ratio	46.61%	46.31%	39.76%	38.79%	48.40%
Effect of merger and restructuring charges, net of tax benefit	(0.77)	(1.33)	—	—	(6.92)

Operating dividend payout ratio	45.84%	44.98%	39.76%	38.79%	41.48%

Reconciliation of operating leverage to operating leverage (combined basis)
Operating leverage	8.41%	(4.91)%	(1.12)%	n/a	n/a
Effect of merger and restructuring charges	(0.93)	3.07	—	n/a	n/a
Effect of FleetBoston pro forma results	0.85	2.28	(4.94)	n/a	n/a

Operating leverage (combined basis)(3)	8.33%	0.44%	(6.06)%	n/a	n/a

(1)	Operating basis excludes Merger and Restructuring Charges. Merger and Restructuring Charges were $412 million and $618 million in 2005 and 2004. Merger and Restructuring Charges in 2001 represented Provision for Credit Losses of $395 million and Noninterest Expense of $1.3 billion, both of which were related to the exit of certain consumer finance businesses.
(2)	As a result of the adoption of SFAS 142 on January 1, 2002, we no longer amortize Goodwill. Goodwill amortization expense was $662 million in 2001.
(3)	Operating leverage (combined basis) includes the results of FleetBoston for the year ended December 31, 2004 and 2003 on a pro forma basis. In 2004, operating leverage was impacted by the costs to integrate FleetBoston; however, in 2005, operating leverage benefited from FleetBoston merger’s cost savings.
n/a	= not available

Core Net Interest Income—Managed Basis

In managing our business, we review core net interest income on a managed basis, which adjusts reported Net Interest Income on a FTE basis for the impact of trading-related activities and revolving securitizations. Total trading-related revenue is calculated by combining trading-related Net Interest Income with Trading Account Profits. We also adjust for loans that we originated and sold into revolving credit card, home equity line and commercial loan securitizations. Noninterest Income, rather than Net Interest Income and Provision for Credit Losses, is recorded for assets that have been securitized as we are compensated for servicing the securitized assets and record servicing income and gains or losses on securitizations, where appropriate. An analysis of core net interest income—managed basis, core average earning assets—managed basis and core net interest yield on earning assets—managed basis, which adjusts for the impact of these two non-core items from reported Net Interest Income on a FTE basis, is shown below.

Table 4

Core Net Interest Income—Managed Basis

(Dollars in millions)	2005	2004 (Restated)	2003 (Restated)
Net interest income
As reported (FTE basis)	$31,569	$28,677	$21,149
Impact of trading-related net interest income	(1,444)	(2,039)	(2,235)

Core net interest income	30,125	26,638	18,914
Impact of revolving securitizations	708	882	311

Core net interest income—managed basis	$30,833	$27,520	$19,225

Average earning assets
As reported	$1,111,994	$905,273	$649,598
Impact of trading-related earning assets	(299,374)	(227,230)	(172,428)

Core average earning assets	812,620	678,043	477,170
Impact of revolving securitizations	8,440	10,181	3,342

Core average earning assets—managed basis	$821,060	$688,224	$480,512

Net interest yield contribution
As reported (FTE basis)	2.84%	3.17%	3.26%
Impact of trading-related activities	0.87	0.76	0.70

Core net interest yield on earning assets	3.71	3.93	3.96
Impact of revolving securitizations	0.04	0.06	0.03

Core net interest yield on earning assets—managed basis	3.75%	3.99%	3.99%

Core net interest income on a managed basis increased $3.3 billion for 2005. This increase was driven by the impact of FleetBoston, organic growth in consumer (primarily credit card and home equity) and commercial loans, higher domestic deposit levels and a larger ALM portfolio (primarily securities). Partially offsetting these increases was the adverse impact of spread compression due to the flattening of the yield curve.

Core average earning assets on a managed basis increased $132.8 billion primarily due to higher ALM levels (primarily securities) and higher levels of consumer loans (primarily home equity and credit card). The increases in these assets were due to organic growth as well as the impact of FleetBoston.

The core net interest yield on a managed basis decreased 24 bps as a result of the impact of spread compression due to flattening of the yield curve and a larger ALM portfolio partially offset by higher levels of core deposits and consumer loans.

Business Segment Operations

Segment Description

The Corporation reports the results of its operations through three business segments: Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management. Global Corporate and Investment Banking is a new segment that represents the combination of Global Business and Financial Services and Global Capital Markets and Investment Banking. This new segment enables us to more effectively leverage the full breadth of the Corporation to better service our business clients. With this combination, teams of consumer, commercial and investment bankers work together to provide all clients, regardless of size, the right combination of products and services to meet their needs. As part of the business segment realignment, certain equity investment gains recorded in Global Wealth and Investment Management were reclassified to All Other. Also certain merchant services fees recorded in Global Consumer and Small Business Banking were reclassified to Global Corporate and Investment Banking. All Other consists of equity investment activities including Principal Investing and corporate investments, the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated. All Other also includes certain amounts associated with ALM activities, including the residual impact of funds transfer pricing allocation methodologies, amounts associated with the change in the value of derivatives used as economic hedges of interest rate and foreign exchange rate fluctuations that do not qualify for SFAS 133 hedge accounting treatment, gains or losses on sales of whole mortgage loans, and Gains on Sales of Debt Securities.

Basis of Presentation

We prepare and evaluate segment results using certain non-GAAP methodologies and performance measures many of which are discussed in Supplemental Financial Data on page 13. We begin by evaluating the operating results of the businesses, which by definition excludes Merger and Restructuring Charges. The segment results also reflect certain allocation methodologies, which are utilized to determine operating income. The Net Interest Income of the businesses includes the results of a funds transfer pricing process that matches assets and liabilities with similar interest rate sensitivity and maturity characteristics.

The Corporation’s ALM activities maintain an overall interest rate risk management strategy that incorporates the use of interest rate contracts to minimize significant fluctuations in earnings that are caused by interest rate volatility. The Corporation’s goal is to manage interest rate sensitivity so that movements in interest rates do not significantly adversely affect Net Interest Income. The results of the business segments will fluctuate based on the performance of corporate ALM activities. Some ALM activities are recorded in the businesses (i.e. Deposits) such as external product pricing decisions or through our internal funds transfer pricing process. The net effects of other ALM actions such as portfolio positioning are reported in each of the business segments under ALM/Other. In addition, any residual effect of the funds transfer pricing process is retained in All Other.

Certain expenses not directly attributable to a specific business segment are allocated to the segments based on pre-determined means. The most significant of these expenses include data processing costs, item processing costs and certain centralized or shared functions. Data processing costs are allocated to the segments based on equipment usage. Item processing costs are allocated to the segments based on the volume of items processed for each segment. The costs of certain centralized or shared functions are allocated based on methodologies which reflect utilization.

Equity is allocated to business segments and related businesses using a risk-adjusted methodology incorporating each unit’s credit, market and operational risk components. The nature of these risks is discussed further beginning on page 37. ROE is calculated by dividing Net Income by allocated equity. SVA is defined as cash basis earnings on an operating basis less a charge for the use of capital (i.e. equity). Cash basis earnings on an operating basis is defined as Net Income adjusted to exclude Merger and Restructuring Charges, and Amortization of Intangibles. The charge for capital is calculated by multiplying 11 percent (management’s estimate of the shareholders’ minimum required rate of return on capital invested) by average total common shareholders’ equity at the corporate level and by average allocated equity at the business segment level. Average equity is allocated to the business level using a methodology identical to that used in the ROE calculation. Management reviews the estimate of the rate used to calculate the capital charge annually. The Capital Asset Pricing Model is used to estimate our cost of capital.

See Note 20 of the Consolidated Financial Statements for additional business segment information, selected financial information for the business segments and reconciliations to consolidated Total Revenue and Net Income amounts.

Global Consumer and Small Business Banking

The strategy of Global Consumer and Small Business Banking is to attract, retain and deepen customer relationships. We achieve this strategy through our ability to offer a wide range of products and services through a franchise that stretches coast to coast through 29 states and the District of Columbia. We serve more than 38 million consumer and small business relationships utilizing our network of 5,873 banking centers, 16,785 domestic branded ATMs, and telephone and Internet channels. Within Global Consumer and Small Business Banking, there are four primary businesses: Deposits, Card Services, Mortgage, and Home Equity. In addition, ALM/Other includes the results of ALM activities and other consumer related businesses (e.g. insurance).

The management accounting reporting process derives segment and business results by utilizing allocation methodologies for revenue, expense, and capital. The net income derived for the businesses are dependent upon revenue and cost allocations using an activity based costing model, funds transfer pricing, other methodologies and assumptions management believes are appropriate to reflect the results of the business. An example, specifically with regard to cost allocation, is where banking center costs are not only allocated to various consumer businesses (i.e., Deposits, Mortgage, Card Services, etc) that utilize the banking center, but also are allocated to businesses in other segments such as Treasury Services within Global Corporate and Investment Banking.

The Corporation migrates qualifying affluent customers, deposits and Net Interest Income related to those customers from Deposits within Global Consumer and Small Business Banking to Global Wealth and Investment Management. A discussion of the Corporation’s Global Wealth and Investment Management is presented on page 26.

Global Consumer and Small Business Banking

(Dollars in millions)	2005
	Total	Deposits(1)	Card Services(2)	Mortgage	Home Equity	ALM/ Other
Net interest income(3)	$16,853	$8,537	$4,959	$745	$1,291	$1,321
Noninterest income:
Service charges	4,996	4,996	—	—	—	—
Mortgage banking income	1,012	—	—	935	77	—
Card income	5,084	1,610	3,474	—	—	—
All other income	340	—	57	21	—	262

Total noninterest income	11,432	6,606	3,531	956	77	262

Total revenue(3)	28,285	15,143	8,490	1,701	1,368	1,583

Provision for credit losses	4,271	98	3,999	21	38	115
Gains (losses) on sales of debt securities	(2)	—	—	—	—	(2)
Noninterest expense	13,179	8,103	2,995	1,062	648	371

Income before income taxes	10,833	6,942	1,496	618	682	1,095
Income tax expense	3,888	2,492	537	222	245	392

Net income	$6,945	$4,450	$959	$396	$437	$703

Shareholder value added	$4,243	$3,135	$537	$209	$314	$48
Net interest yield(3)	5.64%	2.66%	8.81%	1.99%	2.71%	n/m
Return on average equity	23.48	29.69	16.57	22.99	39.14	n/m
Efficiency ratio(3)	46.59	53.51	35.27	62.47	47.37	n/m
Period end—total assets(4)	$331,244	$321,074	$61,075	$42,183	$51,401	n/m

	2004
	Total	Deposits(1)	Card Services(2)	Mortgage	Home Equity	ALM/ Other
Net interest income(3)	$15,721	$6,957	$4,195	$1,005	$1,130	$2,434
Noninterest income:
Service charges	4,330	4,330	—	—	—	—
Mortgage banking income	589	—	—	513	76	—
Card income	4,082	1,215	2,867	—	—	—
All other income (loss)	(38)	—	78	(328)	—	212

Total noninterest income	8,963	5,545	2,945	185	76	212

Total revenue(3)	24,684	12,502	7,140	1,190	1,206	2,646

Provision for credit losses	3,331	62	3,065	17	30	157
Gains (losses) on sales of debt securities	117	—	—	117	—	—
Noninterest expense	12,353	7,515	2,563	1,267	770	238

Income before income taxes	9,117	4,925	1,512	23	406	2,251
Income tax expense	3,316	1,788	554	8	147	819

Net income	$5,801	$3,137	$958	$15	$259	$1,432

Shareholder value added	$3,504	$2,033	$596	$(205)	$155	$925
Net interest yield(3)	5.44%	2.34%	9.23%	2.54%	3.09%	n/m
Return on average equity	23.31	24.67	21.11	0.73	27.38	n/m
Efficiency ratio(3)	50.04	60.12	35.90	106.47	63.80	n/m
Period end—total assets(4)	$333,477	$311,781	$53,563	$41,499	$44,335	n/m

(1)	Reflects Premier Banking and Investments migration which decreased average deposits $39.3 billion and $11.2 billion for 2005 and 2004.
(2)	Card Services presented on a held view
(3)	Fully taxable-equivalent basis
(4)	Total Assets include excess earning asset allocations.
n/m	= not meaningful

Global Consumer and Small Business Banking

(Dollars in millions)	2005	2004
Average
Total loans and leases	$144,019	$122,148
Total earning assets	298,789	287,969
Total assets	326,287	312,978
Total deposits	306,053	283,488
Common equity/Allocated equity	29,579	24,883

Period End
Total loans and leases	$151,646	$139,507
Total earning assets	302,417	303,753
Total assets	331,244	333,477
Total deposits	306,064	299,051

In 2005, Net Income increased $1.1 billion, or 20 percent. Net Interest Income increased $1.1 billion, or seven percent, in 2005. Growth in Average Deposits, a low cost source of funding and liquidity, and Average Loans and Leases positively impacted Net Interest Income. Average Deposits increased $22.6 billion, or eight percent, driven by the impact of FleetBoston customers, deepening existing relationships and our focus on attracting new customers. Partially offsetting this growth was the migration of qualifying affluent customers’ account balances from Global Consumer and Small Business Banking to Global Wealth and Investment Management. Net Interest Income was also positively impacted by the $21.9 billion, or 18 percent, increase in Average Loans and Leases including higher home equity loans and lines of credit, and credit card outstandings. The growth in credit card outstandings was due to the impact of FleetBoston, increases in purchase volumes, the addition of more than 5 million new accounts primarily through our branch network and direct marketing programs, and new advances on accounts for which previous loan balances were sold to the securitization trusts.

Noninterest Income increased $2.5 billion, or 28 percent, in 2005. The increase was primarily due to increases of $1.0 billion, or 25 percent, in Card Income, $666 million, or 15 percent, in Service Charges, and $423 million in Mortgage Banking Income. Card Income increased mainly due to higher purchase volumes for credit and debit cards, and the impact of the NPC acquisition in the fourth quarter of 2004. The increases in card purchase volumes and average managed credit card outstandings were due to continued growth in our card business as we more effectively leveraged our branch network. Service charges increased as a result of new account growth. Mortgage Banking Income improved as 2004 was negatively impacted by $463 million in impairments of MSRs. Also affecting these increases was the positive impact of FleetBoston.

The Provision for Credit Losses increased $940 million, or 28 percent, to $4.3 billion in 2005 mainly due to Card Services. For further discussion of the increased Provision for Credit Losses related to Card Services, see the Card Services discussion.

Noninterest Expense grew $826 million, or seven percent, in 2005. The majority of the increase was due to the impact of FleetBoston and NPC.

Deposits

Deposits provides a comprehensive range of products to consumers and small businesses. Our products include traditional savings accounts, money market savings accounts, CDs and IRAs, regular and interest-checking accounts and debit cards.

Deposit products provide a relatively stable source of funding and liquidity. We earn net interest spread revenues from investing this liquidity in earning assets through client facing lending activity and our ALM activities. The revenue is attributed to the deposit products using our funds transfer pricing process which takes into account the interest rates and maturity characteristics of the deposits. Deposits also generate various account fees such as service charges and non-sufficient fund fees while debit cards generate interchange income.

In 2005, we added approximately 2.3 million net new retail checking accounts and 1.9 million net new retail savings accounts. This growth resulted from continued improvement in sales and service results in the Banking Center Channel, the introduction of new products, the addition of 99 new stores and the impact of FleetBoston. In the FleetBoston franchise, we opened 431,000 net new retail checking and 348,000 net new retail savings accounts since the FleetBoston merger on April 1, 2004.

Net Income increased $1.3 billion, or 42 percent, in 2005. The increase was driven by an increase in Total Revenue of 21 percent, partially offset by an increase in Noninterest Expense of eight percent.

Total Revenue grew $2.6 billion, or 21 percent, in 2005. Driving this growth was an increase of $1.6 billion, or 23 percent, in Net Interest Income resulting from higher levels of deposits. Also impacting the growth in Net Interest Income was favorable results from our pricing strategy and the positive impact of FleetBoston. Average deposits increased $22.6 billion, or eight percent, in 2005, driven by the impact of FleetBoston customers, deepening existing relationships and our focus on attracting new customers. Partially offsetting this growth was the migration of account balances from Deposits to PB&I. The cumulative average migration of qualifying affluent customers’ account balances from Deposits to PB&I was $39.3 billion and $11.2 billion for 2005 and 2004.

Noninterest Income increased $1.1 billion, or 19 percent, in 2005. The increase was driven by higher service charges and higher debit card interchange income. Service charges were higher due to the growth of new accounts across our franchise and the impact of FleetBoston. The increase in debit card interchange income, which is included in Card Income, was driven by growth in transaction activity as purchase volumes increased 29 percent due to new accounts, growth in average ticket size and the positive impact of FleetBoston, as well as higher interchange rates on debit card transactions.

Total Noninterest Expense increased $588 million, or eight percent, in 2005, primarily driven by new account volume, higher levels of staffing in Banking Centers and related overhead costs, and the impact of FleetBoston.

Card Services

Card Services, which excludes debit cards, provides a broad offering of credit cards to an array of customers including consumers and small businesses. Our products include traditional credit cards, and a variety of co-branded and affinity card products. We also provide processing services for merchant card receipts.

We evaluate our Card Services business on both a held and managed basis (a non-GAAP measure). Managed basis treats securitized loan receivables as if they were still on the balance sheet and presents the earnings on the sold loan receivables as if they were not sold. We evaluate credit card operations on a managed basis as the receivables that have been securitized are subject to the same underwriting standards and ongoing monitoring as the held loans. The credit performance of the managed portfolio is important to understanding the results of card operations.

The following tables reconcile the Card Services portfolio and certain credit card data on a held basis to a managed basis to reflect the impact of securitizations. For assets that have been securitized, we record Noninterest Income, rather than Net Interest Income and Provision for Credit Losses, as we are compensated for servicing. In a securitization, the credit card receivables, not the ongoing relationships, are sold to the trust. After the revolving period of the securitization, assuming no new securitizations, the newly generated credit card receivables arising from these relationships are recorded on our balance sheet. This has the effect of increasing Loans and Leases and increasing Net Interest Income and Provision for Credit Losses (including net charge-offs), with a reduction in Noninterest Income. Managed Noninterest Income includes the impact of the gains recognized on securitized loan principal receivables in accordance with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125.”

Card Services Data (1)

(Dollars in millions)	2005	2004
Income Statement Data
Held total revenue	$8,490	$7,140
Securitizations impact	434	524

Managed total revenue	$8,924	$7,664

Held provision for credit losses	$3,999	$3,065
Securitizations impact	434	524

Managed credit impact	$4,433	$3,589

Balance Sheet Data
Average held card services outstandings	$56,072	$44,509
Securitizations impact	5,051	6,861

Average managed card services outstandings	$61,123	$51,370

Ending held card services outstandings	$61,397	$53,336
Securitizations impact	2,237	6,903

Ending managed card services outstandings	$63,634	$60,239

Credit Quality Statistics
Held net charge-offs	$3,760	$2,348
Securitizations impact	434	524

Managed card services net losses	$4,194	$2,872

Held net charge-offs	6.71%	5.27%
Securitizations impact	0.15	0.32

Managed card services net losses	6.86%	5.59%

Credit Card Data

(Dollars in millions)	2005	2004
Balance Sheet Data
Average held credit card outstandings	$53,997	$43,435
Securitizations impact	5,051	6,861

Average managed credit card outstandings	$59,048	$50,296

Ending held credit card outstandings	$58,548	$51,726
Securitizations impact	2,237	6,903

Ending managed credit card outstandings	$60,785	$58,629

Credit Quality Statistics
Held net charge-offs	$3,652	$2,305
Securitizations impact	434	524

Managed credit card net losses	$4,086	$2,829

Held net charge-offs	6.76%	5.31%
Securitizations impact	0.16	0.31

Managed credit card net losses	6.92%	5.62%

(1)	In 2005 and 2004, only consumer credit card balances were securitized.

Net Income remained relatively unchanged at $959 million due to the growth in Total Revenue offset by an increase in Provision for Credit Losses and Noninterest Expense.

Strong credit card growth drove Card Services revenue in 2005. Card Services revenue increased $1.4 billion, or 19 percent, to $8.5 billion. Contributing to this increase was the $764 million increase in Net Interest Income, due to a $10.6 billion, or 24 percent, increase in average credit card outstandings. The increase in average credit card outstandings was due to the impact of FleetBoston, increases in purchase volumes, the addition of more than 5 million new accounts primarily through our branch network and direct marketing programs, and new advances on accounts for which previous loan balances were sold to the securitization trusts.

Also driving Card Services revenue was an increase in Noninterest Income of $586 million, or 20 percent, in 2005. The increase resulted from higher merchant discount fees, interchange fees, cash advance fees and late fees. Merchant discount fees increased $313 million primarily due to the acquisition of NPC. Interchange fees increased $87 million mainly due to a $10.4 billion, or 13 percent, increase in consumer credit card purchase volumes. Cash advance fees increased $64 million due to higher balance transfers. Late fees increased $62 million in 2005.

Provision for Credit Losses increased $934 million to $4.0 billion in 2005, driven primarily by higher net charge-offs. Card Services net charge-offs were $3.8 billion, or 6.71 percent in 2005 compared to $2.3 billion, or 5.27 percent in 2004. Credit card net charge-offs were $3.7 billion, or 6.76 percent in 2005 compared to $2.3 billion, or 5.31 percent in 2004. Higher credit card net charge-offs were driven by an increase in bankruptcy related charge-offs of $578 million as card customers “rushed to file” ahead of the new bankruptcy law. Also impacting net charge-offs were organic portfolio growth and seasoning, increases effective in 2004 in credit card minimum payment requirements, the impact of FleetBoston and new advances on accounts for which previous loan balances were sold to the securitization trusts. We estimate that approximately 70 percent of the increased bankruptcy-related charge-offs represent acceleration from 2006. Excluding bankruptcy-related charge-offs representing acceleration from 2006 and charge-offs associated with the 2004 changes in credit card minimum payment requirements that were provided for in late 2004, the increased net charge-offs were the primary driver of the higher Provision for Credit Losses. In addition, the Provision for Credit Losses was impacted by new advances on accounts for which previous loan balances were sold to the securitization trusts, and the establishment of reserves in 2005 for additional changes made in late 2005 in credit card minimum payment requirements.

Managed Card Services revenue increased $1.3 billion, or 16 percent, to $8.9 billion in 2005. Average managed Card Services outstandings were $61.1 billion in 2005 compared to $51.4 billion in 2004. The impact of FleetBoston and organic growth drove the increases in 2005.

Managed Card Services net losses were $4.2 billion, or 6.86 percent in 2005 compared to $2.9 billion, or 5.59 percent in 2004. Managed consumer credit card net losses were $4.1 billion, or 6.92 percent of total average managed credit card loans in 2005 compared to $2.8 billion, or 5.62 percent in 2004. Higher managed losses were driven by an increase in bankruptcy net losses resulting from the change in the bankruptcy law, continued growth and seasoning, increases effective in 2004 in credit card minimum payment requirements and the impact of FleetBoston. For more information, see Credit Risk Management beginning on page 37.

Mortgage

Mortgage generates revenue by providing an extensive line of mortgage products and services to customers nationwide. Mortgage products are available to our customers through a retail network of personal bankers located in 5,873 banking centers, sales account executives in over 150 locations and through a sales force offering our customers direct telephone and online access to our products. Additionally, we serve our customers through a partnership with more than 6,600 mortgage brokers in 49 states. The mortgage product offerings for home purchase and refinancing needs include fixed and adjustable rate loans. To manage this portfolio, these products are either sold into the secondary mortgage market to investors, while retaining the Bank of America customer relationships, or are held on our balance sheet for ALM purposes.

The first mortgage business includes the origination, fulfillment and servicing of first mortgage loan products. Servicing activities primarily include collecting cash for principal, interest and escrow payments from borrowers, and accounting for and remitting principal and interest payments to investors. Servicing income includes ancillary income derived in connection with these activities, such as late fees.

Across all business lines of the Corporation, Mortgage production was $86.8 billion in 2005 compared to $87.5 billion in 2004. Of this volume, $60.3 billion was originated through retail channels, and $26.5 billion was originated through the wholesale channel in 2005. This compares to $57.6 billion and $30.0 billion during 2004. Refinance activity in 2005 was approximately 49 percent of the production compared to 57 percent in 2004.

Net Income for Mortgage increased $381 million to $396 million in 2005. Total Revenue for Mortgage increased $511 million to $1.7 billion. The change was due to an increase of $422 million in Mortgage Banking Income combined with an increase of $349 million in all other income from 2004. Partially offsetting these increases was a decrease of $260 million in Net Interest Income.

The decrease in Net Interest Income was primarily driven by the impact of spread compression due to the flattening of the yield curve and the decrease in average residential first mortgage balances of $2.3 billion to $37.2 billion in 2005. Mortgage Banking Income improved as 2004 was negatively impacted by $463 million in impairments of MSRs. Prior year impairment charges included an adjustment for changes in valuation assumptions and prepayment adjustments to align with changing market conditions and customer behavioral trends. All other income improved as 2004 was negatively impacted by a $349 million loss in Trading Account Profits related to the Certificates. Effective June 1, 2004, the Certificates were converted to MSRs. Prior to the conversion, changes in the value of the Certificates, MSRs and derivatives used for risk management were recognized as Trading Account Profits. Trading Account Profits for 2004 included downward adjustments for changes to valuation assumptions and prepayment assumptions related to the Certificates. For more information on the Certificates, see Note 1 of the Consolidated Financial Statements.

The Mortgage servicing portfolio includes originated and retained residential mortgages and loans serviced for others. The servicing portfolio at December 31, 2005 was $296.8 billion, $23.7 billion higher than December 31, 2004, primarily driven by production and lower prepayment rates.

At December 31, 2005, the consumer MSR balance was $2.7 billion, an increase of $300 million, or 13 percent, from December 31, 2004. This value represented 122 bps of the related unpaid principal balance, a three bps increase from December 31, 2004.

Home Equity

Home Equity generates revenue by providing an extensive line of home equity products and services to customers nationwide. Home Equity products include lines of credit and home equity loans, and are also available to our customers through our retail network.

Net Income for Home Equity increased $178 million, or 69 percent, in 2005. Total Revenue for Home Equity increased $162 million, or 13 percent, driven by higher average balances in the home equity portfolio which was attributable to account growth and larger line sizes resulting from enhanced product offerings, the expanding home equity market and the impact of FleetBoston. These increases were partially offset by the impact of spread compression due to the flattening of the yield curve.

In 2005, Home Equity average balances across all business lines of the Corporation grew $18.8 billion, or 42 percent, to $63.9 billion and production volume improved $15.3 billion, or 27 percent, to $72.0 billion compared to 2004. The Home Equity servicing portfolio at December 31, 2005 was $71.6 billion, $12.2 billion higher than December 31, 2004, driven primarily by production and account growth.

ALM/Other

ALM/Other is comprised primarily of the allocation of a portion of the Corporation’s Net Interest Income from ALM activities and other consumer related businesses (e.g. insurance). Net Income decreased in 2005 primarily as a result of a lower contribution from ALM activity due to the flattening yield curve.

Global Corporate and Investment Banking

Global Corporate and Investment Banking provides a wide range of financial services, to both our issuer and investor clients that range from business banking clients to large international corporate and institutional investor clients, using a strategy to deliver value-added financial products and advisory solutions. Global Corporate and Investment Banking’s products and services are delivered from three primary businesses: Business Lending, Capital Markets and Advisory Services, and Treasury Services, and are provided to our clients through a global team of client relationship managers and product partners. In addition, ALM/Other includes the results of ALM activities and other commercial-related businesses such as Latin America, and Asia Commercial and Retail operations based in Hong Kong. In addition to our operations in Latin America, our clients are supported through offices in 26 countries that are divided into three distinct geographic regions: U.S. and Canada; Asia; and Europe, Middle East and Africa. For more information on our Latin American and Asian operations, see Foreign Portfolio beginning on page 44.

Global Corporate and Investment Banking

(Dollars in millions)	2005
	Total	Business Lending	Capital Markets and Advisory Services	Treasury Services	ALM / Other
Net interest income(1)	$11,157	$4,805	$1,933	$3,399	$1,020
Noninterest income
Service charges	2,618	472	111	1,867	168
Investment and brokerage services	1,046	18	875	28	125
Investment banking income	1,892	—	1,901	—	(9)
Trading account profits	1,770	(29)	1,618	64	117
All other income	2,117	730	380	662	345

Total noninterest income	9,443	1,191	4,885	2,621	746

Total revenue(1)	20,600	5,996	6,818	6,020	1,766

Provision for credit losses	(290)	104	(30)	(4)	(360)
Gains (losses) on sales of debt securities	263	62	55	—	146
Noninterest expense	11,111	2,023	4,702	3,133	1,253

Income before income taxes	10,042	3,931	2,201	2,891	1,019
Income tax expense	3,644	1,407	785	1,039	413

Net income	$6,398	$2,524	$1,416	$1,852	$606

Shareholder value added	$1,979	$958	$339	$1,143	$(461)
Net interest yield(1)	2.03%	2.34%	0.60%	2.35%	n/m
Return on average equity	15.32	16.48	14.32	27.34	n/m
Efficiency ratio(1)	53.95	33.74	68.96	52.04	n/m
Period end total assets(2)	$633,374	$238,446	$338,145	$163,869	n/m

	2004
	Total	Business Lending	Capital Markets and Advisory Services	Treasury Services	ALM / Other
Net interest income(1)	$10,671	$4,526	$2,603	$2,383	$1,159
Noninterest income
Service charges	2,577	426	104	1,915	132
Investment and brokerage services	872	15	753	30	74
Investment banking income	1,915	—	1,923	—	(8)
Trading account profits	1,284	16	1,120	63	85
All other income	1,334	381	177	538	238

Total noninterest income	7,982	838	4,077	2,546	521

Total revenue(1)	18,653	5,364	6,680	4,929	1,680

Provision for credit losses	(886)	(682)	(34)	9	(179)
Gains (losses) on sales of debt securities	(10)	—	(10)	—	—
Noninterest expense	10,286	1,989	4,016	2,872	1,409

Income before income taxes	9,243	4,057	2,688	2,048	450
Income tax expense	3,317	1,488	924	741	164

Net income	$5,926	$2,569	$1,764	$1,307	$286

Shareholder value added	$2,076	$1,060	$625	$733	$(342)
Net interest yield(1)	2.45%	2.66%	1.06%	1.83%	n/m
Return on average equity	16.30	17.53	17.01	23.66	n/m
Efficiency ratio(1)	55.14	37.08	60.12	58.27	n/m
Period end total assets(2)	$508,502	$205,329	$250,232	$160,544	n/m

(1)	Fully taxable-equivalent basis
(2)	Total Assets include excess earning asset allocations.

n/m = not meaningful

Global Corporate and Investment Banking

(Dollars in millions)	2005	2004
Average
Total loans and leases	$214,828	$185,557
Total trading-related assets	314,568	243,494
Total earning assets	550,630	436,271
Total assets	633,264	506,310
Total deposits	189,905	166,509
Common equity/Allocated equity	41,774	36,362
Period end
Total loans and leases	$232,642	$204,009
Total trading-related assets	291,267	210,609
Total earning assets	553,402	420,931
Total assets	633,374	508,502
Total deposits	198,390	182,829

Net Income increased $472 million, or eight percent, in 2005 compared to 2004. Increases in Noninterest Income, Net Interest Income and Gains on Sales of Debt Securities were partially offset by an increase in Noninterest Expense and a reduced benefit from Provision for Credit Losses.

Net Interest Income increased by $486 million, or five percent, in 2005 compared to 2004. The increase was largely due to growth in Average Loans and Leases of $29.3 billion, or 16 percent, an increase in Average Deposits of $23.4 billion, or 14 percent, wider spreads on the deposit portfolio due to higher short-term interest rates, and the impact of FleetBoston earning assets offset by spread compression and a flattening yield curve in 2005.

Noninterest Income increased $1.5 billion, or 18 percent, in 2005 compared to the 2004. Driving the increase was higher other noninterest income of $783 million, increases in Trading Account Profits of $486 million and Investment and Brokerage Services of $174 million. The increase in other noninterest income was primarily due to the impact of spread widening in certain industries in the first half of 2005 on our credit default protection purchased, FleetBoston, merchant discount fees and equity investment gains. The increase in Trading Account Profits was due to growth in average trading-related earning assets as a result of increased client activity as we continued to invest in the business.

Provision for Credit Losses rose $596 million to negative $290 million in 2005 compared to negative $886 million in 2004. The negative provision reflects continued improvement in commercial credit quality although at a slower rate than experienced in 2004. An improved risk profile in Latin America and reduced uncertainties resulting from the completion of credit-related integration activities for FleetBoston also contributed to the negative provision. For more information, see Credit Risk Management beginning on page 37.

Noninterest Expense increased $825 million, or eight percent, in 2005 compared to 2004. This increase was primarily due to higher Personnel expense as a result of increased performance-based incentive compensation, along with costs associated with the strategic initiative, higher processing costs and the impact of FleetBoston. Partially offsetting these increases were nonrecurring charges recognized in 2004 for the segment’s share of the mutual fund settlement and other litigation expenses.

Business Lending

Business Lending provides a wide range of lending related products and services to our clients through client relationship teams along with various product partners. Products include commercial and corporate bank loans and commitment facilities which cover our business banking clients, middle market commercial clients and our large multinational corporate clients. Real estate lending products are issued primarily to public and private developers, homebuilders and commercial real estate firms. Leasing and asset-based lending products offer our clients innovative financing solutions. Also included are indirect consumer loans which allow us to offer financing through auto, marine, motorcycle and recreational vehicle dealerships across the U.S. Business Lending also contains the results for the economic hedging of our risk to certain credit counterparties utilizing various risk mitigation tools such as credit default swaps (CDS) and may also use other products to help offset hedging costs.

Net Income decreased $45 million, or two percent, in 2005 compared to 2004 primarily due to an increase in Provision for Credit Losses partially offset by increases in Net Interest Income and Noninterest Income. The increase in Net Interest Income was driven by an increase in average loan balances of $27.1 billion, or 16 percent, due to new business and increased line utilization. The increase in Noninterest Income was driven by the impact of spread widening in certain industries in the first half of 2005 on our credit default protection purchased, equity investment gains, and the impact of FleetBoston. Provision for Credit Losses increased $786 million from negative $682 million, primarily due to a slower rate of credit improvement in our corporate portfolio than experienced in 2004, higher provision in Commercial Banking Regions as 2004 benefited from significant improvement in commercial credit quality, and growth and seasoning of the automobile loan portfolio.

Capital Markets and Advisory Services

Capital Markets and Advisory Services provides products, advisory services and financing globally to our institutional investor clients in support of their investing and trading activities. We also work with our commercial and corporate issuer clients to provide debt and equity distribution capabilities, merger-related advisory services and risk management solutions using interest rate, equity, credit and commodity derivatives, foreign exchange, fixed income and mortgage-related products. In support of these activities, the business may take positions in these products and participate in market-making activities dealing in equity and equity-linked securities, high-grade and high-yield corporate debt securities, commercial paper, and mortgage-backed and asset-backed securities. We also provide debt and equity securities research through Banc of America Securities, LLC. This business is a primary dealer in the U.S. and in several international locations.

Capital Markets and Advisory Services market-based revenue includes Net Interest Income, Noninterest Income and Gains (Losses) on Sales of Debt Securities. We evaluate our trading results and strategies based on total market-based revenue. The following table presents further detail regarding Capital Markets and Advisory Services market-based revenue. Sales and trading revenue is segregated into fixed income from liquid products (primary interest rate and commodity derivatives, foreign exchange contracts and public finance), credit products (primarily investment and non-investment grade corporate debt obligations and credit derivatives) and structured products (primarily commercial mortgage-backed securities, residential mortgage-backed securities, collateralized debt obligations, and equity-linked derivatives and securities); and equity income from cash equities activity.

Capital Markets and Advisory Services Market-based Revenue

(Dollars in millions)	2005	2004
Investment banking income
Advisory fees	$295	$336
Debt underwriting	1,333	1,284
Equity underwriting	273	303

Total investment banking income	1,901	1,923

Sales and trading
Fixed income:
Liquid products	1,942	1,755
Credit products	634	778
Structured products	1,003	1,078

Total fixed income	3,579	3,611

Equity income	1,393	1,136

Total sales and trading	4,972	4,747

Total Capital Markets and Advisory Services Market-based Revenue(1)	$6,873	$6,670

(1)	Includes Gains (Losses) on Sales of Debt Securities of $55 million and $(10) million in 2005 and 2004.

Net Income decreased $348 million, or 20 percent, in 2005 compared to 2004. An increase in Noninterest Expense was partially offset by an increase in Revenue.

Revenue in 2005 was $6.9 billion, relatively unchanged from the prior year. Credit products revenue decreased $144 million due to increased spread volatility in certain industries and lack of investor demand. Offsetting this decline were increases in equity income and liquid products revenue. Equity income increased $257 million driven by higher customer activity and the absence of a net loss on a stock position that occurred in 2004. Liquid products revenue increased $187 million primarily related to higher sales activity and commodities revenue as prior year included losses related to positions in gas and jet fuel.

In 2005, Noninterest Expense increased $686 million, or 17 percent, due to higher Personnel expense, including performance-based incentive compensation, along with costs associated with the strategic initiative.

Treasury Services

Treasury Services provides integrated working capital management and treasury solutions to clients across the U.S. and 50 countries through our network of proprietary offices and special clearing arrangements. Our clients include multinationals, middle-market companies, correspondent banks, commercial real estate firms and governments. Our products and services include treasury management, trade finance, foreign exchange, short-term credit facilities and short-term investing options. Net interest income is derived from interest and noninterest-bearing deposits, sweep investments, and other liability management products. Noninterest income is generated from payment and receipt products, merchant services, wholesale card products, and trade services and is comprised primarily of service charges which are net of market-based earnings credit rates applied against noninterest-bearing deposits.

Net Income increased $545 million, or 42 percent, in 2005 compared to 2004 primarily due to an increase in Total Revenue of $1.1 billion, or 22 percent, resulting from an increase in Net Interest Income of $1.0 billion, or 43 percent. The Net Interest Income increase was driven by wider spreads due to higher short-term interest rates and an increase in Average Deposits of $14.8 billion, or 11 percent, due in part to the impact of FleetBoston. Other noninterest income increased $124 million, or 23 percent, in 2005 compared to 2004, primarily due to higher merchant discount fees resulting from our acquisition of NPC in the fourth quarter of 2004. Also, Noninterest Expense increased $261 million, or 9 percent, primarily due to the NPC acquisition and the FleetBoston merger.

ALM/Other

ALM/Other is comprised primarily of our full-service Latin American operations in Brazil, Chile, Argentina, and Uruguay, and our commercial and wealth and investment management operations in Mexico. These operations primarily service indigenous and multinational corporations, small businesses and affluent consumers. This business also includes Asia Commercial and Retail operations based in Hong Kong, and an allocation of a portion of the Corporation’s Net Interest Income from ALM activities. For more information on our Latin American and Asian operations, see Foreign Portfolio beginning on page 44.

Net Income increased $320 million in 2005 to $606 million compared to 2004 due to decreases in Provision for Credit Losses and Noninterest Expense combined with an increase in Gains on Sales of Debt Securities. The Provision for Credit Losses decreased $181 million to negative $360 million primarily due to an improved risk profile in Latin America. The decrease in Noninterest Expense was primarily driven by the segment’s share of the mutual fund settlement and other litigation reserves recorded in 2004. Gains on Sales of Debt Securities in Latin America were $146 million in 2005. For more information on Gains on Sales of Debt Securities, see Market Risk Management beginning on page 53.

On October 13, 2005, we announced an agreement to sell our asset management business in Mexico with $1.8 billion of assets under management to Grupo Financiero Santander Serfin. The sale will be completed in 2006.

In December 2005, we entered into a definitive agreement with a consortium led by Johannesburg-based Standard Bank Group Ltd for the sale of BankBoston Argentina assets and liabilities. The transaction is subject to obtaining all necessary regulatory approvals.

Global Wealth and Investment Management

This segment provides tailored investment services to individual and institutional clients in various stages and economic cycles. Our clients are offered specific products and services based on their needs through three primary businesses: The Private Bank, Columbia Management (Columbia), and Premier Banking and Investments (PB&I). In addition, ALM/Other includes the results of ALM activities and other Global Wealth and Investment Management businesses.

Global Wealth and Investment Management

(Dollars in millions)	2005
	Total	Private Bank	Columbia Management	Premier Banking and Investments	ALM/ Other(1)
Net interest income(2)	$3,815	$1,006	$6	$1,733	$1,070
Noninterest income:
Investment & brokerage services	3,140	1,033	1,301	670	136
All other income	356	67	32	147	110

Total noninterest income	3,496	1,100	1,333	817	246

Total revenue(2)	7,311	2,106	1,339	2,550	1,316

Provision for credit losses	(7)	(23)	—	18	(2)
Noninterest expense	3,704	1,240	904	1,256	304

Income before income taxes	3,614	889	435	1,276	1,014
Income tax expense	1,298	320	157	460	361

Net income	$2,316	$569	$278	$816	$653

Shareholder value added	$1,264	$363	$129	$468	$304
Net interest yield(2)	3.03%	3.36%	n/m	3.00%	n/m
Return on average equity	22.53	26.45	16.24%	24.73	n/m
Efficiency ratio(2)	50.65	58.85	67.49	49.24	n/m
Period end—total assets(3)	$135,016	$31,728	$2,686	$57,393	n/m

	2004
	Total	Private Bank	Columbia Management	Premier Banking and Investments	ALM/ Other(1)
Net interest income(2)	$2,921	$869	$27	$1,202	$823
Noninterest income:
Investment & brokerage services	2,743	941	1,093	630	79
All other income	336	65	7	170	94

Total noninterest income	3,079	1,006	1,100	800	173

Total revenue(2)	6,000	1,875	1,127	2,002	996

Provision for credit losses	(22)	(9)	—	(12)	(1)
Noninterest expense	3,460	1,188	752	1,236	284

Income before income taxes	2,562	696	375	778	713
Income tax expense	931	250	135	280	266

Net income	$1,631	$446	$240	$498	$447

Shareholder value added	$787	$217	$88	$196	$286
Net interest yield(2)	3.18%	3.11%	n/m	2.32%	n/m
Return on average equity	19.62	19.88	14.56%	17.33	n/m
Efficiency ratio(2)	57.67	63.40	66.73	61.73	n/m
Period end—total assets(3)	$130,419	$30,636	$2,700	$54,965	n/m

(1)	Reflects Premier Banking and Investments migration which increased average deposits $39.3 billion and $11.2 billion for 2005 and 2004.
(2)	Fully taxable-equivalent basis
(3)	Total Assets include excess earning asset allocations.
n/m	= not meaningful

Global Wealth and Investment Management

(Dollars in millions)	2005	2004
Average
Total loans and leases	$54,104	$44,166
Total earning assets	125,920	91,864
Total assets	133,708	98,550
Total deposits	117,338	84,548
Common equity/Allocated equity	10,284	8,315
Period End
Total loans and leases	$58,380	$49,860
Total earning assets	127,054	122,535
Total assets	135,016	130,419
Total deposits	115,454	113,114

Net Income increased $685 million, or 42 percent, in 2005. Net Interest Income increased $894 million, or 31 percent, in 2005. This increase was due to growth in deposits and loans in PB&I and The Private Bank. Average Deposits increased $32.8 billion, or 39 percent, in 2005 primarily due to the migration of account balances from Deposits in Global Consumer and Small Business Banking to PB&I, in addition to organic growth in PB&I and The Private Bank. Average Loans and Leases increased $9.9 billion, or 23 percent, due to higher loan volume in PB&I and The Private Bank. The secondary driver of the increase in Average Deposits and Loans and Leases was the impact of the FleetBoston portfolio.

Noninterest Income increased $417 million, or 14 percent, in 2005. Noninterest Income consists primarily of Investment and Brokerage Services, which represents fees earned on client assets and brokerage commissions. The Investment and Brokerage Services revenue increase in 2005, compared to 2004, was mainly due to the impact of FleetBoston.

Noninterest Expense increased $244 million, or seven percent, in 2005. The increase was due primarily to increased Personnel expenses driven by PB&I growth in the Northeast and the impact of FleetBoston. Partially offsetting these increases were nonrecurring charges recognized in 2004 for the segment’s share of the mutual fund settlement and other litigation expenses.

At December 31, 2005, total client assets increased $29.9 billion, or four percent, as compared to December 31, 2004. The increase was due to the $30.9 billion increase in assets under management in 2005, which was driven by net inflows primarily in short-term money market assets and an increase in overall market valuations. Assets under management generate fees based on a percentage of their market value. They consist largely of mutual funds and separate accounts, which are comprised of taxable and nontaxable money market products, equities, and taxable and nontaxable fixed income securities.

Client Assets

	December 31
(Dollars in billions)	2005	2004
Assets under management	$482.4	$451.5
Client brokerage assets	161.7	149.9
Assets in custody	94.2	107.0

Total client assets	$738.3	$708.4

The Private Bank

The Private Bank provides integrated wealth management solutions to high-net-worth individuals, middle market institutions and charitable organizations with investable assets greater than $3 million. Services in The Private Bank include investment, trust, banking and lending services as well as specialty asset management services (oil and gas, real estate, farm and ranch, timberland, private businesses and tax advisory). The Private Bank also provides integrated wealth management solutions to ultra high-net-worth individuals and families with investable assets greater than $50 million through its Family Wealth Advisors unit. Family Wealth Advisors provides a higher level of contact, tailored service and wealth management solutions addressing the complex needs of their clients.

Net Income increased $123 million, or 28 percent, in 2005. The increase in Net Income was primarily a result of an increase in Net Interest Income from higher deposit spreads and growth in Average Loans and Leases which were impacted by the addition of the FleetBoston portfolio. The Private Bank also benefited from an increase in Investment and Brokerage Services revenue.

Columbia

Columbia is an asset management organization primarily serving the needs of institutional customers. Columbia provides asset management services, liquidity strategies and separate accounts. Columbia also provides mutual funds offering a full range of investment styles across an array of products including equities, fixed income (taxable and nontaxable) and cash products (taxable and nontaxable). In addition to servicing institutional clients, Columbia distributes its products and services to individuals through The Private Bank, PB&I, and nonproprietary channels including other brokerage firms.

Net Income increased $38 million, or 16 percent, in 2005. The increase was due to higher revenue for Investment and Brokerage Services partially offset by higher Personnel expenses as a result of increased performance-based incentive compensation, both driven by higher assets under management in addition to the impact of FleetBoston.

PB&I

PB&I includes Banc of America Investments (BAI), our full-service retail brokerage business and our Premier Banking channel. PB&I brings personalized banking and investment expertise through priority service with client-

dedicated teams. PB&I provides a high-touch client experience through a network of more than 4,000 client advisors to our affluent customers with a personal wealth profile of either $250,000 including investable assets and a mortgage or at least $100,000 of investable assets. BAI is the third largest bank-owned brokerage company in the U.S. with $151 billion in client assets.

Net Income increased $318 million, or 64 percent, in 2005. This increase was driven by an increase in Net Interest Income due mainly to higher deposit spreads in addition to an increase in Average Loans and Leases which were impacted by the addition of the FleetBoston portfolio.

ALM/Other

ALM/Other includes the impact of customer migration, Banc of America Specialist, GWIM Products Group, and ALM.

The Corporation migrates qualifying affluent customers, deposits and Net Interest Income related to those customers from Deposits within Global Consumer and Small Business Banking to PB&I. To provide a view of organic growth in PB&I, the Corporation allocates the original migrated deposit balances as well as corresponding Net Interest Income at original spreads from PB&I to the ALM/Other unit within Global Wealth and Investment Management. The Corporation believes that the resulting PB&I business approximates an organic, incremental view of the business.

Net Income increased $206 million to $653 million in 2005. The increase was driven by higher deposit Net Interest Income due to the migration of certain banking relationships from PB&I partially offset by a reduction from ALM activities.

All Other

Included in All Other are our Equity Investments businesses and Other.

Equity Investments includes Principal Investing and corporate investments. Principal Investing is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages of their life cycle from start-up to buyout. Corporate investments include CCB, Grupo Financiero Santander Serfin and various other equity-related investments.

Other includes the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain consumer finance and commercial lending businesses that are being liquidated. Other also includes certain amounts associated with ALM activities, including the residual impact of funds transfer pricing allocation methodologies, amounts associated with the change in the value of derivatives used as economic hedges of interest rate and foreign exchange rate fluctuations that do not qualify for SFAS 133 hedge accounting treatment, gains or losses on sales of whole mortgage loans, and Gains on Sales of Debt Securities. The objective of the funds transfer pricing allocation methodology is to neutralize the businesses from changes in interest rate and foreign exchange fluctuations. Accordingly, for segment reporting purposes, the businesses receive the neutralizing benefit to Net Interest Income related to the economic hedges previously mentioned, with the offset recorded in Other.

All Other

(Dollars in millions)	2005	2004 (Restated)
Net interest income(1,2)	$(256)	$(636)
Noninterest income:
Equity investment gains	1,793	750
All other income(2)	(810)	231

Total noninterest income	983	981

Total revenue(1)	727	345
Provision for credit losses	40	346
Gains on sales of debt securities(2)	823	1,617
Merger and restructuring charges	412	618
All other noninterest expense	275	295

Income before income taxes	823	703
Income tax expense	17	114

Net income	$806	$589

Shareholder value added	$(892)	$(649)

(1)	Fully taxable-equivalent basis
(2)	Included in these amounts are impacts related to derivatives designated as economic hedges which do not qualify for SFAS 133 hedge accounting treatment of $(419) million and $(834) million in Net Interest Income and $(256) million and $920 million in Noninterest Income. The impact, including $0 and a loss of $(399) million in Gains on Sales of Debt Securities, totaled $(675) million and $(313) million in 2005 and 2004.

Total Revenue for All Other increased $382 million to $727 million in 2005, primarily driven by an increase in Equity Investment Gains in 2005. Offsetting this increase was the decline in fair value of derivative instruments which were used as economic hedges of interest and foreign exchange rates as part of our ALM activities. Changes in value of these derivative instruments were primarily due to interest rate fluctuations during the year.

Provision for Credit Losses decreased $306 million to $40 million in 2005, resulting from changes to components of the formula and other factors effective in 2004, and reduced credit costs in 2005 associated with previously exited businesses. These decreases were offset in part by the establishment of a $50 million reserve for estimated losses associated with Hurricane Katrina.

Gains on Sales of Debt Securities decreased $794 million primarily due to lower gains realized in 2005 on mortgage-backed securities and corporate bonds than in 2004. Securities gains are the result of the repositioning of the securities portfolio to manage interest rate fluctuations and mortgage prepayment risk. The Corporation utilized a forward purchase agreement to hedge the variability in cash flows from the anticipated purchases of securities. The Corporation subsequently sold the related securities and did not originally reclassify the loss from Accumulated OCI at the time the related securities were sold.

Merger and Restructuring Charges decreased $206 million in 2005 as the FleetBoston integration is nearing completion and the infrastructure initiative was completed in the first quarter of 2005. For more information on Merger and Restructuring Charges, see Note 2 of the Consolidated Financial Statements.

Income Tax Expense was $17 million in 2005 compared to $114 million in 2004. The change in Income Tax Expense was driven by an increase in tax benefits for low-income housing credits. These tax benefits are allocated to Global Consumer and Small Business Banking as FTE Noninterest Income through our segment reporting process. All Other includes an offset to this FTE impact.

On- and Off-balance Sheet Financing Entities

Off-balance Sheet Commercial Paper Conduits

In addition to traditional lending, we also support our customers’ financing needs by facilitating their access to the commercial paper markets. These markets provide an attractive, lower-cost financing alternative for our customers. Our customers sell assets, such as high-grade trade or other receivables or leases, to a commercial paper financing entity, which in turn issues high-grade short-term commercial paper that is collateralized by the underlying assets. Additionally, some customers receive the benefit of commercial paper financing rates related to certain lease arrangements. We facilitate these transactions and collect fees from the financing entity for the services it provides including administration, trust services and marketing the commercial paper.

We receive fees for providing combinations of liquidity, standby letters of credit (SBLCs) or similar loss protection commitments, and derivatives to the commercial paper financing entities. These forms of asset support are senior to the first layer of asset support provided by customers through over-collateralization or by support provided by third parties. The rating agencies require that a certain percentage of the commercial paper entity’s assets be supported by the seller’s over-collateralization and our SBLC in order to receive their respective investment rating. The SBLC would be drawn on only when the over-collateralization provided by the seller is not sufficient to cover losses of the related asset. Liquidity commitments made to the commercial paper entity are designed to fund scheduled redemptions of commercial paper if there is a market disruption or the new commercial paper cannot be issued to fund the redemption of the maturing commercial paper. The liquidity facility has the same legal priority as the commercial paper. We do not enter into any other form of guarantee with these entities.

We manage our credit risk on these commitments by subjecting them to our normal underwriting and risk management processes. At December 31, 2005 and 2004, we had off-balance sheet liquidity commitments and SBLCs to these entities of $25.9 billion and $23.8 billion. Substantially all of these liquidity commitments and SBLCs mature within one year. These amounts are included in Table 6. Net revenues earned from fees associated with these off-balance sheet financing entities were approximately $71 million and $80 million in 2005 and 2004.

From time to time, we may purchase some of the commercial paper issued by certain of these entities for our own account or acting as a dealer on behalf of third parties. Derivative instruments related to these entities are marked to market through the Consolidated Statement of Income. SBLCs are initially recorded at fair value in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees” (FIN 45). Liquidity commitments and SBLCs subsequent to inception are accounted for pursuant to SFAS No. 5, “Accounting for Contingencies” (SFAS 5), and are discussed further in Note 13 of the Consolidated Financial Statements.

The commercial paper conduits are variable interest entities (VIEs) as defined in FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (FIN 46R), which provides a framework for identifying VIEs and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in its consolidated financial statements. In accordance with FIN 46R, the primary beneficiary is the party that consolidates a VIE based on its assessment that it will absorb a majority of the expected losses or expected residual returns of the entity, or both. We have determined that we are not the primary beneficiary of the commercial paper conduits described above and, therefore, have not included the assets and liabilities or results of operations of these conduits in the Consolidated Financial Statements of the Corporation.

On-balance Sheet Commercial Paper Conduits

In addition to the off-balance sheet financing entities previously described, we also utilize commercial paper conduits that have been consolidated based on our determination that we are the primary beneficiary of the entities in accordance with FIN 46R. At December 31, 2005 and 2004, the consolidated assets and liabilities of these conduits were reflected in AFS Securities, Other Assets, and Commercial Paper and Other Short-term Borrowings in Global Corporate and Investment Banking. At December 31, 2005 and 2004, we held $6.6 billion and $7.7 billion of assets of these entities while our maximum loss exposure associated with these entities, including unfunded lending commitments, was approximately $8.0 billion and $9.4 billion. We manage our credit risk on the on-balance sheet commitments by subjecting them to the same processes as the off-balance sheet commitments.

Qualified Special Purpose Entities

In addition, to control our capital position, diversify funding sources and provide customers with commercial paper investments, we will, from time to time, sell assets to off-balance sheet commercial paper entities. The commercial paper entities are Qualified Special Purpose Entities (QSPEs) that have been isolated beyond our reach or that of our creditors, even in the event of bankruptcy or other receivership. The accounting for these entities is governed by SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB Statement No. 125,” (SFAS 140) which provides that QSPEs are not included in the consolidated financial statements of the seller. Assets sold to the entities consist of high-grade corporate or municipal bonds, collateralized debt obligations and asset-backed securities. These entities issue collateralized commercial paper or notes with similar repricing characteristics to third party market participants and passive derivative instruments to us. Assets sold to the entities typically have an investment rating ranging from Aaa/AAA to Aa/AA. We may provide liquidity, SBLCs or similar loss protection commitments to the entity, or we may enter into derivatives with the entity in which we assume certain risks. The liquidity facility and derivatives have the same legal standing with the commercial paper.

The derivatives provide interest rate, currency and a pre-specified amount of credit protection to the entity in exchange for the commercial paper rate. These derivatives are provided for in the legal documents and help to alleviate any cash flow mismatches. In some cases, if an asset’s rating declines below a certain investment quality as evidenced by its investment rating or defaults, we are no longer exposed to the risk of loss. At that time, the commercial paper holders assume the risk of loss. In other cases, we agree to assume all of the credit exposure related to the referenced asset. Legal documents for each entity specify asset quality levels that require the entity to automatically dispose of the asset once the asset falls below the specified quality rating. At the time the asset is disposed, we are required to reimburse the entity for any credit-related losses depending on the pre-specified level of protection provided.

We manage any credit or market risk on commitments or derivatives through normal underwriting and risk management processes. At December 31, 2005 and 2004, we had off-balance sheet liquidity commitments, SBLCs and other financial guarantees to these entities of $7.1 billion and $7.4 billion. Substantially all of these commitments mature within one year and are included in Table 6. Derivative activity related to these entities is included in Note 5 of the Consolidated Financial Statements. Net revenues earned from fees associated with these entities were $86 million and $61 million in 2005 and 2004.

We generally do not purchase any of the commercial paper issued by these types of financing entities other than during the underwriting process when we act as issuing agent nor do we purchase any of the commercial paper for our own account. Derivative instruments related to these entities are marked to market through the Consolidated Statement of Income. SBLCs are initially recorded at fair value in accordance with FIN 45. Liquidity commitments and SBLCs subsequent to inception are accounted for pursuant to SFAS 5 and are discussed further in Note 13 of the Consolidated Financial Statements.

Credit and Liquidity Risks

Because we provide liquidity and credit support to the commercial paper conduits and QSPEs described above, our credit ratings and changes thereto will affect the borrowing cost and liquidity of these entities. In addition, significant changes in counterparty asset valuation and credit standing may also affect the liquidity of the commercial paper issuance. Disruption in the commercial paper markets may result in our having to fund under these commitments and SBLCs discussed above. We seek to manage these risks, along with all other credit and liquidity risks, within our policies and practices. See Notes 1 and 9 of the Consolidated Financial Statements for additional discussion of off-balance sheet financing entities.

Other Off-balance Sheet Financing Entities

To improve our capital position and diversify funding sources, we also sell assets, primarily loans, to other off-balance sheet QSPEs that obtain financing primarily by issuing term notes. We may retain a portion of the investment grade notes issued by these entities, and we may also retain subordinated interests in the entities which reduce the credit risk of the senior investors. We may provide liquidity support in the form of foreign exchange or interest rate swaps. We generally do not provide other forms of credit support to these entities, which are described more fully in Note 9 of the Consolidated Financial Statements. In addition to the above, we had significant involvement with variable interest entities (VIEs) other than the commercial paper conduits. These VIEs were not consolidated because we will not absorb a majority of the expected losses or expected residual returns and are therefore not the primary beneficiary of the VIEs. These entities are described more fully in Note 9 of the Consolidated Financial Statements.

Obligations and Commitments

We have contractual obligations to make future payments on debt and lease agreements. Additionally, in the normal course of business, we enter into contractual arrangements whereby we commit to future purchases of products or services from unaffiliated parties. Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations. Included in purchase obligations are vendor contracts of $4.0 billion, commitments to purchase securities of $34.2 billion and commitments to purchase loans of $51.7 billion. The most significant of our vendor contracts include communication services, processing services and software contracts. Other long-term liabilities include our obligations related to the Qualified Pension Plans, Nonqualified Pension Plans and Postretirement Health and Life Plans (the Plans). Obligations to the Plans are based on the current and projected obligations of the Plans, performance of the Plans’ assets and any participant contributions, if applicable. During 2005 and 2004, we contributed $1.1 billion and $303 million to the Plans, and we expect to make at least $134 million of contributions during 2006. Management believes the effect of the Plans on liquidity is not significant to our overall financial condition. Debt, lease and other obligations are more fully discussed in Notes 12 and 13 of the Consolidated Financial Statements.

Table 5 presents total long-term debt and other obligations at December 31, 2005.

Table 5

Long-term Debt and Other Obligations

December 31, 2005
(Dollars in millions)	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years	Total
Long-term debt and capital leases(1)	$11,188	$24,065	$20,689	$44,906	$100,848
Purchase obligations(2)	44,635	21,235	22,989	1,076	89,935
Operating lease obligations	1,324	2,202	1,449	3,477	8,452
Other long-term liabilities	134	—	—	—	134

Total	$57,281	$47,502	$45,127	$49,459	$199,369

(1)	Includes principal payments and capital lease obligations of $40 million.
(2)	Obligations that are legally binding agreements whereby we agree to purchase products or services with a specific minimum quantity defined at a fixed, minimum or variable price over a specified period of time are defined as purchase obligations.

Many of our lending relationships contain funded and unfunded elements. The funded portion is reflected on our balance sheet. The unfunded component of these commitments is not recorded on our balance sheet until a draw is made under the loan facility; however, a reserve is established for probable losses. These commitments, as well as guarantees, are more fully discussed in Note 13 of the Consolidated Financial Statements.

The following table summarizes the total unfunded, or off-balance sheet, credit extension commitment amounts by expiration date. At December 31, 2005, charge cards (nonrevolving card lines) to individuals and government entities guaranteed by the U.S. government in the amount of $9.4 billion (related outstandings of $171 million) were not included in credit card line commitments in the table below.

Table 6

Credit Extension Commitments

December 31, 2005
(Dollars in millions)	Expires in 1 year or less	Expires after 1 year through 3 years	Expires after 3 years through 5 years	Expires after 5 years	Total
Loan commitments(1)	$112,829	$55,840	$80,748	$28,340	$277,757
Home equity lines of credit	1,317	714	1,673	74,922	78,626
Standby letters of credit and financial guarantees	22,320	8,661	5,361	6,753	43,095
Commercial letters of credit	4,627	29	17	481	5,154

Legally binding commitments	141,093	65,244	87,799	110,496	404,632
Credit card lines	180,694	12,274	—	—	192,968

Total	$321,787	$77,518	$87,799	$110,496	$597,600

(1)	At December 31, 2005, there were equity commitments of $1.4 billion related to obligations to further fund Principal Investing equity investments.

Managing Risk

Overview

Our management governance structure enables us to manage all major aspects of our business through an integrated planning and review process that includes strategic, financial, associate, customer and risk planning. We derive much of our revenue from managing risk from customer transactions for profit. In addition to qualitative factors, we utilize quantitative measures to optimize risk and reward trade offs in order to achieve growth targets and financial objectives while reducing the variability of earnings and minimizing unexpected losses. Risk metrics that allow us to measure performance include economic capital targets, SVA targets and corporate risk limits. By allocating capital to a business unit, we effectively define that unit’s ability to take on risk. Country, trading, asset allocation and other limits supplement the allocation of economic capital. These limits are based on an analysis of risk and reward in each business unit and management is responsible for tracking and reporting performance measurements as well as any exceptions to guidelines or limits. Our risk management process continually evaluates risk and appropriate metrics needed to measure it. Our business exposes us to the following major risks: strategic, liquidity, credit, market and operational.

Strategic Risk is the risk that adverse business decisions, ineffective or inappropriate business plans or failure to respond to changes in the competitive environment, business cycles, customer preferences, product obsolescence, execution and/or other intrinsic risks of business will impact our ability to meet our objectives. Liquidity risk is the inability to accommodate liability maturities and deposit withdrawals, fund asset growth and meet contractual obligations through unconstrained access to funding at reasonable market rates. Credit risk is the risk of loss arising from a borrower’s or counterparty’s inability to meet its obligations. Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions, such as interest rate movements. Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or external events.

Risk Management Processes and Methods

We have established control processes and use various methods to align risk-taking and risk management throughout our organization. These control processes and methods are designed around “three lines of defense”: lines of business; support units (including Risk Management, Compliance, Finance, Human Resources and Legal); and Corporate Audit.

Management is responsible for identifying, quantifying, mitigating and managing all risks within their lines of business, while certain enterprise-wide risks are managed centrally. For example, except for trading-related business activities, interest rate risk associated with our business activities is managed in the Corporate Treasury and Corporate Investment functions. Line of business management makes and executes the business plan and is closest to the changing nature of risks and, therefore, we believe is best able to take actions to manage and mitigate those risks. Our lines of business prepare quarterly self-assessment reports to identify the status of risk issues, including mitigation plans, if appropriate. These reports roll up to executive management to ensure appropriate risk management and oversight, and to identify enterprise-wide issues. Our management processes, structures and policies aid us in complying with laws and regulations and provide clear lines for decision-making and accountability. Wherever practical, we attempt to house decision-making authority as close to the transaction as possible while retaining supervisory control functions from both in and outside of the lines of business.

The Risk Management organization translates approved business plans into approved limits, approves requests for changes to those limits, approves transactions as appropriate, and works closely with lines of business to establish and monitor risk parameters. Risk Management has assigned a Risk Executive to each of the lines of business who is responsible for the oversight of all risks associated with that line of business. In addition, Risk Management has assigned Risk Executives to monitor enterprise-wide credit, market and operational risks.

Corporate Audit provides an independent assessment of our management and internal control systems. Corporate Audit activities are designed to provide reasonable assurance that resources are adequately protected; significant financial, managerial and operating information is materially complete, accurate and reliable; and employees’ actions are in compliance with corporate policies, standards, procedures, and applicable laws and regulations.

We use various methods to manage risks at the line of business levels and corporate-wide. Examples of these methods include planning and forecasting, risk committees and forums, limits, models, and hedging strategies. Planning and forecasting facilitates analysis of actual versus planned results and provides an indication of unanticipated risk levels. Generally, risk committees and forums are comprised of lines of business, risk management, treasury, compliance, legal and finance personnel, among others, who actively monitor performance against plan, limits, potential issues, and introduction of new products. Limits, the amount of exposure that may be taken in a product, relationship, region or industry, seek to align risk goals with those of each line of business and are part of our overall risk management process to help reduce the volatility of market, credit and operational losses. Models are used to estimate market value and net interest income sensitivity, and to estimate expected and unexpected losses for each product and line of business, where appropriate. Hedging strategies are used to manage the risk of borrower or counterparty concentration risk and to manage market risk in the portfolio.

The formal processes used to manage risk represent only one portion of our overall risk management process. Corporate culture and the actions of our associates are also critical to effective risk management. Through our Code of Ethics, we set a high standard for our associates. The Code of Ethics provides a framework for all of our associates to conduct themselves with the highest integrity in the delivery of our products or services to our customers. We instill a risk-conscious culture through communications, training, policies, procedures, and organizational roles and responsibilities. Additionally, we continue to strengthen the linkage between the associate performance management process and individual compensation to encourage associates to work toward corporate-wide risk goals.

Oversight

The Board evaluates risk through the Chief Executive Officer (CEO) and three committees. The Finance Committee, a committee appointed by the Board, establishes policies and strategies for managing the strategic, liquidity, credit, market and operational risks to corporate earnings and capital. The Asset Quality Committee, a Board committee, reviews credit and selected market risks; and the Audit Committee, a Board committee, provides direct oversight of the corporate audit function and the independent registered public accounting firm. Additionally, senior management oversight of our risk-taking and risk management activities is conducted through four senior management committees: the Risk and Capital Committee (RCC), the Asset and Liability Committee (ALCO), the Compliance and Operational Risk Committee (CORC) and the Credit Risk Committee (CRC). The RCC, a senior management committee, reviews corporate strategies and corporate objectives, evaluates business performance, and reviews business plans, including capital allocation, for the Corporation and for major businesses. The ALCO, a subcommittee of the Finance Committee, provides oversight for Corporate Treasury’s and Corporate Investment’s process of managing interest rate risk, otherwise known as ALM activities, and reviews ALM and credit hedging activities. ALCO also approves limits for trading activities and manages the risk of loss of value and related Net Interest Income of our trading activities. The CORC, a subcommittee of the Finance Committee, provides oversight and consistent communication of operational and compliance issues. The CRC, a subcommittee of the Finance Committee, establishes corporate credit practices and limits, including industry and country concentration limits and approval requirements. The CRC also reviews asset quality results versus plan, portfolio management, and the adequacy of the allowance for credit losses. Each committee and subcommittee has the ability to delegate authority to officers of subcommittees to manage specific risks.

Management continues to direct corporate-wide efforts to address the Basel Committee on Banking Supervision’s new risk-based capital standards (Basel II). The Finance Committee and the Audit Committee provide oversight of management’s plans including the Corporation’s preparedness and compliance with Basel II. For additional information, see Basel II on page 37 and Note 15 of the Consolidated Financial Statements.

The following sections, Strategic Risk Management, Liquidity Risk and Capital Management, Credit Risk Management beginning on page 37, Market Risk Management beginning on page 53 and Operational Risk Management beginning on page 61, address in more detail the specific procedures, measures and analyses of the major categories of risk that we manage.

Strategic Risk Management

The Board provides oversight for strategic risk through the CEO and the Finance Committee. We use an integrated business planning process to help manage strategic risk. A key component of the planning process aligns strategies, goals, tactics and resources. The process begins with an assessment that creates a plan for the Corporation, setting the corporate strategic direction. The planning process then cascades through the business units, creating business unit plans that are aligned with the Corporation’s direction. Tactics and metrics are monitored to ensure adherence to the plans. As part of this monitoring, business units perform a quarterly self-assessment further described in the Operational Risk Management section beginning on page 61. This assessment looks at changing market and business conditions, and the overall risk in meeting objectives. Corporate Audit in turn monitors, and independently reviews and evaluates, the plans and self-assessments.

One of the key tools for managing strategic risk is capital allocation. Through allocating capital, we effectively manage each business segment’s ability to take on risk. Review and approval of business plans incorporates approval of capital allocation, and economic capital usage is monitored through financial and risk reporting.

Liquidity Risk and Capital Management

Liquidity Risk

Liquidity is the ongoing ability to accommodate liability maturities and deposit withdrawals, fund asset growth and business operations, and meet contractual obligations through unconstrained access to funding at reasonable market rates. Liquidity management involves forecasting funding requirements and maintaining sufficient capacity to meet the needs and accommodate fluctuations in asset and liability levels due to changes in our business operations or unanticipated events. Sources of liquidity include deposits and other customer-based funding, wholesale market-based funding, and liquidity provided by the sale or securitization of assets.

We manage liquidity at two levels. The first is the liquidity of the parent company, which is the holding company that owns the banking and nonbanking subsidiaries. The second is the liquidity of the banking subsidiaries. The management of liquidity at both levels is essential because the parent company and banking subsidiaries each have different funding needs and sources, and each are subject to certain regulatory guidelines and requirements. Through ALCO, the Finance Committee is responsible for establishing our liquidity policy as well as approving operating and contingency procedures, and monitoring liquidity on an ongoing basis. Corporate Treasury is responsible for planning and executing our funding activities and strategy.

In order to ensure adequate liquidity through the full range of potential operating environments and market conditions, we conduct our liquidity management and business activities in a manner that will preserve and enhance funding stability, flexibility, and diversity. Key components of this operating strategy include a strong focus on customer-based funding, maintaining direct relationships with wholesale market funding providers, and maintaining the ability to liquefy certain assets when, and if, requirements warrant.

We develop and maintain contingency funding plans for both the parent company and bank liquidity positions. These plans evaluate our liquidity position under various operating circumstances and allow us to ensure that we would be able to operate though a period of stress when access to normal sources of funding is constrained. The plans project funding requirements during a potential period of stress, specify and quantify sources of liquidity, outline actions and procedures for effectively managing through the problem period, and define roles and responsibilities. They are reviewed and approved annually by ALCO.

Our borrowing costs and ability to raise funds are directly impacted by our credit ratings. The credit ratings of Bank of America Corporation and Bank of America, National Association (Bank of America, N.A.) are reflected in the table below.

Table 7

Credit Ratings

December 31, 2005
	Bank of America Corporation			Bank of America, N.A.
	Senior Debt	Subordinated Debt	Commercial Paper	Short-term Borrowings	Long-term Debt
Moody’s	Aa2	Aa3	P-1	P-1	Aa1
Standard & Poor’s	AA-	A+	A-1+	A-1+	AA
Fitch, Inc.	AA-	A+	F1+	F1+	AA-

Under normal business conditions, primary sources of funding for the parent company include dividends received from its banking and nonbanking subsidiaries, and proceeds from the issuance of senior and subordinated debt, as well as commercial paper and equity. Primary uses of funds for the parent company include repayment of maturing debt and commercial paper, share repurchases, dividends paid to shareholders, and subsidiary funding through capital or debt.

The parent company maintains a cushion of excess liquidity that would be sufficient to fully fund holding company and nonbank affiliate operations for an extended period during which funding from normal sources is disrupted. The primary measure used to assess the parent company’s liquidity is the “Time to Required Funding” during such a period of liquidity disruption. This measure assumes that the parent company is unable to generate funds from debt or equity issuance, receives no dividend income from subsidiaries, and no longer pays dividends to shareholders while continuing to meet nondiscretionary uses needed to maintain bank operations and repayment of contractual principal and interest payments owed by the parent company and affiliated companies. Under this scenario, the amount of time the parent company and its nonbank subsidiaries can operate and meet all obligations before the current liquid assets are exhausted is considered the “Time to Required Funding”. ALCO approves the target range set for this metric, in months, and monitors adherence to the target. Maintaining excess parent company cash that ensures that “Time to Required Funding” remains in the target range is the primary driver of the timing and amount of the Corporation’s debt issuances. As of December 31, 2005 “Time to Required Funding” was 29 months.

The primary sources of funding for our banking subsidiaries include customer deposits, wholesale market–based funding, and asset securitizations. Primary uses of funds for the banking subsidiaries include growth in the core asset portfolios, including loan demand, and in the ALM portfolio. We use the ALM portfolio primarily to manage interest rate risk and liquidity risk.

The strength of our balance sheet is a result of rigorous financial and risk discipline. Our excess deposits, which are a low cost of funding source, fund the purchase of additional securities and result in a lower loan to deposit ratio. Mortgage-backed securities and mortgage loans have prepayment risk which has to be actively managed. Repricing of deposits is a key variable in this process. The capital generated in excess of capital adequacy targets and to support business growth, is available for the payment of dividends and share repurchases.

ALCO determines prudent parameters for wholesale market-based borrowing and regularly reviews the funding plan for the bank subsidiaries to ensure compliance with these parameters. The contingency funding plan for the banking subsidiaries evaluates liquidity over a 12-month period in a variety of business environment scenarios assuming different levels of earnings performance and credit ratings as well as public and investor relations factors. Funding exposure related to our role as liquidity provider to certain off-balance sheet financing entities is also measured under a stress scenario. In this analysis, ratings are downgraded such that the off-balance sheet financing entities are not able to issue commercial paper and backup facilities that we provide are drawn upon. In addition, potential draws on credit facilities to issuers with ratings below a certain level are analyzed to assess potential funding exposure.

One ratio used to monitor the stability of our funding composition is the “loan to domestic deposit” (LTD) ratio. This ratio reflects the percent of Loans and Leases that are funded by domestic customer deposits, a relatively stable funding source. A ratio below 100 percent indicates that our loan portfolio is completely funded by domestic customer deposits. The ratio was 102 percent at December 31, 2005 compared to 93 percent at December 31, 2004. The increase was primarily attributable to organic growth in the loan and lease portfolio.

We originate loans for retention on our balance sheet and for distribution. As part of our “originate to distribute” strategy, commercial loan originations are distributed through syndication structures, and residential mortgages originated by Mortgage and Home Equity are frequently distributed in the secondary market. In connection with our balance sheet management activities, we may retain mortgage loans originated as well as purchase and sell loans based on our assessment of market conditions.

Regulatory Capital

As a regulated financial services company, we are governed by certain regulatory capital requirements. Presented in Note 15 of the Consolidated Financial Statements are the regulatory capital ratios, actual capital amounts and minimum required capital amounts for the Corporation, Bank of America, N.A., Fleet National Bank and Bank of America, N.A. (USA) at December 31, 2005 and 2004. On June 13, 2005, Fleet National Bank merged with and into Bank of America, N.A., with Bank of America, N.A. as the surviving entity. As of December 31, 2005, the entities were classified as “well-capitalized” for regulatory purposes, the highest classification.

Certain corporate sponsored trust companies which issue trust preferred securities (Trust Securities) are deconsolidated under FIN 46R. As a result, the Trust Securities are not included on our Consolidated Balance Sheets. On March 1, 2005, the FRB issued Risk-Based Capital Standards: Trust Preferred Securities and the Definition of Capital (the Final Rule) which allows Trust Securities to continue to qualify as Tier 1 Capital with revised quantitative limits that would be effective after a five-year transition period. As a result, we continue to include Trust Securities in Tier 1 Capital.

The FRB’s Final Rule limits restricted core capital elements to 15 percent for internationally active bank holding companies. In addition, the FRB revised the qualitative standards for capital instruments included in regulatory capital. Internationally active bank holding companies are those with consolidated assets greater than $250 billion or on-balance sheet exposure greater than $10 billion. At December 31, 2005, our restricted core capital elements comprised 16.6 percent of total core capital elements. We expect to be fully compliant with the revised limits prior to the implementation date of March 31, 2009.

Basel II

In June 2004, Basel II was published with the intent of more closely aligning regulatory capital requirements with underlying risks. Similar to economic capital measures, Basel II seeks to address credit risk, market risk and operational risk.

While economic capital is measured to cover unexpected losses, we also maintain a certain threshold in terms of regulatory capital to adhere to legal standards of capital adequacy. With recent updates to the U.S. implementation, these thresholds or leverage ratios, will continue to be utilized for the foreseeable future. Maintaining capital adequacy with our regulatory capital under Basel II, does not impact internal profitability or pricing.

In the U.S., Basel II will not be implemented until January 1, 2008, which will serve as our parallel test year, followed by full implementation in 2009. The impact on our capital management processes and capital requirements continues to be evaluated. As Basel II is an international regulation, U.S. regulatory agencies are drafting a U.S. oriented measure which follows the Basel II construct.

Recently, an assessment of the potential effect on regulatory capital known as Quantitative Impact Study 4 was completed, which generated disparate results among participants. In order to address the potential changes in capital levels, regulators have established floors or limits as to how much capital can decrease from period to period after full implementation through at least 2011. We are committed to working with the regulators and continue to proactively monitor their efforts towards achieving a successful implementation of Basel II.

Implementation of Basel II requires a significant enterprise-wide effort. During 2005, our dedicated Basel II Program Management Office, supported by a number of business segment specialists and technologists, completed major planning activities required to achieve Basel II preparedness. During 2006, we are aggressively moving forward with policy, process and technology changes required to achieve full compliance by the start of parallel processing in 2008. We continue to work closely with the regulatory agencies in this process.

Dividends

Effective for the third quarter 2005 dividend, the Board increased the quarterly cash dividend 11 percent from $0.45 to $0.50 per common share. In October 2005, the Board declared a fourth quarter cash dividend which was paid on December 23, 2005 to common shareholders of record on December 2, 2005. In January 2006, the Board declared a quarterly cash dividend of $0.50 per common share payable on March 24, 2006 to shareholders of record on March 3, 2006.

Share Repurchases

We will continue to repurchase shares, from time to time, in the open market or in private transactions through our approved repurchase programs. We repurchased 126.4 million shares of common stock in 2005, which more than offset the 79.6 million shares issued under our company’s employee stock plans. During 2006 we expect to use available excess capital to repurchase shares in excess of shares issued under our employee stock plans. For additional information on common share repurchases, see Note 14 of the Consolidated Financial Statements.

Credit Risk Management

Credit risk is the risk of loss arising from a borrower’s or counterparty’s inability to meet its obligations. Credit risk can also arise from operational failures that result in an advance, commitment or investment of funds. We define the credit exposure to a borrower or counterparty as the loss potential arising from all product classifications, including loans and leases, derivatives, trading account assets, assets held-for-sale, and unfunded lending commitments that include loan commitments, letters of credit and financial guarantees. For derivative positions, our credit risk is measured as the net replacement cost in the event the counterparties with contracts in a gain position to us completely fail to perform under the terms of those contracts. We use the current mark-to-market value to represent credit exposure without giving consideration to future mark-to-market changes. The credit risk amounts take into consideration the effects of legally enforceable master netting agreements. Our consumer and commercial credit extension and review procedures take into account credit exposures that are funded or unfunded. For additional information on derivatives and credit extension commitments, see Notes 5 and 13 of the Consolidated Financial Statements.

We manage credit risk based on the risk profile of the borrower or counterparty, repayment sources, the nature of underlying collateral, and other support given current events, conditions and expectations. We classify our Loans and Leases as either consumer or commercial and monitor their credit risk separately as discussed below.

Consumer Portfolio Credit Risk Management

Credit risk management for the consumer portfolio begins with initial underwriting and continues throughout a borrower’s credit cycle. Statistical techniques are used to establish product pricing, risk appetite, operating processes and metrics to balance risks and returns. Consumer exposure is grouped by product and other attributes for purposes of evaluating credit risk. Statistical models are built using detailed behavioral information from external sources such as credit bureaus as well as internal historical experience. These models are essential to our consumer credit risk management process and are used in the determination of credit decisions, collections management strategies, portfolio management decisions, determination of the allowance for consumer loan and lease losses, and economic capital allocations for credit risk.

Table 8 presents outstanding consumer loans and leases for each year in the five-year period ending at December 31, 2005.

Table 8

Outstanding Consumer Loans and Leases

	December 31
	2005		2004 (Restated)		2003 (Restated)		2002 (Restated)		2001 (Restated)
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Residential mortgage	$182,596	51.3%	$178,079	54.3%	$140,483	58.5%	$108,332	54.8%	$78,203	47.3%
Credit card	58,548	16.5	51,726	15.8	34,814	14.5	24,729	12.5	19,884	12.0
Home equity lines	62,098	17.5	50,126	15.3	23,859	9.9	23,236	11.8	22,107	13.4
Direct/Indirect consumer	45,490	12.8	40,513	12.3	33,415	13.9	31,068	15.7	30,317	18.4
Other consumer(1)	6,725	1.9	7,439	2.3	7,558	3.2	10,355	5.2	14,744	8.9

Total consumer loans and leases	$355,457	100.0%	$327,883	100.0%	$240,129	100.0%	$197,720	100.0%	$165,255	100.0%

(1)	Includes consumer finance of $2,849 million, $3,395 million, $3,905 million, $4,438 million, and $5,331 million at December 31, 2005, 2004, 2003, 2002, and 2001, respectively; foreign consumer of $3,841 million, $3,563 million, $1,969 million, $1,970 million, and $2,092 million at December 31, 2005, 2004, 2003, 2002, and 2001, respectively; and consumer lease financing of $35 million, $481 million, $1,684 million, $3,947 million, and $7,321 million at December 31, 2005, 2004, 2003, 2002, and 2001, respectively.

Concentrations of Consumer Credit Risk

Our consumer credit risk is diversified both geographically and through our various product offerings. In addition, credit decisions are statistically based with tolerances set to decrease the percentage of approvals as the risk profile increases.

From time to time, we purchase credit protection on certain portions of our consumer portfolio. This protection is designed to enhance our overall risk management strategy. At December 31, 2005 and 2004, we have mitigated a portion of our credit risk on approximately $110.4 billion and $88.7 billion of residential mortgage and indirect automobile loans through the purchase of credit protection. Our regulatory risk-weighted assets were reduced as a result of these transactions because we transferred a portion of our credit risk to unaffiliated parties. These transactions had the cumulative effect of reducing our risk-weighted assets by $30.6 billion and $25.5 billion at December 31, 2005 and 2004, and resulted in 28 bp and 26 bp increases in our Tier 1 Capital ratio.

Consumer Portfolio Credit Quality Performance

Credit quality continued to be strong and consistent with performance from a year ago with the exception of the credit card portfolio.

Managed credit card performance was impacted by increased bankruptcy filings prior to legislation which became effective October 17, 2005, continued growth and seasoning of the portfolio, and increased minimum payment requirements implemented in April 2004. The year 2005 compared to 2004 was also impacted by the FleetBoston credit card portfolio.

The entire balance of an account is contractually delinquent if the minimum payment is not received by the specified date on the customer’s billing statement. Interest and fees continue to accrue on our past due loans until the date the loan goes into nonaccrual status, if applicable. Delinquency is reported on accruing loans that are 30 days or more past due.

Credit card loans are generally charged off at 180 days past due or 60 days from notification of bankruptcy filing and are not classified as nonperforming. Unsecured consumer loans and deficiencies in non-real estate secured loans and leases are charged off at 120 days past due and are generally not classified as nonperforming. Real estate secured consumer loans are placed on nonaccrual and are classified as nonperforming no later than 90 days past due. The amount deemed uncollectible on real estate secured loans is charged off at 180 days past due.

Table 9 presents consumer net charge-offs and net charge-off ratios on the held portfolio for 2005 and 2004.

Table	9

Consumer Net Charge-offs and Net Charge-off Ratios(1)

	2005		2004 (Restated)
(Dollars in millions)	Amount	Percent	Amount	Percent
Residential mortgage	$27	0.02%	$36	0.02%
Credit card	3,652	6.76	2,305	5.31
Home equity lines	31	0.05	15	0.04
Direct/Indirect consumer	248	0.55	208	0.55
Other consumer	275	3.99	193	2.51

Total consumer	$4,233	1.26%	$2,757	0.93%

(1)	Percentage amounts are calculated as net charge-offs divided by average outstanding loans and leases during the year for each loan category.

As presented in Table 9, consumer net charge-offs from on-balance sheet loans increased $1.5 billion to $4.2 billion in 2005. Of these increased amounts, $1.3 billion was related to credit card net charge-offs. Higher credit card net charge-offs were driven by an increase in bankruptcy net charge-offs of $578 million resulting from changes in bankruptcy legislation, organic portfolio growth and seasoning, increases effective in 2004 in credit card minimum payment requirements, the impact of the FleetBoston portfolio and new advances on accounts for which previous loan balances were sold to the securitization trusts. The increase in direct/indirect consumer charge-offs was driven primarily by the growth and seasoning of the auto loan portfolio. The increase in other consumer charge-offs was primarily driven by an increase in charge-offs for checking account overdraft balances due to deposit growth and a change in the fourth quarter of 2005 in our charge-off policy for overdraft balances from 120 days to 60 days.

Net losses for the managed credit card portfolio increased $1.3 billion to $4.1 billion, or 6.92 percent of total average managed credit card loans in 2005, compared to 5.62 percent of total average managed credit card loans in 2004. Higher managed credit card net losses were driven by an increase in bankruptcy net losses resulting from the change in bankruptcy law, continued portfolio growth and seasoning, increases effective in 2004 in credit card minimum payment requirements and the impact of the FleetBoston portfolio.

As presented in Table 10, nonperforming consumer assets increased $39 million from December 31, 2004 to $846 million at December 31, 2005. The increase was due to a $47 million increase in nonperforming consumer loans and leases to $785 million, representing 0.22 percent of outstanding consumer loans and leases at December 31, 2005 compared to $738 million, representing 0.23 percent of outstanding consumer loans and leases at December 31, 2004. Nonperforming residential mortgages increased $16 million primarily due to modest portfolio growth, partially offset by sales of $112 million in 2005. Nonperforming home equity lines increased $51 million due to the seasoning of the portfolio. Other consumer nonperforming loans and leases fell $24 million due to the continued liquidation of the portfolios in our previously exited consumer businesses and a decline in foreign nonperforming loans and leases. Broad-based loan growth offset the increase in nonperforming consumer loans resulting in an improvement in the nonperforming ratios.

Table 10

Nonperforming Consumer Assets

	December 31
(Dollars in millions)	2005	2004	2003	2002	2001
Nonperforming consumer loans and leases
Residential mortgage	$570	$554	$531	$612	$556
Home equity lines	117	66	43	66	80
Direct/Indirect consumer	37	33	28	30	27
Other consumer	61	85	36	25	16

Total nonperforming consumer loans and leases(1)	785	738	638	733	679
Consumer foreclosed properties	61	69	81	99	334

Total nonperforming consumer assets(2)	$846	$807	$719	$832	$1,013

Nonperforming consumer loans and leases as a percentage of outstanding consumer loans and leases (Restated)	0.22%	0.23%	0.27%	0.37%	0.41%
Nonperforming consumer assets as a percentage of outstanding consumer loans, leases and foreclosed properties (Restated)	0.24	0.25	0.30	0.42	0.61

(1)	In 2005, $50 million in Interest Income was estimated to be contractually due on nonperforming consumer loans and leases classified as nonperforming at December 31, 2005 provided that these loans and leases had been paid according to their terms and conditions. Of this amount, approximately $9 million was received and included in Net Income for 2005.
(2)	Balances do not include $5 million, $28 million, $16 million, $41 million, and $646 million of nonperforming consumer loans held-for-sale, included in Other Assets at December 31, 2005, 2004, 2003, 2002, and 2001, respectively.

Table 11 presents the additions and reductions to nonperforming assets in the consumer portfolio during 2005 and 2004. Net additions to nonperforming loans and leases in 2005 were $47 million compared to $100 million in 2004.

Table 11

Nonperforming Consumer Assets Activity

(Dollars in millions)	2005	2004
Nonperforming loans and leases
Balance, January 1	$738	$638

Additions to nonperforming loans and leases:
FleetBoston balance, April 1, 2004	—	122
New nonaccrual loans and leases	1,108	1,443

Reductions in nonperforming loans and leases:
Paydowns and payoffs	(223)	(363)
Sales	(112)	(96)
Returns to performing status(1)	(531)	(793)
Charge-offs(2)	(121)	(128)
Transfers to foreclosed properties	(69)	(86)
Transfers to loans held-for-sale	(5)	1

Total net additions to nonperforming loans and leases	47	100

Total nonperforming loans and leases, December 31	785	738

Foreclosed properties
Balance, January 1	69	81

Additions to foreclosed properties:
FleetBoston balance, April 1, 2004	—	5
New foreclosed properties	125	119

Reductions in foreclosed properties:
Sales	(108)	(123)
Writedowns	(25)	(13)

Total net reductions in foreclosed properties	(8)	(12)

Total foreclosed properties, December 31	61	69

Nonperforming consumer assets, December 31	$846	$807

(1)	Consumer loans are generally returned to performing status when principal or interest is less than 90 days past due.
(2)	Our policy is not to classify consumer credit card and consumer non-real estate loans and leases as nonperforming; therefore, the charge-offs on these loans are not included above.

On-balance sheet consumer loans and leases 90 days or more past due and still accruing interest totaled $1.3 billion at December 31, 2005, and were up $131 million from December 31, 2004, primarily driven by a $122 million increase in credit card past due loans due to continued seasoning and growth.

Commercial Portfolio Credit Risk Management

Credit risk management for the commercial portfolio begins with an assessment of the credit risk profile of the borrower or counterparty based on an analysis of the borrower’s or counterparty’s financial position. As part of the overall credit risk assessment of a borrower or counterparty, each commercial credit exposure or transaction is assigned a risk rating and is subject to approval based on defined credit approval standards. Subsequent to loan origination, risk ratings are monitored on an ongoing basis. If necessary, risk ratings are adjusted to reflect changes in the borrower’s or counterparty’s financial condition, cash flow or financial situation. We use risk rating aggregations to measure and evaluate concentrations within portfolios. Risk ratings are a factor in determining the level of assigned economic capital and the allowance for credit losses. In making decisions regarding credit, we consider risk rating, collateral, country, industry and single name concentration limits while also balancing the total borrower or counterparty relationship and SVA.

Our lines of business and Risk Management personnel use a variety of tools to continuously monitor a borrower’s or counterparty’s ability to perform under its obligations. Additionally, we utilize syndication of exposure to other entities, loan sales and other risk mitigation techniques to manage the size and risk profile of the loan portfolio.

Table 12 presents outstanding commercial loans and leases for each year in the five-year period ending December 31, 2005.

Table 12

Outstanding Commercial Loans and Leases

	December 31
	2005		2004		2003		2002		2001
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Commercial—domestic	$140,533	64.3%	$122,095	62.9%	$91,491	69.7%	$99,151	68.3%	$110,981	67.7%
Commercial real estate(1)	35,766	16.4	32,319	16.7	19,367	14.7	20,205	13.9	22,655	13.8
Commercial lease financing	20,705	9.5	21,115	10.9	9,692	7.4	10,386	7.2	11,404	7.0
Commercial—foreign	21,330	9.8	18,401	9.5	10,754	8.2	15,428	10.6	18,858	11.5

Total commercial loans and leases	$218,334	100.0%	$193,930	100.0%	$131,304	100.0%	$145,170	100.0%	$163,898	100.0%

(1)	Includes domestic commercial real estate loans of $35,181 million, $31,879 million, $19,043 million, $19,910 million, and $22,272 million at December 31, 2005, 2004, 2003, 2002, and 2001, respectively; and foreign commercial real estate loans of $585 million, $440 million, $324 million, $295 million, and $383 million at December 31, 2005, 2004, 2003, 2002, and 2001, respectively.

Concentrations of Commercial Credit Risk

Portfolio credit risk is evaluated and managed with a goal that concentrations of credit exposure do not result in undesirable levels of risk. We review, measure, and manage concentrations of credit exposure by industry, product, geography and customer relationship. Distribution of loans and leases by loan size is an additional measure of the portfolio risk diversification. We also review, measure, and manage commercial real estate loans by geographic location and property type. In addition, within our international portfolio, we evaluate borrowings by region and by country. Tables 13 through 19 summarize these concentrations.

From the perspective of portfolio risk management, customer concentration management is most relevant in Business Lending within Global Corporate and Investment Banking. Within that portfolio, concentrations are actively managed through the underwriting and ongoing monitoring processes, the established strategy of “originate to distribute”, and partly through the purchase of credit protection through credit derivatives. We utilize various risk mitigation tools to economically hedge our risk to certain credit counterparties. Credit derivatives are financial instruments that we purchase for protection against the deterioration of credit quality. Earnings volatility increases due to accounting asymmetry as we mark to market the CDS, as required by SFAS 133, while the loans are recorded at historical cost less an allowance for credit losses or, if held-for-sale, at the lower of cost or market.

At December 31, 2005 and 2004, we had a net notional amount of credit default protection purchased in our credit derivatives portfolio of $14.7 billion and $10.8 billion. Our credit portfolio hedges, including the impact of mark-to-market, resulted in net gains of $49 million in 2005 and net losses of $144 million in 2004. Gains for 2005 primarily reflected the impact of spread widening in certain industries in the first half of the year.

Table 13 shows commercial utilized credit exposure by industry based on Standard & Poor’s industry classifications and includes commercial loans and leases, SBLCs and financial guarantees, derivative assets, assets held-for-sale, and commercial letters of credit. These amounts exclude the impact of our credit hedging activities, which are separately included in the table. To lessen the cost of obtaining our desired credit protection levels, credit exposure may be added within an industry, borrower or counterparty group by selling protection. A negative notional amount indicates a net amount of protection purchased in a particular industry; conversely, a positive notional amount indicates a net amount of protection sold in a particular industry. Credit protection is purchased to cover the funded portion as well as the unfunded portion of credit exposure. As shown in the table below, commercial utilized credit exposure is diversified across a range of industries.

Table 13

Commercial Utilized Credit Exposure and Net Credit Default Protection by Industry

	Commercial Utilized Credit Exposure(1)		Net Credit Default Protection(2)
	December 31		December 31
(Dollars in millions)	2005	2004	2005	2004
Real estate(3)	$41,665	$36,672	$(788)	$(268)
Banks	26,514	25,265	31	61
Diversified financials	25,859	25,932	(543)	(1,177)
Retailing	23,913	23,149	(1,124)	(829)
Education and government	22,331	17,429	—	—
Individuals and trusts	17,237	16,110	(30)	—
Materials	16,477	14,123	(1,149)	(469)
Consumer durables and apparel	14,988	13,427	(772)	(406)
Capital goods	13,640	12,633	(751)	(819)
Commercial services and supplies	13,605	11,944	(472)	(175)
Transportation	13,449	13,234	(392)	(143)
Healthcare equipment and services	13,294	12,196	(709)	(354)
Leisure and sports, hotels and restaurants	13,005	13,331	(874)	(357)
Food, beverage and tobacco	11,578	11,687	(621)	(226)
Energy	9,992	7,579	(559)	(457)
Media	6,608	6,232	(1,790)	(801)
Religious and social organizations	6,340	5,710	—	—
Utilities	4,858	5,615	(899)	(402)
Insurance	4,692	5,851	(1,453)	(643)
Food and staples retailing	3,802	3,610	(334)	(258)
Technology hardware and equipment	3,737	3,398	(563)	(301)
Telecommunication services	3,461	3,030	(1,205)	(808)
Software and services	2,668	3,292	(299)	(131)
Automobiles and components	1,681	1,894	(679)	(1,431)
Pharmaceuticals and biotechnology	1,647	1,441	(470)	(202)
Household and personal products	379	371	75	8
Other	2,587	3,132	1,677 (4)	(260	)(4)

Total	$320,007	$298,287	$(14,693)	$(10,848)

(1)	Derivative assets are reported on a mark-to-market basis and have not been reduced by the amount of collateral applied. Derivative asset collateral totaled $17.1 billion and $17.7 billion at December 31, 2005 and 2004.
(2)	Represents notional amounts at December 31, 2005 and 2004.
(3)	Industries are viewed from a variety of perspectives to best isolate the perceived risks. For purposes of this table, the real estate industry is defined based upon the borrowers’ or counterparties’ primary business activity using operating cash flow and primary source of repayment as key factors.
(4)	Represents net CDS index positions, which were principally investment grade. Indices are comprised of corporate credit derivatives that trade as an aggregate index value. Generally, they are grouped into portfolios based on specific ratings of credit quality or global geographic location. As of December 31, 2005, CDS index positions were sold to reflect a short-term positive view of the credit markets.

Table 14 shows the maturity profile of the net credit default protection portfolio at December 31, 2005 and 2004.

Table 14

Net Credit Default Protection by Maturity Profile

	December 31
	2005	2004
Less than or equal to one year	—%	3%
Greater than one year and less than or equal to five years	65	87
Greater than five years	35	10

Total	100%	100%

Table 15 shows our net credit default protection portfolio by credit exposure debt rating at December 31, 2005 and 2004.

Table 15

Net Credit Default Protection by Credit Exposure Debt Rating

(Dollars in millions)	December 31
	2005		2004
Ratings	Net Notional	Percent	Net Notional	Percent
AAA	$22	0.2%	$89	0.8%
AA	523	3.6	340	3.1
A	4,861	33.1	2,884	26.6
BBB	8,572	58.2	5,777	53.3
BB	1,792	12.2	1,233	11.4
B	424	2.9	250	2.3
CCC and below	149	1.0	15	0.1
NR(1)	(1,650)	(11.2)	260	2.4

Total	$14,693	100.0%	$10,848	100.0%

(1)	In addition to unrated names, “NR” includes $1,677 million in net CDS index positions. While index positions are principally investment grade, CDS indices include names in and across each of the ratings categories.

Table 16 presents outstanding commercial real estate loans and the geographic region and property type diversification. The amounts outstanding exclude commercial loans and leases secured by owner-occupied real estate. Commercial loans and leases secured by owner-occupied real estate are made on the general creditworthiness of the borrower where real estate is obtained as additional security and the ultimate repayment of the credit is not dependent on the sale, lease and rental, or refinancing of the real estate. For purposes of this table, commercial real estate reflects loans dependent on the sale, lease and rental, or refinancing of the real estate as the primary source of repayment.

Table 16

Outstanding Commercial Real Estate Loans

	December 31
(Dollars in millions)	2005	2004
By Geographic Region(1)
California	$7,615	$6,293
Northeast	6,337	6,700
Florida	4,507	3,562
Southeast	4,370	3,448
Southwest	3,658	3,265
Midwest	2,595	1,860
Northwest	2,048	2,038
Midsouth	1,485	1,379
Other	873	1,184
Geographically diversified(2)	1,693	2,150
Non-U.S.	585	440

Total	$35,766	$32,319

By Property Type
Residential	$7,601	$5,992
Office buildings	4,984	5,434
Apartments	4,461	4,940
Shopping centers/retail	4,165	4,490
Land and land development	3,715	2,388
Industrial/warehouse	3,031	2,263
Multiple use	996	744
Hotels/motels	790	909
Resorts	183	252
Other(3)	5,840	4,907

Total	$35,766	$32,319

(1)	Distribution is based on geographic location of collateral. Geographic regions are in the U.S. unless otherwise noted.
(2)	The geographically diversified category is comprised primarily of unsecured outstandings to real estate investment trusts and national homebuilders whose portfolios of properties span multiple geographic regions.
(3)	Represents loans to borrowers whose primary business is commercial real estate, but the exposure is not secured by the listed property types.

Foreign Portfolio

Table 17 sets forth total foreign exposure broken out by region at December 31, 2005 and 2004. Total foreign exposure is defined to include credit exposure, net of local liabilities, plus securities and other investments for all exposure with a country of risk other than the United States.

Table 17

Regional Foreign Exposure(1)

	December 31
(Dollars in millions)	2005	2004
Europe	$61,953	$62,428
Asia Pacific(2)	14,113	10,736
Latin America(3)	10,651	10,948
Middle East	616	527
Africa	110	238
Other(4)	4,778	5,327

Total	$92,221	$90,204

(1)	Reflects the subtraction of local funding or liabilities from local exposures as allowed by the Federal Financial Institutions Examination Council (FFIEC).
(2)	Includes Australia and New Zealand.
(3)	Includes Bermuda and Cayman Islands.
(4)	Other includes Canada and supranational entities.

Our total foreign exposure was $92.2 billion at December 31, 2005, an increase of $2.0 billion from December 31, 2004. Our foreign exposure was concentrated in Europe, which accounted for $62.0 billion, or 67 percent, of total foreign exposure. The European exposure was mostly in Western Europe and was distributed across a variety of industries with the largest concentration in the banking sector that accounted for 47 percent of the total exposure in Europe. At December 31, 2005, the United Kingdom and Germany were the only countries whose total cross-border outstandings exceeded 0.75 percent of our total assets.

Our second largest foreign exposure of $14.1 billion, or 15 percent, was in Asia Pacific as growth in the total foreign exposure during 2005 was concentrated in that region. Our $3.0 billion equity investment in CCB was the most significant driver of the growth. Latin America accounted for $10.7 billion, or 12 percent, of total foreign exposure. The decline in exposure in Latin America during 2005 was primarily due to the sales of branch assets in Peru, Colombia and Panama as well as the reduction of exposure in Argentina, partially offset by an increase in Mexico. For more information on our Asia Pacific and Latin America exposure, see discussion in the foreign exposure to selected countries defined as emerging markets on page 46.

As shown in Table 18, at December 31, 2005 and 2004, the United Kingdom had total cross-border exposure of $22.9 billion and $11.9 billion, representing 1.78 percent and 1.07 percent of total assets. At December 31, 2005 and 2004, Germany had total cross-border exposure of $12.5 billion and $12.0 billion, representing 0.97 percent and 1.08 percent of total assets. At December 31, 2005, the largest concentration of the exposure to these countries was in the private sector.

Table 18

Total Cross-border Exposure Exceeding One Percent of Total Assets(1,2)

(Dollars in millions)	December 31	Public Sector	Banks	Private Sector	Cross- border Exposure	Exposure as a Percentage of Total Assets (Restated)
United Kingdom	2005	$298	$8,915	$13,727	$22,940	1.78%
	2004	74	3,239	8,606	11,919	1.07
	2003	143	3,426	6,552	10,121	1.41

Germany	2005	$285	$5,751	$6,484	$12,520	0.97%
	2004	659	6,251	5,081	11,991	1.08
	2003	441	3,436	2,978	6,855	0.95

(1)	Exposure includes cross-border claims by our foreign offices as follows: loans, accrued interest receivable, acceptances, time deposits placed, trading account assets, securities, derivative assets, other interest-earning investments and other monetary assets. Amounts also include unused commitments, SBLCs, commercial letters of credit and formal guarantees. Sector definitions are based on the FFIEC instructions for preparing the Country Exposure Report.
(2)	The total cross-border exposure for the United Kingdom and Germany at December 31, 2005 includes derivatives exposure of $2.3 billion and $3.4 billion, against which we hold collateral totaling $1.9 billion and $2.6 billion.

As shown in Table 19, at December 31, 2005, foreign exposure to borrowers or counterparties in emerging markets increased by $1.6 billion to $17.2 billion compared to $15.6 billion at December 31, 2004, and represented 19 percent and 17 percent of total foreign exposure at December 31, 2005 and 2004.

At December 31, 2005, 51 percent of the emerging markets exposure was in Asia Pacific, compared to 40 percent at December 31, 2004. Asia Pacific emerging markets exposure increased by $2.4 billion due to our $3.0 billion equity investment in CCB partially offset by declines in other countries.

At December 31, 2005, 48 percent of the emerging markets exposure was in Latin America compared to 58 percent at December 31, 2004. Driving the decrease in Latin America were mostly lower exposures in Other Latin America and Argentina, partially offset by an increase in Mexico. Lower exposures in Other Latin America were attributable to the sales of branch assets in Peru, Colombia and Panama, as well as lower securities trading exposure in Venezuela. The reduction in Argentina was mostly in cross-border exposure. Our 24.9 percent investment in Grupo Financiero Santander Serfin accounted for $2.1 billion and $1.9 billion of reported exposure in Mexico at December 31, 2005 and 2004.

Our largest exposure in Latin America was in Brazil. Our exposure in Brazil at December 31, 2005 and 2004 included $1.2 billion and $1.6 billion of traditional cross-border credit exposure (Loans and Leases, letters of credit, etc.), and $2.2 billion and $1.8 billion of local country exposure net of local liabilities.

We had risk mitigation instruments associated with certain exposures in Brazil, including structured trade related transfer risk mitigation of $830 million and $950 million, third party funding of $313 million and $286 million, and linked certificates of deposit of $59 million and $125 million at December 31, 2005 and 2004. The resulting total foreign exposure net of risk mitigation for Brazil was $2.3 billion and $2.2 billion at December 31, 2005 and 2004.

On October 13, 2005, we announced an agreement to sell our asset management business in Mexico with $1.8 billion of assets under management to an entity in which we have a 24.9 percent investment. The sale will be completed in 2006.

In December 2005, we entered into a definitive agreement with a consortium led by Johannesburg-based Standard Bank Group Ltd for the sale of BankBoston Argentina assets and the assumption of liabilities. The transaction is subject to obtaining all necessary regulatory approvals.

Table 19 sets forth regional foreign exposure to selected countries defined as emerging markets.

Table 19

Selected Emerging Markets(1)

(Dollars in millions)	Loans and Leases, and Loan Commitments	Other Financing(2)	Derivative Assets(3)	Securities/ Other Investments(4)	Total Cross- border Exposure(5)	Local Country Exposure Net of Local Liabilities(6)	Total Foreign Exposure December 31, 2005	Increase/ (Decrease) from December 31, 2004
Region/Country
Asia Pacific
China(7)	$172	$91	$110	$3,031	$3,404	$—	$3,404	$3,296
India	547	176	341	482	1,546	45	1,591	99
South Korea	267	474	52	305	1,098	57	1,155	(228)
Taiwan	266	77	84	48	475	448	923	(404)
Hong Kong	216	76	99	216	607	—	607	(512)
Singapore	209	7	45	209	470	—	470	130
Other Asia Pacific(8)	46	88	43	248	425	170	595	49

Total Asia Pacific	1,723	989	774	4,539	8,025	720	8,745	2,430

Latin America
Brazil	1,008	187	—	44	1,239	2,232	3,471	(79)
Mexico	821	176	58	2,271	3,326	—	3,326	460
Chile	236	19	—	8	263	717	980	(200)
Argentina	68	24	—	102	194	—	194	(197)
Other Latin America(8)	126	134	7	84	351	8	359	(716)

Total Latin America	2,259	540	65	2,509	5,373	2,957	8,330	(732)

Central and Eastern Europe(8)	26	42	9	65	142	—	142	(99)

Total	$4,008	$1,571	$848	$7,113	$13,540	$3,677	$17,217	$1,599

(1)	There is no generally accepted definition of emerging markets. The definition that we use includes all countries in Latin America excluding Cayman Islands and Bermuda; all countries in Asia Pacific excluding Japan, Australia and New Zealand; and all countries in Central and Eastern Europe excluding Greece.
(2)	Includes acceptances, SBLCs, commercial letters of credit and formal guarantees.
(3)	Derivative assets are reported on a mark-to-market basis and have not been reduced by the amount of collateral applied. Derivative asset collateral totaled $58 million and $361 million at December 31, 2005 and 2004.
(4)	Generally, cross-border resale agreements are presented based on the domicile of the counterparty because the counterparty has the legal obligation for repayment except where the underlying securities are U.S. Treasuries, in which case the domicile is the U.S., and therefore, excluded from this presentation. For regulatory reporting under FFIEC guidelines, cross-border resale agreements are presented based on the domicile of the issuer of the securities that are held as collateral.
(5)	Cross-border exposure includes amounts payable to us by borrowers or counterparties with a country of residence other than the one in which the credit is booked, regardless of the currency in which the claim is denominated, consistent with FFIEC reporting rules.
(6)	Local country exposure includes amounts payable to us by borrowers with a country of residence in which the credit is booked, regardless of the currency in which the claim is denominated. Management subtracts local funding or liabilities from local exposures as allowed by the FFIEC. Total amount of available local liabilities funding local country exposure at December 31, 2005 was $24.2 billion compared to $17.2 billion at December 31, 2004. Local liabilities at December 31, 2005 in Asia Pacific and Latin America were $13.6 billion and $10.6 billion of which $8.4 billion were in Hong Kong, $5.3 billion in Brazil, $3.1 billion in Singapore, $1.7 billion in Argentina, $1.6 billion in Chile, $1.2 billion in Mexico, $782 million in India and $718 million in Uruguay. There were no other countries with available local liabilities funding local country exposure greater than $500 million.
(7)	Securities/Other Investments includes equity investment of $3.0 billion in CCB.
(8)	Other Asia Pacific, Other Latin America, and Central and Eastern Europe include countries each with total foreign exposure of less than $300 million.

Commercial Portfolio Credit Quality Performance

Overall commercial credit quality continued to improve in 2005; however, the rate of improvement slowed in the second half of the year.

Table 20 presents commercial net charge-offs and net charge-off ratios for 2005 and 2004.

Table 20

Commercial Net Charge-offs and Net Charge-off Ratios(1)

	2005		2004
(Dollars in millions)	Amount	Percent	Amount	Percent
Commercial—domestic	$170	0.13%	$177	0.15%
Commercial real estate	—	—	(3)	(0.01)
Commercial lease financing	231	1.13	9	0.05
Commercial—foreign	(72)	(0.39)	173	1.05

Total commercial	$329	0.16%	$356	0.20%

(1)	Percentage amounts are calculated as net charge-offs divided by average outstanding loans and leases during the year for each loan category.

Commercial net charge-offs were $329 million for 2005 compared to $356 million for 2004. Commercial lease financing net charge-offs increased $222 million in 2005 compared to 2004 primarily due to the domestic airline industry. Commercial—foreign net recoveries were $72 million in 2005 compared to net charge-offs of $173 million in 2004. Recoveries were centered in Bermuda, Latin America, India and the United Kingdom. Commercial—foreign net charge-offs of $173 million in 2004 were primarily related to one borrower in the food products industry.

As presented in Table 21, commercial criticized credit exposure decreased $2.7 billion, or 27 percent, to $7.5 billion at December 31, 2005. The net decrease was driven by $9.9 billion of paydowns, payoffs, credit quality improvements, charge-offs principally related to the domestic airline industry, and loan sales. Reductions were distributed across many industries of which the largest were airlines, utilities and media. These decreases were partially offset by $7.2 billion of newly criticized exposure. Global Corporate and Investment Banking accounted for 87 percent, or $2.3 billion, of the decrease in commercial criticized exposure centered in Business Lending which represented 85 percent of the total improvement.

Table 21

Commercial Criticized Exposure(1)

	December 31
	2005		2004
(Dollars in millions)	Amount	Percent(2)	Amount	Percent(2)
Commercial—domestic	$5,259	2.62%	$6,340	3.38%
Commercial real estate	723	1.63	1,028	2.54
Commercial lease financing	611	2.95	1,347	6.38
Commercial—foreign	934	1.73	1,534	3.12

Total commercial criticized exposure	$7,527	2.35%	$10,249	3.44%

(1)	Criticized exposure corresponds to the Special Mention, Substandard and Doubtful asset categories defined by regulatory authorities. Exposure amounts include loans and leases, SBLCs and financial guarantees, derivative assets, assets held-for-sale and commercial letters of credit.
(2)	Commercial criticized exposure is taken as a percentage of total commercial utilized exposure.

We routinely review the loan and lease portfolio to determine if any credit exposure should be placed on nonperforming status. An asset is placed on nonperforming status when it is determined that full collection of principal and/or interest in accordance with its contractual terms is not probable. As presented in Table 22, nonperforming commercial assets decreased $891 million to $757 million at December 31, 2005 due primarily to the $749 million decrease in nonperforming commercial loans and leases.

The decrease in total nonperforming commercial loans and leases primarily resulted from paydowns and payoffs of $686 million, gross charge-offs of $669 million, returns to performing status of $152 million and loan sales of $108 million. These decreases were partially offset by new nonaccrual loans of $929 million.

Nonperforming commercial—domestic loans and leases decreased by $274 million and represented 0.41 percent of commercial—domestic loans and leases at December 31, 2005 compared to 0.70 percent at December 31, 2004. The improvement in the percentage of nonperforming commercial—domestic to total commercial—domestic was driven by a broad-based decrease in nonperforming loans and leases across several industries, the largest of which were utilities, and metals and mining. Nonperforming commercial lease financing decreased $204 million primarily due to the previously mentioned charge-offs associated with the domestic airline industry, and represented 0.30 percent of commercial lease financing at December 31, 2005 compared to 1.26 percent at December 31, 2004. Nonperforming commercial—foreign decreased $233 million and represented 0.16 percent of commercial—foreign at December 31, 2005 compared to 1.45 percent at December 31, 2004. The improvement in the percentage of nonperforming commercial—foreign to total commercial—foreign was attributable to Latin America.

The $140 million decrease in nonperforming securities from December 31, 2004 was primarily driven by an exchange of nonperforming securities for performing securities in Argentina that resulted from the completion of a government mandated securities exchange program.

Table 22 presents nonperforming commercial assets for each year in the five-year period ending December 31, 2005.

Table 22

Nonperforming Commercial Assets

	December 31
(Dollars in millions)	2005	2004	2003	2002	2001
Nonperforming commercial loans and leases
Commercial—domestic	$581	$855	$1,388	$2,621	$2,991
Commercial real estate	49	87	142	164	243
Commercial lease financing	62	266	127	160	134
Commercial—foreign	34	267	578	1,359	459

Total nonperforming commercial loans and leases(1)	726	1,475	2,235	4,304	3,827
Nonperforming securities(2)	—	140	—	—	—
Commercial foreclosed properties	31	33	67	126	68

Total nonperforming commercial assets(3)	$757	$1,648	$2,302	$4,430	$3,895

Nonperforming commercial loans and leases as a percentage of outstanding commercial loans and leases	0.33%	0.76%	1.70%	2.96%	2.33%
Nonperforming commercial assets as a percentage of outstanding commercial loans, leases and foreclosed properties	0.35	0.85	1.75	3.05	2.38

(1)	In 2005, $51 million in Interest Income was estimated to be contractually due on nonperforming commercial loans and leases classified as nonperforming at December 31, 2005, including troubled debt restructured loans of which $31 million were performing at December 31, 2005 and not included in the table above. Approximately $15 million of the estimated $51 million in contractual interest was received and included in net income for 2005.
(2)	Primarily related to international securities held in the AFS portfolio.
(3)	Balances do not include $45 million, $123 million, $186 million, $73 million, and $289 million of nonperforming commercial assets, primarily commercial loans held-for-sale, included in Other Assets at December 31, 2005, 2004, 2003, 2002, and 2001, respectively.

Table 23 presents the additions and reductions to nonperforming assets in the commercial portfolio during 2005 and 2004.

Table 23

Nonperforming Commercial Assets Activity

(Dollars in millions)	2005	2004
Nonperforming loans and leases
Balance, January 1	$1,475	$2,235

Additions to nonperforming loans and leases:
FleetBoston balance, April 1, 2004	—	948
New nonaccrual loans and leases	892	1,272
Advances	37	82

Reductions in nonperforming loans and leases:
Paydowns and payoffs	(686)	(1,392)
Sales	(108)	(515)
Returns to performing status(1)	(152)	(348)
Charge-offs(2)	(669)	(640)
Transfers to loans held-for-sale	(44)	(145)
Transfers to foreclosed properties	(19)	(22)

Total net reductions in nonperforming loans and leases	(749)	(760)

Total nonperforming loans and leases, December 31	726	1,475

Nonperforming securities
Balance, January 1	140	—

Additions to nonperforming securities:
FleetBoston balance, April 1, 2004	—	135
New nonaccrual securities	15	56
Reductions in nonperforming securities:
Paydowns, payoffs, and exchanges	(144)	(39)
Sales	(11)	(12)

Total net additions to (reductions in) nonperforming securities	(140)	140

Total nonperforming securities, December 31	—	140

Foreclosed properties
Balance, January 1	33	67

Additions to foreclosed properties:
FleetBoston balance, April 1, 2004	—	9
New foreclosed properties	32	44
Reductions in foreclosed properties:
Sales	(24)	(74)
Writedowns	(8)	(13)
Charge-offs	(2)	—

Total net reductions in foreclosed properties	(2)	(34)

Total foreclosed properties, December 31	31	33

Nonperforming commercial assets, December 31	$757	$1,648

(1)	Commercial loans and leases may be restored to performing status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well secured and is in the process of collection.
(2)	Certain loan and lease products, including commercial credit card, are not classified as nonperforming; therefore, the charge-offs on these loans are not included above.

At December 31, 2005, Other Assets included commercial loans held-for-sale of $7.3 billion, of which $45 million was nonperforming, and leveraged lease partnership interests of $183 million. At December 31, 2005, there were no nonperforming leveraged lease partnership interests. At December 31, 2004, Other Assets included $1.3 billion and $198 million of commercial loans held-for-sale and leveraged lease partnership interests, of which, $100 million and $23 million were nonperforming.

Commercial loans and leases 90 days or more past due and still accruing interest, were $168 million at December 31, 2005, an increase of $30 million compared to December 31, 2004. The increase was driven by commercial —foreign loans in the U.K. See Note 1 of the Consolidated Financial Statements for additional information on past due commercial loans and leases.

Provision for Credit Losses

The Provision for Credit Losses was $4.0 billion, a 45 percent increase over 2004.

The consumer portion of the Provision for Credit Losses increased $992 million to $4.4 billion in 2005, primarily driven by consumer net charge-offs of $4.2 billion. Credit card net charge-offs increased $1.3 billion from 2004 to $3.7 billion with an estimated $578 million related to the increase in bankruptcy filings as customers rushed to file ahead of the new law. Also contributing to the increase in credit card net charge-offs were organic growth and seasoning of the portfolio, increases effective in 2004 in credit card minimum payment requirements, the impact of the FleetBoston portfolio and the impact of new advances on accounts for which previous loan balances were sold to the securitization trusts. We estimate that approximately 70 percent of the bankruptcy-related charge-offs represent acceleration of charge-offs from 2006. Excluding bankruptcy-related charge-offs representing acceleration from 2006 and charge-offs associated with the 2004 changes in credit card minimum payment requirements that were provided for in late 2004, the increased credit card net charge-offs were the primary driver of higher Provision for Credit Losses. In addition, the Provision for Credit Losses was impacted by new advances on accounts for which previous loan balances were sold to the securitization trusts, and the establishment of reserves in 2005 for additional changes made in late 2005 in credit card minimum payment requirements. The establishment of a $50 million reserve associated with Hurricane Katrina for estimated losses on residential mortgage, home equity and indirect automobile products also contributed to the provision increase.

The commercial portion of the Provision for Credit Losses increased $161 million to negative $370 million. The negative provision in 2005 reflects continued improvement in commercial credit quality, although at a slower pace than experienced in 2004. An improved risk profile in Latin America and reduced uncertainties resulting from the completion of credit-related integration activities for FleetBoston also drove the negative provision.

The Provision for Credit Losses related to unfunded lending commitments increased $92 million to negative $7 million as the rate of improvement in commercial credit quality slowed.

Allowance for Credit Losses

Allowance for Loan and Lease Losses

The Allowance for Loan and Lease Losses is allocated based on two components. We evaluate the adequacy of the Allowance for Loan and Lease Losses based on the combined total of these two components.

The first component of the Allowance for Loan and Lease Losses covers those commercial loans that are either nonperforming or impaired. An allowance is allocated when the discounted cash flows (or collateral value or observable market price) are lower than the carrying value of that loan. For purposes of computing the specific loss component of the allowance, larger impaired loans are evaluated individually and smaller impaired loans are evaluated as a pool using historical loss experience for the respective product type and risk rating of the loans.

The second component of the Allowance for Loan and Lease Losses covers performing commercial loans and leases, and consumer loans. The allowance for commercial loan and lease losses is established by product type after analyzing historical loss experience by internal risk rating, current economic conditions, industry performance trends, geographic or obligor concentrations within each portfolio segment, and any other pertinent information. The commercial historical loss experience is updated quarterly to incorporate the most recent data reflective of the current economic environment. As of December 31, 2005, quarterly updating of historical loss experience did not have a material impact to the allowance for commercial loan and lease losses. The allowance for consumer loan and lease losses is based on aggregated portfolio segment evaluations, generally by product type. Loss forecast models are utilized for consumer products that consider a variety of factors including, but not limited to, historical loss experience, estimated defaults or foreclosures based on portfolio trends, delinquencies, economic trends and credit scores. These consumer loss forecast models are updated on a quarterly basis in order to incorporate information reflective of the current economic environment. As of December 31, 2005, quarterly updating of the loss forecast models to reflect estimated bankruptcy-related net charge-offs accelerated from 2006 resulted in a decrease in the allowance for consumer loan and lease losses.

Included within the second component of the Allowance for Loan and Lease Losses are previously unallocated reserves maintained to cover uncertainties that affect our estimate of probable losses including the imprecision inherent in the forecasting methodologies, domestic and global economic uncertainty, large single name defaults and event risk. In the fourth quarter of 2005, we assigned these reserves to our individual products to better reflect our view of risk in these portfolios.

We monitor differences between estimated and actual incurred loan and lease losses. This monitoring process includes periodic assessments by senior management of loan and lease portfolios and the models used to estimate incurred losses in those portfolios.

Additions to the Allowance for Loan and Lease Losses are made by charges to the Provision for Credit Losses. Credit exposures deemed to be uncollectible are charged against the Allowance for Loan and Lease Losses. Recoveries of previously charged off amounts are credited to the Allowance for Loan and Lease Losses.

The Allowance for Loan and Lease Losses for the consumer portfolio as presented in Table 25 increased $137 million from December 31, 2004 to $4.5 billion at December 31, 2005. Credit card accounted for $153 million of this increase and was primarily driven by new advances on accounts for which previous loan balances were sold to the securitization trusts, organic growth and continued seasoning which resulted in higher loss expectations. These increases were mostly offset by the use of reserves to absorb the estimated bankruptcy net charge-off acceleration from 2006. Increases in the allowance for non-credit card consumer products were driven by broad-based loan growth and seasoning, with the exception of the other consumer product category which decreased as a result of the run-off portfolios from our previously exited consumer businesses.

The allowance for commercial loan and lease losses was $3.5 billion at December 31, 2005, a $718 million decrease from December 31, 2004. This decrease resulted from continued improvement in commercial credit quality, including reduced exposure and an improved risk profile in Latin America, the use of reserves to absorb a portion of domestic airline charge-offs and a reduction of reserves due to reduced uncertainties resulting from the completion of credit-related integration activities for FleetBoston during 2005.

Reserve for Unfunded Lending Commitments

In addition to the Allowance for Loan and Lease Losses, we also estimate probable losses related to unfunded lending commitments, such as letters of credit and financial guarantees, and binding unfunded loan commitments. Unfunded lending commitments are subject to individual reviews, and are analyzed and segregated by risk according to our internal risk rating scale. These risk classifications, in conjunction with an analysis of historical loss experience, current economic conditions and performance trends within specific portfolio segments, and any other pertinent information result in the estimation of the reserve for unfunded lending commitments. The reserve for unfunded lending commitments is included in Accrued Expenses and Other Liabilities on the Consolidated Balance Sheet.

We monitor differences between estimated and actual incurred credit losses upon draws of the commitments. This monitoring process includes periodic assessments by senior management of credit portfolios and the models used to estimate incurred losses in those portfolios.

Changes to the reserve for unfunded lending commitments are made through the Provision for Credit Losses. The reserve for unfunded lending commitments at December 31, 2005 was $395 million, a decrease of $7 million from December 31, 2004.

Table 24 presents a rollforward of the allowance for credit losses for five years ending December 31, 2005.

Table 24

Allowance for Credit Losses

(Dollars in millions)	2005	2004	2003	2002	2001
Allowance for loan and lease losses, January 1	$8,626	$6,163	$6,358	$6,278	$6,365

FleetBoston balance, April 1, 2004	—	2,763	—	—	—
Loans and leases charged off
Residential mortgage	(58)	(62)	(64)	(56)	(39)
Credit card	(4,018)	(2,536)	(1,657)	(1,210)	(753)
Home equity lines	(46)	(38)	(38)	(40)	(32)
Direct/Indirect consumer	(380)	(344)	(322)	(355)	(389)
Other consumer(1)	(376)	(295)	(343)	(395)	(1,216)

Total consumer	(4,878)	(3,275)	(2,424)	(2,056)	(2,429)

Commercial—domestic	(535)	(504)	(857)	(1,625)	(2,021)
Commercial real estate	(5)	(12)	(46)	(45)	(46)
Commercial lease financing	(315)	(39)	(132)	(168)	(99)
Commercial—foreign	(61)	(262)	(408)	(566)	(249)

Total commercial	(916)	(817)	(1,443)	(2,404)	(2,415)

Total loans and leases charged off	(5,794)	(4,092)	(3,867)	(4,460)	(4,844)

Recoveries of loans and leases previously charged off
Residential mortgage	31	26	24	14	13
Credit card	366	231	143	116	81
Home equity lines	15	23	26	14	13
Direct/Indirect consumer	132	136	141	145	139
Other consumer	101	102	88	99	135

Total consumer	645	518	422	388	381

Commercial—domestic	365	327	224	314	167
Commercial real estate	5	15	5	7	7
Commercial lease financing	84	30	8	9	4
Commercial—foreign	133	89	102	45	41

Total commercial	587	461	339	375	219

Total recoveries of loans and leases previously charged off	1,232	979	761	763	600

Net charge-offs	(4,562)	(3,113)	(3,106)	(3,697)	(4,244)

Provision for loan and lease losses(2)	4,021	2,868	2,916	3,801	4,163
Transfers	(40)	(55)	(5)	(24)	(6)

Allowance for loan and lease losses, December 31	8,045	8,626	6,163	6,358	6,278

Reserve for unfunded lending commitments, January 1	402	416	493	597	473
FleetBoston balance, April 1, 2004	—	85	—	—	—
Provision for unfunded lending commitments	(7)	(99)	(77)	(104)	124

Reserve for unfunded lending commitments, December 31	395	402	416	493	597

Total	$8,440	$9,028	$6,579	$6,851	$6,875

Loans and leases outstanding at December 31 (Restated)	$573,791	$521,813	$371,433	$342,890	$329,153
Allowance for loan and lease losses as a percentage of loans and leases outstanding at December 31 (Restated)	1.40%	1.65%	1.66%	1.85%	1.91%
Consumer allowance for loan and lease losses as a percentage of consumer loans and leases outstanding at December 31 (Restated) (3)	1.27	1.34	1.25	0.95	1.12
Commercial allowance for loan and lease losses as a percentage of commercial loans and leases outstanding at December 31(3)	1.62	2.19	2.40	2.43	2.16
Average loans and leases outstanding during the year (Restated)	$537,218	$472,617	$356,220	$336,820	$365,447
Net charge-offs as a percentage of average loans and leases outstanding during the year (Restated)	0.85%	0.66%	0.87%	1.10%	1.16%
Allowance for loan and lease losses as a percentage of nonperforming loans and leases at December 31	532	390	215	126	139
Ratio of the allowance for loan and lease losses at December 31 to net charge-offs	1.76	2.77	1.98	1.72	1.48

(1)	Includes $635 million related to the exit of the subprime real estate lending business in 2001.
(2)	Includes $395 million related to the exit of the subprime real estate lending business in 2001.
(3)	The 2004 and 2003 data presented in the table have been reclassified to reflect the assignment of general reserves to individual products.

For reporting purposes, we allocate the allowance for credit losses across products. However, the allowance is available to absorb any credit losses without restriction. Table 25 presents our allocation by product type.

Table 25

Allocation of the Allowance for Credit Losses by Product Type

	December 31
	2005		2004		2003		2002		2001
(Dollars in millions)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Allowance for loan and lease losses
Residential mortgage	$277	3.4%	$240	2.8%	$185	3.0%	$108	1.7%	$145	2.3%
Credit card	3,301	41.0	3,148	36.5	1,947	31.6	1,031	16.2	821	13.1
Home equity lines	136	1.7	115	1.3	72	1.2	49	0.8	83	1.3
Direct/Indirect consumer	421	5.2	375	4.3	347	5.6	361	5.7	367	5.8
Other consumer	380	4.8	500	5.9	456	7.4	332	5.2	443	7.1

Total consumer	4,515	56.1	4,378	50.8	3,007	48.8	1,881	29.6	1,859	29.6

Commercial—domestic	2,100	26.1	2,101	24.3	1,756	28.5	2,231	35.1	1,901	30.3
Commercial real estate	609	7.6	644	7.5	484	7.9	439	6.9	905	14.4
Commercial lease financing	232	2.9	442	5.1	235	3.8	n/a	n/a	n/a	n/a
Commercial—foreign	589	7.3	1,061	12.3	681	11.0	855	13.4	730	11.6

Total commercial(1)	3,530	43.9	4,248	49.2	3,156	51.2	3,525	55.4	3,536	56.3

General(2)	—	—	—	—	—	—	952	15.0	883	14.1

Allowance for loan and lease losses	8,045	100.0%	8,626	100.0%	6,163	100.0%	6,358	100.0%	6,278	100.0%

Reserve for unfunded lending commitments	395		402		416		493		597

Total	$8,440		$9,028		$6,579		$6,851		$6,875

(1)	Includes allowance for loan and lease losses of commercial impaired loans of $55 million, $202 million, $391 million, $919 million, and $763 million at December 31, 2005, 2004, 2003, 2002, and 2001, respectively.
(2)	At December 31, 2005, general reserves were assigned to individual product types to better reflect our view of risk in these portfolios. The 2004 and 2003 data presented in the table have been reclassified to reflect the assignment of general reserves. Information was not available to assign general reserves by product types prior to 2003.

n/a = Not available; included in commercial—domestic at December 31, 2002 and 2001.

Market Risk Management

Market risk is the risk that values of assets and liabilities or revenues will be adversely affected by changes in market conditions such as market movements. This risk is inherent in the financial instruments associated with our operations and/or activities including loans, deposits, securities, short-term borrowings, long-term debt, trading account assets and liabilities, and derivatives. Market-sensitive assets and liabilities are generated through loans and deposits associated with our traditional banking business, our customer and proprietary trading operations, our ALM activities, credit risk mitigation activities, and mortgage banking activities.

Our traditional banking loan and deposit products are nontrading positions and are reported at amortized cost for assets or the amount owed for liabilities (historical cost). While the accounting rules require a historical cost view of traditional banking assets and liabilities, these positions are still subject to changes in economic value based on varying market conditions. Interest rate risk is the effect of changes in the economic value of our loans and deposits, as well as our other interest rate sensitive instruments, and is reflected in the levels of future income and expense produced by these positions versus levels that would be generated by current levels of interest rates. We seek to mitigate interest rate risk as part of our ALM activities.

We seek to mitigate trading risk within our prescribed risk appetite using hedging techniques. Trading positions are reported at estimated market value with changes reflected in income. Trading positions are subject to various risk factors, which include exposures to interest rates and foreign exchange rates, as well as equity, mortgage, commodity and issuer risk factors. We seek to mitigate these risk exposures by utilizing a variety of financial instruments. The following discusses the key risk components along with respective risk mitigation techniques.

Interest Rate Risk

Interest rate risk represents exposures we have to instruments whose values vary with the level of interest rates. These instruments include, but are not limited to, loans, debt securities, certain trading-related assets and liabilities, deposits, borrowings and derivative instruments. We seek to mitigate risks associated with the exposures in a variety of ways that typically involve taking offsetting positions in cash or derivative markets. The cash and derivative instruments allow us to seek to mitigate risks by reducing the effect of movements in the level of interest rates, changes in the shape of the yield curve as well as changes in interest rate volatility. Hedging instruments used to mitigate these risks include related derivatives such as options, futures, forwards and swaps.

Foreign Exchange Risk

Foreign exchange risk represents exposures we have to changes in the values of current holdings and future cash flows denominated in other currencies. The types of instruments exposed to this risk include investments in foreign subsidiaries, foreign currency-denominated loans, foreign currency-denominated securities, future cash flows in foreign currencies arising from foreign exchange transactions, and various foreign exchange derivative instruments whose values fluctuate with changes in currency exchange rates or foreign interest rates. Instruments used to mitigate this risk are foreign exchange options, currency swaps, futures, forwards and deposits. These instruments help insulate us against losses that may arise due to volatile movements in foreign exchange rates or interest rates.

Mortgage Risk

Our exposure to mortgage risk takes several forms. First, we trade and engage in market-making activities in a variety of mortgage securities, including whole loans, pass-through certificates, commercial mortgages, and collateralized mortgage obligations. Second, we originate a variety of asset-backed securities, which involves the accumulation of mortgage-related loans in anticipation of eventual securitization. Third, we may hold positions in mortgage securities and residential mortgage loans as part of the ALM portfolio. Fourth, we create MSRs as part of our mortgage activities. See Notes 1 and 9 of the Consolidated Financial Statements for additional information on MSRs. These activities generate market risk since these instruments are sensitive to changes in the level of market interest rates, changes in mortgage prepayments and interest rate volatility. Options, futures, forwards, swaps, swaptions and mortgage-backed securities are used to hedge mortgage risk by seeking to mitigate the effects of changes in interest rates.

Equity Market Risk

Equity market risk arises from exposure to securities that represent an ownership interest in a corporation in the form of common stock or other equity-linked instruments. The instruments held that would lead to this exposure include, but are not limited to, the following: common stock, listed equity options (puts and calls), over-the-counter equity options, equity total return swaps, equity index futures and convertible bonds. We seek to mitigate the risk associated with these securities via hedging on a portfolio or name basis that focuses on reducing volatility from changes in stock prices. Instruments used for risk mitigation include options, futures, swaps, convertible bonds and cash positions.

Commodity Risk

Commodity risk represents exposures we have to products traded in the petroleum, natural gas, metals and power markets. Our principal exposure to these markets emanates from customer-driven transactions. These transactions consist primarily of futures, forwards, swaps and options. We seek to mitigate exposure to the commodity markets with instruments including, but not limited to, options, futures and swaps in the same or similar commodity product, as well as cash positions.

Issuer Credit Risk

Our portfolio is exposed to issuer credit risk where the value of an asset may be adversely impacted for various reasons directly related to the issuer, such as management performance, financial leverage or reduced demand for the issuer’s goods or services. Perceived changes in the creditworthiness of a particular debtor or sector can have significant effects on the replacement costs of cash and derivative positions. We seek to mitigate the impact of credit spreads, credit migration and default risks on the market value of the trading portfolio with the use of CDS, and credit fixed income and similar securities.

Trading Risk Management

Trading-related revenues represent the amount earned from our trading positions, which include trading account assets and liabilities, as well as derivative positions and, prior to the conversion of the Certificates into MSRs, market value adjustments to the Certificates and the MSRs. Trading positions are taken in a diverse range of financial instruments and markets. Trading account assets and liabilities, and derivative positions are reported at fair value. MSRs are reported at the lower of cost or market. For more information on fair value, see Complex Accounting Estimates beginning on page 62. For additional information on MSRs, see Notes 1 and 9 of the Consolidated Financial Statements. Trading Account Profits represent the net amount earned from our trading positions and, as reported in the

Consolidated Statement of Income, do not include the Net Interest Income recognized on trading positions, or the related funding charge or benefit. Trading Account Profits can be volatile and are largely driven by general market conditions and customer demand. Trading Account Profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time within the ever-changing market environment.

The histogram of daily revenue or loss below is a graphic depiction of trading volatility and illustrates the daily level of trading-related revenue for 2005. Trading-related revenue encompasses proprietary trading and customer-related activities. During 2005, positive trading-related revenue was recorded for 81 percent of the trading days. Furthermore, only six percent of the total trading days had losses greater than $10 million, and the largest loss was $41 million. This can be compared to 2004, where positive trading-related revenue was recorded for 87 percent of the trading days and only five percent of the total trading days had losses greater than $10 million, and the largest loss was $27 million.

To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use Value-at-Risk (VAR) modeling and stress testing. VAR is a key statistic used to measure and manage market risk. Trading limits and VAR are used to manage day-to-day risks and are subject to testing where we compare expected performance to actual performance. This testing provides us a view of our models’ predictive accuracy. All limit excesses are communicated to senior management for review.

A VAR model estimates a range of hypothetical scenarios to calculate a potential loss which is not expected to be exceeded with a specified confidence level. These estimates are impacted by the nature of the positions in the portfolio and the correlation within the portfolio. Within any VAR model, there are significant and numerous assumptions that will differ from company to company. Our VAR model assumes a 99 percent confidence level. Statistically, this means that losses will exceed VAR, on average, one out of 100 trading days, or two to three times each year. Actual losses did not exceed VAR in 2005 or 2004.

In addition to reviewing our underlying model assumptions, we seek to mitigate the uncertainties related to these assumptions and estimates through close monitoring and by updating the assumptions and estimates on an ongoing basis. If the results of our analysis indicate higher than expected levels of risk, proactive measures are taken to adjust risk levels.

The following graph shows actual losses did not exceed VAR in 2005.

Table 26 presents average, high and low daily VAR for 2005 and 2004.

Table 26

Trading Activities Market Risk

	Twelve Months Ended December 31
	2005			2004
	VAR			VAR
(Dollars in millions)	Average	High(1)	Low(1)	Average	High(1)	Low(1)
Foreign exchange	$5.6	$12.1	$2.6	$3.6	$8.1	$1.4
Interest rate	24.7	58.2	10.8	26.2	51.5	10.7
Credit(2)	55.4	77.3	35.9	35.7	61.4	21.9
Real estate/mortgage(3)	11.4	20.7	6.5	10.5	26.0	4.6
Equities	18.1	35.1	9.6	21.8	51.5	7.9
Commodities	6.6	10.6	3.5	6.5	10.2	3.8
Portfolio diversification	(59.6)	—	—	(56.3)	—	—

Total trading portfolio	$62.2	$92.4	$38.0	$48.0	$78.5	$29.4

Total market-based trading portfolio(4)	$40.7	$66.4	$26.4	$44.1	$79.0	$23.7

(1)	The high and low for the total portfolio may not equal the sum of the individual components as the highs or lows of the individual portfolios may have occurred on different trading days.
(2)	Credit includes credit fixed income and CDS used for credit risk management. Average VAR for CDS was $69.0 million and $23.5 million in 2005 and 2004. In 2005, the Credit VAR was less than VAR for CDS used for credit risk management as the positions in credit fixed income typically offset the risk of CDS. The relationship between overall Credit VAR and the VAR for CDS can change over time as a result of changes in the relative sizes of the credit fixed income and CDS exposures.
(3)	Real estate/mortgage includes capital market real estate and the Certificates. Effective June 1, 2004, Real estate/mortgage no longer includes the Certificates. For additional information on the Certificates, see Note 1 of the Consolidated Financial Statements.
(4)	Total market-based trading portfolio excludes CDS used for credit risk management, net of the effect of diversification.

The increase in average VAR of the trading portfolio for 2005 was primarily due to increases in the average risk taken in credit due to an increase in credit protection purchased to hedge the credit risk in our commercial loan portfolio.

Stress Testing

Because the very nature of a VAR model suggests results can exceed our estimates, we “stress test” our portfolio. Stress testing estimates the value change in our trading portfolio due to abnormal market movements. Various stress scenarios are run regularly against the trading portfolio to verify that, even under extreme market moves, we will preserve our capital; to determine the effects of significant historical events; and to determine the effects of specific, extreme hypothetical, but plausible events. The results of the stress scenarios are calculated daily and reported to senior management as part of the regular reporting process. The results of certain specific, extreme hypothetical scenarios are presented to the Asset and Liability Committee.

Interest Rate Risk Management

Interest rate risk represents the most significant market risk exposure to our nontrading financial instruments. Our overall goal is to manage interest rate risk so that movements in interest rates do not adversely affect Net Interest Income. Interest rate risk is measured as the potential volatility in our Net Interest Income caused by changes in market interest rates. Client facing activities, primarily lending and deposit-taking, create interest rate sensitive positions on our balance sheet. Interest rate risk from these activities as well as the impact of changing market conditions is managed through our ALM activities.

Sensitivity simulations are used to estimate the impact on Net Interest Income of numerous interest rate scenarios, balance sheet trends and strategies. These simulations estimate levels of short-term financial instruments, debt securities, loans, deposits, borrowings and derivative instruments. In addition, these simulations incorporate assumptions about balance sheet dynamics such as loan and deposit growth and pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. In addition to Net Interest Income sensitivity simulations, market value sensitivity measures are also utilized.

The Balance Sheet Management group maintains a Net Interest Income forecast utilizing different rate scenarios, with the base case utilizing the forward market curve. The Balance Sheet Management group constantly updates the Net Interest Income forecast for changing assumptions and differing outlooks based on economic trends and market conditions. Thus, we continually monitor our balance sheet position in an effort to maintain an acceptable level of exposure to volatile interest rate changes.

We prepare forward looking forecasts of Net Interest Income. These baseline forecasts take into consideration expected future business growth, ALM positioning, and the direction of interest rate movements as implied by the markets’ forward interest rate curve. We then measure and evaluate the impact that alternative interest rate scenarios have to these static baseline forecasts in order to assess interest rate sensitivity under varied conditions. The spot and 12-month forward rates used in our respective baseline forecasts at December 31, 2005 and 2004 were as follows:

Table 27

Forward Rates

	December 31
	2005		2004
	Federal Funds	Ten-Year Constant Maturity Swap	Federal Funds	Ten-Year Constant Maturity Swap
Spot rates	4.25%	4.94%	2.25%	4.64%
12-month forward rates	4.75	4.97	3.25	4.91

The following table reflects the pre-tax dollar impact to forecasted Core Net Interest Income over the next twelve months from December 31, 2005 and 2004, resulting from a 100 bp gradual parallel increase, a 100 bp gradual parallel decrease, a 100 bp gradual curve flattening (increase in short-term rates) and a 100 bp gradual curve steepening (increase in long-tem rates) from the forward curve.

Table 28

Estimated Net Interest Income at Risk

(Dollars in millions)			December 31
Curve Change	Short Rate	Long Rate	2005	2004 (Restated)
+100 Parallel shift	+100	+100	$(357)	$(183)
-100 Parallel shift	-100	-100	244	(126)

Flatteners
Short end	+100	—	(523)	(462)
Long end	—	-100	(298)	(677)
Steepeners
Short end	-100	—	536	497
Long end	—	+100	168	97

The sensitivity analysis above assumes that we take no action in response to these rate shifts over the indicated years.

Beyond what is already implied in the forward curve, we are modestly exposed to rising rates primarily due to increased funding costs. Conversely, we would benefit from falling rates or a steepening of the yield curve beyond what is already implied in the forward curve.

As part of our ALM activities, we use securities, residential mortgages, and interest rate and foreign exchange derivatives in managing interest rate sensitivity.

Securities

The securities portfolio is integral to our ALM activities. The decision to purchase or sell securities is based upon the current assessment of economic and financial conditions, including the interest rate environment, liquidity and regulatory requirements, and the relative mix of our cash and derivative positions. During 2005, we purchased securities of $204.5 billion, sold $134.5 billion, and received paydowns of $37.7 billion. During 2004, we purchased securities of $243.6 billion, sold $117.7 billion, and received paydowns of $31.8 billion. During the year, we continuously monitored our interest rate risk position and effected changes in the securities portfolio in order to manage prepayment risk and interest rate risk. Through sales in the securities portfolio, we realized $1.1 billion in Gains on Sales of Debt Securities during 2005 and $1.7 billion during 2004. The decrease was primarily due to lower gains realized on mortgage-backed securities and corporate bonds.

Residential Mortgage Portfolio

During 2005, we purchased $32.0 billion of residential mortgages related to our ALM activities. We had whole mortgage loan sales of $10.1 billion during 2005. During 2004, we purchased $65.9 billion of residential mortgages related to our ALM activities and had minimal sales of whole mortgage loans. Additionally, we received paydowns of $35.8 billion and $44.4 billion for 2005 and 2004. Through sales of whole mortgage loans, we recognized gains that were recorded as Other Income of $45 million for 2005, compared to losses of $2 million in 2004.

Interest Rate and Foreign Exchange Derivative Contracts

Interest rate and foreign exchange derivative contracts are utilized in our ALM activities and serve as an efficient tool to mitigate our risk. We use derivatives to hedge the changes in cash flows or market values of our balance sheet. See Note 5 of the Consolidated Financial Statements for additional information on our hedging activities.

Our interest rate contracts are generally nonleveraged generic interest rate and basis swaps, options, futures, and forwards. In addition, we use foreign currency contracts to mitigate the foreign exchange risk associated with foreign currency-denominated assets and liabilities, as well as our equity investments in foreign subsidiaries. Table 29 reflects the notional amounts, fair value, weighted average receive fixed and pay fixed rates, expected maturity, and estimated duration of our open ALM derivatives at December 31, 2005 and 2004.

The changes in our swap and option positions reflect actions taken associated with interest rate risk management. The decisions to reposition our derivative portfolio are based upon the current assessment of economic and financial conditions including the interest rate environment, balance sheet composition and trends, and the relative mix of our cash and derivative positions. The notional amount of our net receive fixed swap position (including foreign exchange contracts) decreased $328 million to $22.8 billion at December 31, 2005 compared to December 31, 2004. The notional amount of our net option position decreased $266.6 billion to $57.2 billion at December 31, 2005 compared to December 31, 2004. The vast majority of the decrease in the option notional amount was related to terminations and maturities of short duration options which were hedging short-term repricing risk of our liabilities.

Included in the futures and forward rate contract amounts are $35.0 billion of forward purchase contracts of mortgage-backed securities and mortgage loans at December 31, 2005 settling from January 2006 to April 2006 with an average yield of 5.46 percent and $46.7 billion of forward purchase contracts of mortgage-backed securities and mortgage loans at December 31, 2004 that settled from January 2005 to February 2005 with an average yield of 5.26 percent. There were no forward sale contracts of mortgage-backed securities at December 31, 2005, compared to $25.8 billion at December 31, 2004 that settled from January 2005 to February 2005 with an average yield of 5.47 percent.

The following table includes derivatives utilized in our ALM activities, including those designated as SFAS 133 hedges and those used as economic hedges that do not qualify for SFAS 133 hedge accounting treatment. The fair value of net ALM contracts decreased from $3.4 billion at December 31, 2004 to $(386) million at December 31, 2005. The decrease was attributable to decreases in the value of options, foreign exchange contracts and futures and forward rate contracts, partially offset by increases in the value of interest rate swaps. The decrease in the value of options was due to reduction in outstanding option positions due to terminations, maturities and decreases in the values of remaining open options positions. The decrease in the value of foreign exchange contracts was due to the strengthening of the U.S. dollar against most foreign currencies during 2005. The decrease in the value of futures and forward rate contracts was due to the impact of increases in interest rates during 2005 on long futures and forward rate contracts.

Table 29

Asset and Liability Management Interest Rate and Foreign Exchange Contracts

December 31, 2005
		Expected Maturity							Average Estimated Duration
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2006	2007	2008	2009	2010	Thereafter
Receive fixed interest rate swaps(1)	$(1,390)								4.17
Notional amount		$108,985	$4,337	$13,080	$6,144	$39,107	$10,387	$35,930
Weighted average fixed rate		4.62%	4.75%	4.66%	4.02%	4.51%	4.43%	4.77%
Pay fixed interest rate swaps(1)	(408)								3.85
Notional amount		$102,281	$5,100	$55,925	$10,152	$—	$—	$31,104
Weighted average fixed rate		4.61%	3.23%	4.46%	4.24%	—%	—%	5.21%
Basis swaps	(644)
Notional amount(3)		$17,806	$514	$174	$884	$2,839	$3,094	$10,301
Option products(2)	1,349
Notional amount(3)		57,246	—	—	57,246	—	—	—
Foreign exchange contracts	909
Notional amount		16,061	1,335	51	1,436	1,826	3,485	7,928
Futures and forward rate contracts(4)	(202)
Notional amount(3)		34,716	34,716	—	—	—	—	—

Net ALM contracts	$(386)

December 31, 2004
		Expected Maturity							Average Estimated Duration
(Dollars in millions, average estimated duration in years)	Fair Value	Total	2005	2006	2007	2008	2009	Thereafter
Receive fixed interest rate swaps(1)	$(880)								4.43
Notional amount		$167,324	$2,580	$7,290	$23,598	$46,917	$25,601	$61,338
Weighted average fixed rate		4.04%	4.78%	4.52%	3.11%	3.47%	3.83%	4.83%
Pay fixed interest rate swaps(1)	(2,248)								4.77
Notional amount		$157,837	$39	$6,320	$62,584	$16,136	$10,289	$62,469
Weighted average fixed rate		4.24%	5.01%	3.54%	3.58%	3.91%	3.85%	5.13%
Basis swaps	(4)
Notional amount(3)		$6,700	$500	$4,400	$—	$—	$—	$1,800
Option products(2)	3,492
Notional amount(3)		323,835	145,200	90,000	17,500	58,404	—	12,731
Foreign exchange contracts	2,748
Notional amount		13,606	71	1,529	55	1,587	2,091	8,273
Futures and forward rate contracts(4)	287
Notional amount(3)		(10,889)	10,111	(21,000)	—	—	—	—

Net ALM contracts	$3,395

(1)	At December 31, 2005, $46.6 billion of the receive fixed swap notional amount and $41.9 billion of the pay fixed swap notional amount represented forward starting swaps that will not be effective until their respective contractual start dates. At December 31, 2004, $39.9 billion of the receive fixed swap notional amount and $75.9 billion of the pay fixed swap notional amount represented forward starting swaps that will not be effective until their respective contractual start dates.
(2)	Option products include caps, floors, swaptions and exchange-traded options on index futures contracts. These strategies may include option collars or spread strategies, which involve the buying and selling of options on the same underlying security or interest rate index.
(3)	Reflects the net of long and short positions.
(4)	Futures and forward rate contracts include Eurodollar futures, U.S. Treasury futures, and forward purchase and sale contracts.

The Corporation uses interest rate and foreign exchange rate derivative instruments to hedge the variability in the cash flows of its variable rate assets and liabilities, and other forecasted transactions (cash flow hedges). The net losses on both open and closed derivative instruments recorded in Accumulated OCI net-of-tax at December 31, 2005 was $(4.3) billion. These net losses are expected to be reclassified into earnings in the same period when the hedged item affects earnings and will decrease income or increase expense on the respective hedged items. Assuming no change in open cash flow derivative hedge positions and no changes to interest and foreign exchange rates beyond what is implied in forward yield curves at December 31, 2005, the net losses are expected to be reclassified into earnings as follows: 9 percent within the next year, 57 percent within five years, 82 percent within 10 years, with the remaining 18 percent thereafter. For more information on derivatives designated as cash flow hedges, see Note 5 of the Consolidated Financial Statements.

The amount included in Accumulated OCI for terminated derivative contracts was a loss of $2.5 billion and a gain of $143 million, net-of-tax, at December 31, 2005 and 2004. The decrease was due primarily to the termination of derivative contracts with previously unrealized losses caused by interest rate fluctuations.

Mortgage Banking Risk Management

Interest rate lock commitments (IRLCs) on loans intended to be sold are subject to interest rate risk between the date of the IRLC and the date the loan is funded. Loans held-for-sale are subject to interest rate risk from the date of funding until the loans are sold to the secondary market. To hedge interest rate risk, we utilize forward loan sale commitments and other derivative instruments including purchased options. These instruments are used either as an economic hedge of IRLCs and loans held-for-sale, or designated as a cash flow hedge of loans held-for-sale, in which case their net-of-tax unrealized gains and losses are included in Accumulated OCI. At December 31, 2005, the notional amount of derivatives hedging the IRLCs and loans held-for-sale was $26.9 billion. The related net-of-tax unrealized loss on the derivatives designated as cash flow hedges included in Accumulated OCI at December 31, 2005 was $3 million. The notional amount of the IRLCs adjusted for fallout in the pipeline at December 31, 2005 was $4.3 billion. The amount of loans held-for-sale at December 31, 2005 was $6.1 billion.

We manage changes in the value of MSRs by entering into derivative financial instruments and by purchasing and selling securities. MSRs are an intangible asset created when the underlying mortgage loan is sold to investors and we retain the right to service the loan. As of December 31, 2005, the consumer MSR balance was $2.7 billion, or 13 percent higher than December 31, 2004. For more information on consumer MSRs, refer to page 21.

We designate certain derivatives such as purchased options and interest rate swaps as fair value hedges of specified MSRs under SFAS 133. At December 31, 2005, the amount of MSRs identified as being hedged by derivatives in accordance with SFAS 133 was approximately $2.3 billion. The notional amount of the derivative contracts designated as SFAS 133 hedges of MSRs at December 31, 2005 was $33.7 billion. The changes in the fair values of the derivative contracts are substantially offset by changes in the fair values of the MSRs that are hedged by these derivative contracts. During 2005, the change in value attributed to SFAS 133 hedged MSRs was $291 million, offset by derivative hedge losses of $124 million.

In addition, we hold additional derivatives and certain securities (i.e. mortgage-backed securities) as economic hedges of MSRs, which are not designated as SFAS 133 accounting hedges. During 2005, Interest Income from securities used as an economic hedge of MSRs of $18 million was recognized. At December 31, 2005, the amount of MSRs covered by such economic hedges was $250 million. At December 31, 2005, the unrealized loss on AFS Securities held as economic hedges of MSRs was $29 million compared to an unrealized gain of $21 million on December 31, 2004.

See Notes 1 and 9 of the Consolidated Financial Statements for additional information.

Operational Risk Management

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems, including system conversions and integration, and external events. Successful operational risk management is particularly important to a diversified financial services company like ours because of the very nature, volume and complexity of our various businesses.

In keeping with our management governance structure, the lines of business are responsible for all the risks within the business including operational risks. Such risks are managed through corporate-wide or line of business specific policies and procedures, controls, and monitoring tools. Examples of these include personnel management practices, data reconciliation processes, fraud management units, transaction processing monitoring and analysis, business recovery planning, and new product introduction processes.

We approach operational risk from two perspectives, enterprise-wide and line of business-specific. The Compliance and Operational Risk Committee, chartered in 2005 as a subcommittee of the Finance Committee, provides consistent communication and oversight of significant operational and compliance issues and oversees the adoption of best practices. Two groups within Risk Management, Compliance Risk Management and Enterprise Operational Risk

Management, facilitate the consistency of effective policies, industry best practices, controls and monitoring tools for managing and assessing operational risks across the Corporation. These groups also work with the line of business executives and their Risk Management counterparts to implement appropriate policies, processes and assessments at the line of business level and support groups. Compliance and operational risk awareness is also driven across the Corporation through training and strategic communication efforts. For selected risks, we establish specialized support groups, for example, Information Security and Supply Chain Management. These specialized groups develop corporate-wide risk management practices, such as an information security program and a supplier program to ensure suppliers adopt appropriate policies and procedures when performing work on behalf of the Corporation. These specialized groups also assist the lines of business in the development and implementation of risk management practices specific to the needs of the individual businesses.

At the line of business level, the Line of Business Risk Executives are responsible for adherence to corporate practices and oversight of all operational risks in the line of business they support. Operational and compliance risk management, working in conjunction with senior line of business executives, have developed key tools to help manage, monitor and summarize operational risk. One tool the businesses and executive management utilize is a corporate-wide self-assessment process, which helps to identify and evaluate the status of risk issues, including mitigation plans, if appropriate. Its goal is to continuously assess changing market and business conditions and evaluate all operational risks impacting the line of business. The self-assessment process assists in identifying emerging operational risk issues and determining at the line of business or corporate level how they should be managed. In addition to information gathered from the self-assessment process, key operational risk indicators have been developed and are used to help identify trends and issues on both a corporate and a line of business level.

More generally, we mitigate operational risk through a broad-based approach to process management and process improvement. Improvement efforts are focused on reduction of variation in outputs. We have a dedicated Quality and Productivity team to manage and certify the process management and improvement efforts.

Recent Accounting and Reporting Developments

See Note 1 of the Consolidated Financial Statements for a discussion of recently issued or proposed accounting pronouncements.

Complex Accounting Estimates

Our significant accounting principles as described in Note 1 of the Consolidated Financial Statements, are essential in understanding Management’s Discussion and Analysis of Results of Operations and Financial Condition. Many of our significant accounting principles require complex judgments to estimate values of assets and liabilities. We have procedures and processes to facilitate making these judgments.

The more judgmental estimates are summarized below. We have identified and described the development of the variables most important in the estimation process that, with the exception of accrued taxes, involves mathematical models to derive the estimates. In many cases, there are numerous alternative judgments that could be used in the process of determining the inputs to the model. Where alternatives exist, we have used the factors that we believe represent the most reasonable value in developing the inputs. Actual performance that differs from our estimates of the key variables could impact Net Income. Separate from the possible future impact to Net Income from input and model variables, the value of our lending portfolio and market sensitive assets and liabilities may change subsequent to the balance sheet measurement, often significantly, due to the nature and magnitude of future credit and market conditions. Such credit and market conditions may change quickly and in unforeseen ways and the resulting volatility could have a significant, negative effect on future operating results. These fluctuations would not be indicative of deficiencies in our models or inputs.

Allowance for Credit Losses

The allowance for credit losses is our estimate of probable losses in the loans and leases portfolio and within our unfunded lending commitments. Changes to the allowance for credit losses are reported in the Consolidated Statement of Income in the Provision for Credit Losses. Our process for determining the allowance for credit losses is discussed in the Credit Risk Management section beginning on page 37 and Note 1 of the Consolidated Financial Statements. Due to the variability in the drivers of the assumptions made in this process, estimates of the portfolio’s inherent risks and overall collectibility change with changes in the economy, individual industries, countries and individual borrowers’ or counterparties’ ability and willingness to repay their obligations. The degree to which any particular assumption affects the allowance for credit losses depends on the severity of the change and its relationship to the other assumptions.

Key judgments used in determining the allowance for credit losses include: (i) risk ratings for pools of commercial loans and leases, (ii) market and collateral values and discount rates for individually evaluated loans, (iii) product type classifications for consumer and commercial loans and leases, (iv) loss rates used for consumer and commercial loans and leases, (v) adjustments made to assess current events and conditions, (vi) considerations regarding domestic and global economic uncertainty, and (vii) overall credit conditions.

Our Allowance for Loan and Lease Losses is sensitive to the risk rating assigned to commercial loans and leases and to the loss rates used for the consumer and commercial portfolios. Assuming a downgrade of one level in the internal risk rating for commercial loans and leases, except loans already risk rated Doubtful as defined by regulatory authorities, the Allowance for Loan and Lease Losses for the commercial portfolio would increase by approximately $894 million at December 31, 2005. The Allowance for Loan and Lease Losses as a percentage of loan and lease outstandings at December 31, 2005 was 1.40 percent and this hypothetical increase in the allowance would raise the ratio to approximately 1.56 percent. A 10 percent increase in the loss rates used on the consumer and commercial loan and lease portfolios would increase the Allowance for Loan and Lease Losses at December 31, 2005 by approximately $348 million, of which $283 million would relate to consumer and $65 million to commercial.

These sensitivity analyses do not represent management’s expectations of the deterioration in risk ratings or the increases in loss rates but are provided as hypothetical scenarios to assess the sensitivity of the Allowance for Loan and Lease Losses to changes in key inputs. We believe the risk ratings and loss severities currently in use are appropriate and that the probability of a downgrade of one level of the internal credit ratings for commercial loans and leases within a short period of time is remote.

The process of determining the level of the allowance for credit losses requires a high degree of judgment. It is possible that others, given the same information, may at any point in time reach different reasonable conclusions.

Fair Value of Financial Instruments

Trading Account Assets and Liabilities are recorded at fair value, which is primarily based on actively traded markets where prices are based on either direct market quotes or observed transactions. Liquidity is a significant factor in the determination of the fair value of Trading Account Assets or Liabilities. Market price quotes may not be readily available for some positions, or positions within a market sector where trading activity has slowed significantly or ceased. Situations of illiquidity generally are triggered by the market’s perception of credit uncertainty regarding a single company or a specific market sector. In these instances, fair value is determined based on limited available market information and other factors, principally from reviewing the issuer’s financial statements and changes in credit ratings made by one or more rating agencies. At December 31, 2005, $4.9 billion, or four percent, of Trading Account Assets were fair valued using these alternative approaches. An immaterial amount of Trading Account Liabilities were fair valued using these alternative approaches at December 31, 2005.

Trading Account Profits, which represent the net amount earned from our trading positions, can be volatile and are largely driven by general market conditions and customer demand. Trading Account Profits are dependent on the volume and type of transactions, the level of risk assumed, and the volatility of price and rate movements at any given time. To evaluate risk in our trading activities, we focus on the actual and potential volatility of individual positions as well as portfolios. At a portfolio and corporate level, we use trading limits, stress testing and tools such as VAR modeling, which estimates a potential loss which is not expected to be exceeded with a specified confidence level, to measure and manage market risk. At December 31, 2005, the amount of our VAR was $61 million based on a 99 percent confidence level. For more information on VAR, see pages 55 through 57.

The fair values of Derivative Assets and Liabilities include adjustments for market liquidity, counterparty credit quality, future servicing costs and other deal specific factors, where appropriate. To ensure the prudent application of estimates and management judgment in determining the fair value of Derivative Assets and Liabilities, various processes and controls have been adopted, which include: a Model Validation Policy that requires a review and approval of quantitative models used for deal pricing, financial statement fair value determination and risk quantification; a Trading Product Valuation Policy that requires verification of all traded product valuations; and a periodic review and substantiation of daily profit and loss reporting for all traded products. These processes and controls are performed independently of the business segment.

The fair values of Derivative Assets and Liabilities traded in the over-the-counter market are determined using quantitative models that require the use of multiple market inputs including interest rates, prices, and indices to generate continuous yield or pricing curves and volatility factors, which are used to value the position. The predominance of market inputs are actively quoted and can be validated through external sources, including brokers, market transactions and third-party pricing services. Estimation risk is greater for derivative asset and liability positions that are either option-based or have longer maturity dates where observable market inputs are less readily available or are unobservable, in which case quantitative based extrapolations of rate, price or index scenarios are used in determining fair values. At December 31, 2005, the fair values of Derivative Assets and Liabilities determined by these quantitative models were $10.5 billion and $6.4 billion. These amounts reflect the full fair value of the derivatives and do not isolate the discrete value associated with the subjective valuation variable. Further, they represent four percent and three percent of Derivative Assets and Liabilities, before the impact of legally enforceable master netting agreements. For the year ended December 31, 2005, there were no changes to the quantitative models, or uses of such models, that resulted in a material adjustment to the income statement.

The Corporation recognizes gains and losses at inception of a derivative contract only if the fair value of the contract is evidenced by a quoted market price in an active market, an observable price or other market transaction, or other observable data supporting a valuation model. For those gains and losses not evidenced by the above mentioned market data, the transaction price is used as the fair value of the derivative contract. Any difference between the transaction price and the model fair value is considered an unrecognized gain or loss at inception of the contract. Previously unrecognized gains and losses are recorded in income using the straight line method of amortization over the contractual life of the derivative contract. Earlier recognition of the full unrecognized gain or loss is permitted if the trade is terminated early, subsequent market activity is observed which supports the model fair value of the contract, or significant inputs used in the valuation model become observable.

AFS Securities are recorded at fair value, which is generally based on direct market quotes from actively traded markets.

Principal Investing

Principal Investing is included within Equity Investments included in All Other and is discussed in more detail in Business Segment Operations beginning on page 15. Principal Investing is comprised of a diversified portfolio of investments in privately-held and publicly-traded companies at all stages, from start-up to buyout. These investments are made either directly in a company or held through a fund. Some of these companies may need access to additional cash to support their long-term business models. Market conditions and company performance may impact whether funding is available from private investors or the capital markets.

Investments with active market quotes are carried at estimated fair value; however, the majority of our investments do not have publicly available price quotations. At December 31, 2005, we had nonpublic investments of $6.1 billion or approximately 95 percent of the total portfolio. Valuation of these investments requires significant management judgment. Management determines values of the underlying investments based on multiple methodologies including in-depth semi-annual reviews of the investee’s financial statements and financial condition, discounted cash flows, the prospects of the investee’s industry and current overall market conditions for similar investments. In addition, on a quarterly basis as events occur or information comes to the attention of management that indicates a change in the value of an investment is warranted, investments are adjusted from their original invested amount to estimated fair values at the balance sheet date with changes being recorded in Equity Investment Gains in the Consolidated Statement of Income. Investments are not adjusted above the original amount invested unless there is clear evidence of a fair value in excess of the original invested amount. This evidence is often in the form of a recent transaction in the investment. As part of the valuation process, senior management reviews the portfolio and determines when an impairment needs to be recorded. The Principal Investing portfolio is not material to our Consolidated Balance Sheet, but the impact of the valuation adjustments may be material to our operating results for any particular quarter.

Accrued Income Taxes

As more fully described in Notes 1 and 18 of the Consolidated Financial Statements, we account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (SFAS 109). Accrued income taxes, reported as a component of Accrued Expenses and Other Liabilities on our Consolidated Balance Sheet, represents the net amount of current income taxes we expect to pay to or receive from various taxing jurisdictions attributable to our operations to date. We currently file income tax returns in more than 100 jurisdictions and consider many factors—including statutory, judicial and regulatory guidance—in estimating the appropriate accrued income taxes for each jurisdiction.

In applying the principles of SFAS 109, we monitor relevant tax authorities and change our estimate of accrued income taxes due to changes in income tax laws and their interpretation by the courts and regulatory authorities. These revisions of our estimate of accrued income taxes, which also may result from our own income tax planning and from the resolution of income tax controversies, can materially affect our operating results for any given quarter.

Goodwill and Other Intangibles

The nature of and accounting for Goodwill and Other Intangibles is discussed in detail in Notes 1 and 10 of the Consolidated Financial Statements. Goodwill is reviewed for potential impairment at the reporting unit level on an annual basis, or in interim periods if events or circumstances indicate a potential impairment. The reporting units utilized for this test were those that are one level below the business segments identified on page 15. The impairment test is performed in two steps. The first step of the Goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including Goodwill. If the fair value of the reporting unit exceeds its carrying amount, Goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, the second step must be performed. The second step compares the implied fair value of the reporting unit’s Goodwill, as defined in SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), with the carrying amount of that Goodwill. An impairment loss is recorded to the extent that the carrying amount of Goodwill exceeds its implied fair value.

For Intangible Assets subject to amortization, impairment exists when the carrying amount of the Intangible Asset exceeds its fair value. An impairment loss shall be recognized only if the carrying amount of the Intangible Asset is not recoverable and exceeds its fair value. The carrying amount of the Intangible Asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from it. An Intangible Asset subject to amortization shall be tested for recoverability whenever events or changes in circumstances, such as a significant or adverse change in the business climate that could affect the value of the Intangible Asset, indicate that its carrying amount may not be recoverable. An impairment loss shall be measured as the amount by which the carrying amount of the Intangible Asset exceeds its fair value.

The fair values of the reporting units were determined using a combination of valuation techniques consistent with the income approach and the market approach and the fair values of the Intangible Assets were determined using the income approach. For purposes of the income approach, discounted cash flows were calculated by taking the net present value of estimated cash flows using a combination of historical results, estimated future cash flows and an appropriate price to earnings multiple. We use our internal forecasts to estimate future cash flows and actual results may differ from forecasted results. However, these differences have not been material and we believe that this methodology provides a reasonable means to determine fair values. Cash flows were discounted using a discount rate based on expected equity return rates, which was 11 percent for 2005. Expected rates of equity returns were estimated based on historical market returns and risk/return rates for similar industries of the reporting unit. For purposes of the market approach, valuations of reporting units were based on actual comparable market transactions and market earnings multiples for similar industries of the reporting unit.

Our evaluations for the year ended December 31, 2005 indicated there was no impairment of Goodwill and Other Intangibles.

2004 Compared to 2003

The following discussion and analysis provides a comparison of our results of operations for 2004 and 2003. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes. In addition, Tables 2 and 3 contain financial data to supplement this discussion.

Overview

Net Income

Net Income totaled $13.9 billion, or $3.64 per diluted common share, in 2004 compared to $10.8 billion, or $3.55 per diluted common share, in 2003. The return on average common shareholders’ equity was 16.47 percent in 2004 compared to 21.50 percent in 2003. These earnings provided sufficient cash flow to allow us to return $8.8 billion and $9.8 billion in 2004 and 2003, in capital to shareholders in the form of dividends and share repurchases, net of employee stock options exercised.

Net Interest Income

Net Interest Income on a FTE basis increased $7.5 billion to $28.7 billion in 2004. This increase was driven by the impact of FleetBoston, higher ALM portfolio levels (primarily consisting of securities and whole loan mortgages), the impact of higher rates, growth in consumer loan levels (primarily credit card and home equity) and higher core deposit funding levels. Partially offsetting these increases were reductions in the large corporate and foreign loan balances, lower trading-related contributions, lower mortgage warehouse levels and the continued runoff of previously exited consumer businesses. The net interest yield on a FTE basis declined nine bps to 3.17 percent in 2004 due to the adverse impact of increased trading-related balances, which have a lower yield than other earning assets.

Noninterest Income

Noninterest Income increased $3.7 billion to $21.0 billion in 2004, due primarily to increases in Card Income of $1.5 billion, Service Charges of $1.4 billion, Investment and Brokerage Services of $1.2 billion, Equity Investment Gains of $648 million, and Trading Account Profits of $461 million. Card Income increased due to increased fees and interchange income, including the impact of the FleetBoston card portfolio. Investment and Brokerage Services increased due to the impact of the FleetBoston business as well as market appreciation. Service Charges grew driven by organic account growth and the impact of FleetBoston customers. Offsetting these increases was lower Mortgage Banking Income of $1.5 billion due to lower production levels, a decrease in the gains on sales of loans to the secondary market and writedowns of the value of MSRs.

Provision for Credit Losses

The Provision for Credit Losses declined $70 million to $2.8 billion in 2004 driven by lower commercial net charge-offs of $748 million and continued improvements in credit quality in the commercial loan portfolio. Offsetting these decreases were increases in the Provision for Credit Losses in our consumer credit card portfolio. These increases reflected higher credit card net charge-offs of $791 million in part due to the impact of the FleetBoston credit card portfolio, organic growth and continued seasoning of accounts, and new advances on accounts for which previous loan balances were sold to the securitization trusts. Also contributing to the consumer provision was the establishment of reserves for changes made to card minimum payment requirements.

Gains on Sales of Debt Securities

Gains on Sales of Debt Securities in 2004 and 2003, were $1.7 billion and $941 million, as we continued to reposition the ALM portfolio in response to interest rate fluctuations and to manage mortgage prepayment risk.

Noninterest Expense

Noninterest Expense increased $6.9 billion in 2004 from 2003, due primarily to higher Personnel Expense, increased Other General Operating Expense, and higher Merger and Restructuring Charges. Personnel Expense increased $3.0 billion primarily due to the impact of FleetBoston associates. Other General Operating Expense increased $1.5 billion related to the impact of FleetBoston, $370 million of litigation expenses incurred during 2004 and the $285 million related to the mutual fund settlement. Merger and Restructuring Charges were $618 million in connection with the integration of FleetBoston’s operations.

Income Tax Expense

Income Tax Expense was $7.0 billion, reflecting an effective tax rate of 33.3 percent, in 2004 compared to $5.0 billion and 31.8 percent, in 2003. The difference in the effective tax rate between years resulted primarily from the application of purchase accounting to certain leveraged leases acquired in the FleetBoston merger, an increase in state tax expense generally related to higher tax rates in the Northeast and the reduction in 2003 of Income Tax Expense resulting from a tax settlement with the Internal Revenue Service.

Business Segment Operations

Global Consumer and Small Business Banking

Total Revenue increased $5.3 billion, or 27 percent, in 2004 compared to 2003, primarily due to the impact of FleetBoston. Overall loan and deposit growth from the impact of FleetBoston customers contributed to the $4.7 billion, or 42 percent, increase in Net Interest Income. This increase was largely due to the net effect of growth in consumer loans and leases, deposit balances and ALM activities. Increases in Card Income and Service Charges drove the $604 million, or seven percent, increase in Noninterest Income. FleetBoston also contributed to the increase in Noninterest Income. Partially offsetting these increases was a decrease in Mortgage Banking Income. Net Income rose $583 million, or 11 percent, due to the increases in Net Interest Income and Noninterest Income discussed above, offset by increases in the Provision for Credit Losses and Noninterest Expense. Higher credit card net charge-offs, the impact of the FleetBoston credit card portfolio, organic growth and seasoning of credit card accounts, new advances on accounts for which previous loan balances were sold to the securitization trusts, and increases in card minimum payment requirements resulted in a $1.6 billion, or 97 percent, increase in the Provision for Credit Losses. Noninterest Expense increased $2.7 billion, or 29 percent, due to increases in Personnel Expense, Processing Costs and Other General Operating Expense related to the impact of FleetBoston.

Global Corporate and Investment Banking

Total Revenue increased $4.2 billion, or 29 percent, in 2004 compared to 2003. Net Interest Income increased $2.2 billion, or 26 percent, largely due to the increase in commercial loans and leases, deposit balances driven by the impact of FleetBoston earning assets and the net results of ALM activities, partially offset by a decrease in market-based Net Interest Income. Noninterest Income increased $2.1 billion, or 35 percent due to increases in Trading Account Profits, Service Charges and other noninterest income, and the impact of FleetBoston. Noninterest Expense increased $2.7 billion, or 35 percent, due to the impact of FleetBoston, an increase in litigation-related charges, higher incentive compensation for market-based activities, and this segment’s allocation of the mutual fund settlement. Net Income rose $2.0 billion, or 52 percent, due to the increases discussed above. Also impacting Net Income was the Provision for Credit Losses which declined $1.7 billion to negative $886 million, driven by a notable improvement in credit quality and a reduction in net charge-offs.

Global Wealth and Investment Management

Total Revenue increased $2.0 billion, or 49 percent, in 2004. Net Interest Income increased $967 million, or 49 percent, due to growth in Deposits, loan growth and the impact of FleetBoston earning assets to the portfolio.

Noninterest Income increased $1.0 billion, or 48 percent, driven by increased Investment and Brokerage Services revenue primarily due to the impact of FleetBoston. Net Income increased $381 million, or 30 percent. This increase was due to the increases in Net Interest Income and Noninterest Income offset by higher Noninterest Expense. Noninterest Expense increased $1.4 billion, or 67 percent, related to the impact of FleetBoston and this segment’s allocation of the mutual fund settlement.

All Other

In 2004 compared to 2003, Total Revenue decreased $274 million, or 44 percent. Net Interest Income decreased $291 million to negative $636 million primarily due to a reduction of capital in Other as more capital was deployed to the business segments. Offsetting this decrease was a $166 million increase in total revenue associated with the change in the fair value derivatives used as economic hedges of interest and foreign exchange rate fluctuations that do not qualify for SFAS 133 hedge accounting. Provision for Credit Losses increased $45 million, or 15 percent. Gains on Sales of Debt Securities increased $675 million to $1.6 billion in 2004 as we continued to reposition the ALM portfolio in response to changes in interest rates and to manage mortgage prepayment risk. Other Noninterest Expense increased $43 million and included Merger and Restructuring Charges of $618 million in 2004. As a result of the items discussed above,, Net Income improved $199 million.

Table I

Average Balances and Interest Rates—FTE Basis

	2005			2004 (Restated)			2003 (Restated)
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$14,286	$472	3.30%	$14,254	$362	2.54%	$9,056	$172	1.90%
Federal funds sold and securities purchased under agreements to resell	169,132	5,012	2.96	128,981	1,940	1.50	78,857	1,266	1.61
Trading account assets	133,502	5,883	4.41	104,616	4,092	3.91	97,222	4,005	4.12
Securities	219,843	11,047	5.03	150,171	7,320	4.88	70,644	3,135	4.44
Loans and leases(1):
Residential mortgage	173,773	9,424	5.42	167,270	9,056	5.42	127,131	6,873	5.41
Credit card	53,997	6,253	11.58	43,435	4,653	10.71	28,210	2,886	10.23
Home equity lines	56,289	3,412	6.06	39,400	1,835	4.66	22,890	1,040	4.55
Direct/Indirect consumer	44,981	2,589	5.75	38,078	2,093	5.50	32,593	1,964	6.03
Other consumer(2)	6,908	667	9.67	7,717	594	7.70	8,865	588	6.63

Total consumer	335,948	22,345	6.65	295,900	18,231	6.16	219,689	13,351	6.08

Commercial—domestic	128,034	8,266	6.46	114,644	6,978	6.09	93,458	6,441	6.89
Commercial real estate	34,304	2,046	5.97	28,085	1,263	4.50	20,042	862	4.30
Commercial lease financing	20,441	992	4.85	17,483	819	4.68	10,061	395	3.92
Commercial—foreign	18,491	1,292	6.99	16,505	850	5.15	12,970	460	3.55

Total commercial	201,270	12,596	6.26	176,717	9,910	5.61	136,531	8,158	5.98

Total loans and leases	537,218	34,941	6.50	472,617	28,141	5.95	356,220	21,509	6.04

Other earning assets	38,013	2,103	5.53	34,634	1,815	5.24	37,599	1,729	4.60

Total earning assets(3)	1,111,994	59,458	5.35	905,273	43,670	4.82	649,598	31,816	4.90

Cash and cash equivalents	33,199			28,511			22,637
Other assets, less allowance for loan and lease losses	124,699			110,847			76,869

Total assets	$1,269,892			$1,044,631			$749,104

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$36,602	$211	0.58%	$33,959	$119	0.35%	$24,538	$108	0.44%
NOW and money market deposit accounts	227,722	2,839	1.25	214,542	1,921	0.90	148,896	1,236	0.83
Consumer CDs and IRAs	124,385	4,091	3.29	94,770	2,540	2.68	70,246	2,556	3.64
Negotiable CDs, public funds and other time deposits	6,865	250	3.65	5,977	290	4.85	7,627	130	1.70

Total domestic interest-bearing deposits	395,574	7,391	1.87	349,248	4,870	1.39	251,307	4,030	1.60

Foreign interest-bearing deposits(4):
Banks located in foreign countries	22,945	1,202	5.24	18,426	679	3.68	13,959	285	2.04
Governments and official institutions	7,418	238	3.21	5,327	97	1.82	2,218	31	1.40
Time, savings and other	31,603	661	2.09	27,739	275	0.99	19,027	216	1.14

Total foreign interest-bearing deposits	61,966	2,101	3.39	51,492	1,051	2.04	35,204	532	1.51

Total interest-bearing deposits	457,540	9,492	2.08	400,740	5,921	1.48	286,511	4,562	1.59

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	326,408	11,615	3.56	227,565	4,072	1.79	140,458	1,871	1.33
Trading account liabilities	57,689	2,364	4.10	35,326	1,317	3.73	37,176	1,286	3.46
Long-term debt	97,709	4,418	4.52	92,303	3,683	3.99	67,077	2,948	4.40

Total interest-bearing liabilities(3)	939,346	27,889	2.97	755,934	14,993	1.98	531,222	10,667	2.01

Noninterest-bearing sources:
Noninterest-bearing deposits	174,892			150,819			119,722
Other liabilities	55,793			53,063			48,069
Shareholders’ equity	99,861			84,815			50,091

Total liabilities and shareholders’ equity	$1,269,892			$1,044,631			$749,104

Net interest spread			2.38			2.84			2.89
Impact of noninterest-bearing sources			0.46			0.33			0.37

Net interest income/yield on earning assets		$31,569	2.84%		$28,677	3.17%		$21,149	3.26%

(1)	Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis.
(2)	Includes consumer finance of $3,137 million, $3,735 million and $4,137 million in 2005, 2004 and 2003, respectively; foreign consumer of $3,565 million, $3,020 million and $1,977 million in 2005, 2004 and 2003, respectively; and consumer lease financing of $206 million, $962 million and $2,751 million in 2005, 2004 and 2003, respectively.
(3)	Interest income includes the impact of interest rate risk management contracts, which increased interest income on the underlying assets $704 million, $2,130 million and $2,581 million in 2005, 2004 and 2003, respectively. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on the underlying liabilities $1,335 million, $1,452 million and $873 million in 2005, 2004 and 2003, respectively. For further information on interest rate contracts, see “Interest Rate Risk Management” beginning on page 57.
(4)	Primarily consists of time deposits in denominations of $100,000 or more.

Table II

Analysis of Changes in Net Interest Income—FTE Basis

	From 2004 to 2005			From 2003 to 2004
	(Restated)			(Restated)
	Due to Change in(1)		Net Change	Due to Change in(1)		Net Change
(Dollars in millions)	Volume	Rate		Volume	Rate
Increase (decrease) in interest income
Time deposits placed and other short-term investments	$1	$109	$110	$99	$91	$190
Federal funds sold and securities purchased under agreements to resell	597	2,475	3,072	811	(137)	674
Trading account assets	1,128	663	1,791	305	(218)	87
Securities	3,408	319	3,727	3,533	652	4,185
Loans and leases:
Residential mortgage	362	6	368	2,176	7	2,183
Credit card	1,130	470	1,600	1,557	210	1,767
Home equity lines	788	789	1,577	753	42	795
Direct/Indirect consumer	381	115	496	332	(203)	129
Other consumer	(62)	135	73	(76)	82	6

Total consumer			4,114			4,880

Commercial—domestic	819	469	1,288	1,458	(921)	537
Commercial real estate	281	502	783	346	55	401
Commercial lease financing	138	35	173	290	134	424
Commercial—foreign	102	340	442	126	264	390

Total commercial			2,686			1,752

Total loans and leases			6,800			6,632

Other earning assets	177	111	288	(136)	222	86

Total interest income			$15,788			$11,854

Increase (decrease) in interest expense
Domestic interest-bearing deposits:
Savings	$9	$83	$92	$41	$(30)	$11
NOW and money market deposit accounts	128	790	918	545	140	685
Consumer CDs and IRAs	781	770	1,551	894	(910)	(16)
Negotiable CDs, public funds and other time deposits	43	(83)	(40)	(28)	188	160

Total domestic interest-bearing deposits			2,521			840

Foreign interest-bearing deposits:
Banks located in foreign countries	165	358	523	91	303	394
Governments and official institutions	38	103	141	44	22	66
Time, savings and other	38	348	386	100	(41)	59

Total foreign interest-bearing deposits			1,050			519

Total interest-bearing deposits			3,571			1,359

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	1,771	5,772	7,543	1,156	1,045	2,201
Trading account liabilities	835	212	1,047	(64)	95	31
Long-term debt	216	519	735	1,113	(378)	735

Total interest expense			12,896			4,326

Net increase in net interest income			$2,892			$7,528

(1)	The changes for each category of interest income and expense are divided between the portion of change attributable to the variance in volume or rate for that category. The unallocated change in rate or volume variance has been allocated between the rate and volume variances.

Table III

Selected Loan Maturity Data(1)

	December 31, 2005
(Dollars in millions)	Due in One Year or Less	Due After One Year Through Five Years	Due After Five Years	Total
Commercial—domestic	$52,186	$56,557	$31,790	$140,533
Commercial real estate—domestic	13,830	17,976	3,375	35,181
Foreign(2)	20,801	4,518	437	25,756

Total selected loans	$86,817	$79,051	$35,602	$201,470

Percent of total	43.1%	39.2%	17.7%	100.0%

Sensitivity of loans to changes in interest rates for loans due after one year:
Fixed interest rates		$8,927	$14,737
Floating or adjustable interest rates		70,124	20,865

Total		$79,051	$35,602

(1)	Loan maturities are based on the remaining maturities under contractual terms.
(2)	Loan maturities include other consumer, commercial—foreign and commercial real estate loans.

Table IV

Short-term Borrowings

	2005		2004		2003
			(Restated)		(Restated)
(Dollars in millions)	Amount	Rate	Amount	Rate	Amount	Rate
Federal funds purchased
At December 31	$2,715	4.06%	$3,108	2.23%	$2,356	0.92%
Average during year	3,670	3.09	3,724	1.31	5,736	1.10
Maximum month-end balance during year	5,964	—	7,852	—	7,877	—

Securities sold under agreements to repurchase
At December 31	237,940	4.26	116,633	2.23	75,690	1.12
Average during year	227,081	3.62	161,494	1.86	102,074	1.15
Maximum month-end balance during year	273,544	—	191,899	—	124,746	—

Commercial paper
At December 31	24,968	4.21	25,379	2.09	7,605	1.09
Average during year	26,335	3.22	21,178	1.45	2,976	1.29
Maximum month-end balance during year	31,380	—	26,486	—	9,136	—

Other short-term borrowings
At December 31	91,301	4.58	53,219	2.48	27,375	1.98
Average during year	69,322	3.51	41,169	1.73	29,672	2.02
Maximum month-end balance during year	91,301	—	53,756	—	46,635	—

Table V

Non-exchange Traded Commodity Contracts

(Dollars in millions)	Asset Positions	Liability Positions
Net fair value of contracts outstanding, January 1, 2005	$2,195	$1,452
Effects of legally enforceable master netting agreements	4,449	4,449

Gross fair value of contracts outstanding, January 1, 2005	6,644	5,901
Contracts realized or otherwise settled	(1,990)	(1,947)
Fair value of new contracts	1,763	1,887
Other changes in fair value	2,240	2,074

Gross fair value of contracts outstanding, December 31, 2005	8,657	7,915
Effects of legally enforceable master netting agreements	(5,636)	(5,636)

Net fair value of contracts outstanding, December 31, 2005	$3,021	$2,279

Table VI

Non-exchange Traded Commodity Contract Maturities

	December 31, 2005
(Dollars in millions)	Asset Positions	Liability Positions
Maturity of less than 1 year	$4,295	$4,190
Maturity of 1-3 years	3,798	3,196
Maturity of 4-5 years	373	441
Maturity in excess of 5 years	191	88

Gross fair value of contracts	8,657	7,915
Effects of legally enforceable master netting agreements	(5,636)	(5,636)

Net fair value of contracts outstanding	$3,021	$2,279

Table VII

Selected Quarterly Financial Data

	2005 Quarters				2004 Quarters
(Dollars in millions, except per share information)	Fourth(2)	Third (Restated)	Second (Restated)	First (Restated)	Fourth (Restated)	Third (Restated)	Second (Restated)	First (Restated)
Income statement
Net interest income	$7,859	$7,735	$7,637	$7,506	$7,550	$7,515	$7,366	$5,529
Noninterest income	5,951	6,416	6,955	6,032	6,174	6,012	4,870	3,949
Total revenue	13,810	14,151	14,592	13,538	13,724	13,527	12,236	9,478
Provision for credit losses	1,400	1,159	875	580	706	650	789	624
Gains on sales of debt securities	71	29	325	659	101	333	795	495
Noninterest expense	7,320	7,285	7,019	7,057	7,333	7,021	7,228	5,430
Income before income taxes	5,161	5,736	7,023	6,560	5,786	6,189	5,014	3,919
Income tax expense	1,587	1,895	2,366	2,167	1,931	2,086	1,673	1,271
Net income	3,574	3,841	4,657	4,393	3,855	4,103	3,341	2,648
Average common shares issued and outstanding (in thousands)	3,996,024	4,000,573	4,005,356	4,032,550	4,032,979	4,052,304	4,062,384	2,880,306
Average diluted common shares issued and outstanding (in thousands)	4,053,859	4,054,659	4,065,355	4,099,062	4,106,040	4,121,375	4,131,290	2,933,402

Performance ratios
Return on average assets	1.09%	1.18%	1.46%	1.49%	1.33%	1.49%	1.23%	1.28%
Return on average common shareholders’ equity	14.21	15.09	18.93	17.97	15.57	16.94	14.26	21.58
Return on average tangible common shareholders’ equity(1)	29.29	30.71	39.27	37.34	32.95	35.84	31.36	29.37
Total ending equity to total ending assets	7.86	8.12	8.13	8.16	9.03	9.19	9.37	6.23
Total average equity to total average assets	7.64	7.80	7.72	8.25	8.54	8.78	8.59	5.92
Dividend payout	56.24	52.60	38.90	41.71	47.36	44.72	49.10	43.74

Per common share data
Earnings	$0.89	$0.96	$1.16	$1.09	$0.95	$1.01	$0.82	$0.92
Diluted earnings	0.88	0.95	1.14	1.07	0.94	0.99	0.81	0.90
Dividends paid	0.50	0.50	0.45	0.45	0.45	0.45	0.40	0.40
Book value	25.32	25.28	25.16	24.45	24.70	24.29	23.54	17.23

Average balance sheet
Total loans and leases	$563,589	$539,497	$520,415	$524,921	$515,437	$503,049	$497,129	$374,047
Total assets	1,305,057	1,294,754	1,277,478	1,200,859	1,152,524	1,096,653	1,094,427	833,161
Total deposits	628,922	632,771	640,593	627,420	609,936	587,879	582,305	425,075
Long-term debt	99,601	98,326	96,697	96,167	98,556	98,116	94,655	77,751
Common shareholders’ equity	99,677	100,974	98,558	99,130	98,452	96,268	94,024	49,314
Total shareholders’ equity	99,948	101,246	98,829	99,401	98,723	96,540	94,347	49,368

Capital ratios (period end)
Risk-based capital:
Tier 1	8.25%	8.27%	8.16%	8.26%	8.20%	8.18%	8.26%	7.89%
Total	11.08	11.19	11.23	11.52	11.73	11.81	12.02	11.62
Leverage	5.91	5.90	5.66	5.86	5.89	6.00	5.87	5.55

Market price per share of common stock
Closing	$46.15	$42.10	$45.61	$44.10	$46.99	$43.33	$42.31	$40.49
High closing	46.99	45.98	47.08	47.08	47.44	44.98	42.72	41.38
Low closing	41.57	41.60	44.01	43.66	43.62	41.81	38.96	39.15

(1)	Return on average tangible common shareholders’ equity equals net income available to common shareholders plus amortization of intangibles, divided by average common shareholders’ equity less goodwill, core deposit intangibles and other intangibles.
(2)	The Corporation provided unaudited financial information relating to the fourth quarter of 2005 in the current report on Form 8-K filed on January 23, 2006.

Table VIII

Quarterly Average Balances and Interest Rates—FTE Basis

	Fourth Quarter 2005(5)			Third Quarter 2005 (Restated)
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$14,619	$132	3.59%	$14,498	$125	3.43%
Federal funds sold and securities purchased under agreements to resell	165,908	1,477	3.55	176,650	1,382	3.12
Trading account assets	139,441	1,648	4.72	142,287	1,578	4.42
Securities	221,411	2,842	5.13	225,952	2,820	4.99
Loans and leases(1):
Residential mortgage	178,764	2,424	5.42	171,012	2,298	5.37
Credit card	56,858	1,747	12.19	55,271	1,651	11.85
Home equity lines	60,571	1,012	6.63	58,046	910	6.22
Direct/Indirect consumer	47,181	703	5.91	47,900	702	5.81
Other consumer(2)	6,653	184	11.01	6,715	170	10.05

Total consumer	350,027	6,070	6.90	338,944	5,731	6.73

Commercial—domestic	137,224	2,280	6.59	127,044	2,095	6.54
Commercial real estate	36,017	597	6.58	34,663	542	6.20
Commercial lease financing	20,178	241	4.79	20,402	239	4.69
Commercial—foreign	20,143	378	7.45	18,444	349	7.51

Total commercial	213,562	3,496	6.50	200,553	3,225	6.38

Total loans and leases	563,589	9,566	6.75	539,497	8,956	6.60

Other earning assets	40,582	596	5.83	38,745	542	5.57

Total earning assets(3)	1,145,550	16,261	5.65	1,137,629	15,403	5.39

Cash and cash equivalents	33,693			32,969
Other assets, less allowance for loan and lease losses	125,814			124,156

Total assets	$1,305,057			$1,294,754

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$35,535	$68	0.76%	$35,853	$56	0.62%
NOW and money market deposit accounts	224,122	721	1.28	224,341	743	1.31
Consumer CDs and IRAs	120,321	1,029	3.39	130,975	1,094	3.31
Negotiable CDs, public funds and other time deposits	5,085	27	2.13	4,414	47	4.23

Total domestic interest-bearing deposits	385,063	1,845	1.90	395,583	1,940	1.95

Foreign interest-bearing deposits(4):
Banks located in foreign countries	24,451	355	5.77	19,707	292	5.89
Governments and official institutions	7,579	73	3.84	7,317	62	3.37
Time, savings and other	32,624	203	2.46	32,024	177	2.19

Total foreign interest-bearing deposits	64,654	631	3.87	59,048	531	3.57

Total interest-bearing deposits	449,717	2,476	2.18	454,631	2,471	2.16

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	364,140	3,855	4.20	339,980	3,190	3.72
Trading account liabilities	56,880	619	4.32	68,132	707	4.12
Long-term debt	99,601	1,209	4.85	98,326	1,102	4.48

Total interest-bearing liabilities(3)	970,338	8,159	3.34	961,069	7,470	3.09

Noninterest-bearing sources:
Noninterest-bearing deposits	179,205			178,140
Other liabilities	55,566			54,299
Shareholders’ equity	99,948			101,246

Total liabilities and shareholders’ equity	$1,305,057			$1,294,754

Net interest spread			2.31			2.30
Impact of noninterest-bearing sources			0.51			0.48

Net interest income/yield on earning assets		$8,102	2.82%		$7,933	2.78%

(1)	Nonperforming loans are included in the respective average loan balances. Income on these nonperforming loans is recognized on a cash basis.
(2)	Includes consumer finance of $2,916 million, $3,063 million, $3,212 million and $3,362 million in the fourth, third, second and first quarters of 2005, respectively, and $3,473 million in the fourth quarter of 2004; foreign consumer of $3,682 million, $3,541 million, $3,505 million and $3,532 million in the fourth, third, second and first quarters of 2005, respectively, and $3,523 million in the fourth quarter of 2004; and consumer lease financing of $55 million, $111 million, $251 million and $411 million in the fourth, third, second and first quarters of 2005, respectively, and $561 million in the fourth quarter of 2004.

	Second Quarter 2005 (Restated)			First Quarter 2005 (Restated)			Fourth Quarter 2004 (Restated)
(Dollars in millions)	Average Balance	Interest Income/ Expense	Yield/ Rate	Interest Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Earning assets
Time deposits placed and other short-term investments	$13,696	$113	3.31%	$14,327	$101	2.87%	$15,620	$128	3.24%
Federal funds sold and securities purchased under agreements to resell	185,835	1,249	2.69	147,855	904	2.46	149,226	699	1.87
Trading account assets	134,196	1,454	4.34	117,748	1,203	4.10	110,585	1,067	3.85
Securities	227,182	2,825	4.98	204,574	2,559	5.01	171,173	2,082	4.86
Loans and leases(1):
Residential mortgage	167,263	2,285	5.47	178,075	2,415	5.44	178,853	2,447	5.46
Credit card	52,474	1,481	11.32	51,310	1,373	10.85	49,366	1,351	10.88
Home equity lines	54,941	799	5.83	51,477	692	5.45	48,336	609	5.01
Direct/Indirect consumer	43,132	612	5.69	41,620	573	5.58	39,526	551	5.55
Other consumer(2)	6,968	155	8.96	7,305	158	8.75	7,557	153	8.07

Total consumer	324,778	5,332	6.58	329,787	5,211	6.38	323,638	5,111	6.29

Commercial—domestic	123,927	1,938	6.27	123,803	1,954	6.40	121,412	1,883	6.17
Commercial real estate	33,484	477	5.72	33,016	430	5.29	31,355	392	4.98
Commercial lease financing	20,446	252	4.93	20,745	260	5.01	20,204	254	5.01
Commercial—foreign	17,780	306	6.90	17,570	259	5.97	18,828	272	5.76

Total commercial	195,637	2,973	6.09	195,134	2,903	6.03	191,799	2,801	5.81

Total loans and leases	520,415	8,305	6.40	524,921	8,114	6.25	515,437	7,912	6.12

Other earning assets	37,194	512	5.52	35,466	455	5.19	35,937	457	5.08

Total earning assets(3)	1,118,518	14,458	5.18	1,044,891	13,336	5.14	997,978	12,345	4.93

Cash and cash equivalents	34,731			31,382			31,028
Other assets, less allowance for loan and lease losses	124,229			124,586			123,518

Total assets	$1,277,478			$1,200,859			$1,152,524

Interest-bearing liabilities
Domestic interest-bearing deposits:
Savings	$38,043	$52	0.54%	$37,000	$35	0.39%	$36,927	$36	0.39%
NOW and money market deposit accounts	229,174	723	1.27	233,392	651	1.13	234,596	589	1.00
Consumer CDs and IRAs	127,169	1,004	3.17	118,989	965	3.29	109,243	721	2.63
Negotiable CDs, public funds and other time deposits	7,751	82	4.22	10,291	95	3.73	7,563	81	4.27

Total domestic interest-bearing deposits	402,137	1,861	1.86	399,672	1,746	1.77	388,329	1,427	1.46

Foreign interest-bearing deposits(4):
Banks located in foreign countries	25,546	294	4.61	22,085	260	4.77	17,953	200	4.43
Governments and official institutions	7,936	59	2.97	6,831	43	2.58	5,843	33	2.21
Time, savings and other	30,973	149	1.94	30,770	133	1.75	30,459	104	1.36

Total foreign interest-bearing deposits	64,455	502	3.13	59,686	436	2.96	54,255	337	2.47

Total interest-bearing deposits	466,592	2,363	2.03	459,358	2,182	1.93	442,584	1,764	1.59

Federal funds purchased, securities sold under agreements to repurchase and other short-term borrowings	323,916	2,582	3.20	276,483	1,988	2.91	252,413	1,452	2.29
Trading account liabilities	60,987	611	4.02	44,507	427	3.89	37,387	352	3.74
Long-term debt	96,697	1,074	4.45	96,167	1,033	4.30	98,556	1,020	4.14

Total interest-bearing liabilities(3)	948,192	6,630	2.80	876,515	5,630	2.60	830,940	4,588	2.20

Noninterest-bearing sources:
Noninterest-bearing deposits	174,001			168,062			167,352
Other liabilities	56,456			56,881			55,509
Shareholders’ equity	98,829			99,401			98,723

Total liabilities and shareholders’ equity	$1,277,478			$1,200,859			$1,152,524

Net interest spread			2.38			2.54			2.73
Impact of noninterest-bearing sources			0.42			0.42			0.37

Net interest income/yield on earning assets		$7,828	2.80%		$7,706	2.96%		$7,757	3.10%

(3)	Interest income includes the impact of interest rate risk management contracts, which increased interest income on the underlying assets $29 million, $86 million, $168 million and $421 million in the fourth, third, second and first quarters of 2005, respectively, and $439 million in the fourth quarter of 2004. Interest expense includes the impact of interest rate risk management contracts, which increased interest expense on the underlying liabilities $254 million, $274 million, $303 million and $504 million in the fourth, third, second and first quarters of 2005, respectively, and $295 million in the fourth quarter of 2004. For further information on interest rate contracts, see “Interest Rate Risk Management” beginning on page 57.
(4)	Primarily consists of time deposits in denominations of $100,000 or more.
(5)	The Corporation provided unaudited financial information relating to the fourth quarter of 2005 in its current report on Form 8-K filed on January 23, 2006.